Exhibit 2.7

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DEED

SHARE PURCHASE AGREEMENT

by and among

FIFTY ID RE LIMITED

AND

ANDREW McLINTOCK, DAVID WYLLIE and ROMANA WYLLIE

Dated as of March 25, 2015

RELATING TO

MOSSCLIFF POWER LIMITED

AND

MOSSCLIFF POWER 2 LIMITED

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Exhibits

Exhibit A	Certain Definitions

Exhibit B	Permitted Liens

Exhibit C	Project Description

Exhibit D	Part I: List of Target Companies

Part II: List of Target Subsidiaries

Exhibit E	Form of Closing Financial Certificate

Exhibit F	Form of Management Agreement

Exhibit G	Allocation Schedule

Exhibit H	Form of Escrow Agreement

Annexes

Annex A	Details of Material Assets, Real Property Leases and Target Permits

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as a deed and dated as of March 25, 2015, by and among FIFTY ID RE LIMITED, a company incorporated in England with registered number 091558616 and whose registered address is at 21 Great Winchester Street, London EC2N 2JA (“FID”), and Andrew McLintock, David Wyllie and Romana Wyllie (each, a “Seller”, and collectively, the “Sellers”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the Sellers are the legal and beneficial owners of all of the issued and outstanding shares (the “Shares”) of the companies listed in Part I of Exhibit D (the “Target Companies” and each a “Target Company”);

WHEREAS, the Sellers desire to sell the Shares to FID, and FID desires to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”);

WHEREAS, LightBeam Electric Company, a Delaware corporation (“LEC”), and FID are entering into a separate agreement pursuant to which LEC will acquire all of the issued and outstanding shares of FID immediately prior to the closing of the transactions contemplated pursuant to this Agreement; and

WHEREAS, FID is entering into other separate agreements whose material terms and conditions are similar to this Agreement (the “Other Agreements”), in order to acquire additional clean energy assets (the Target Group, together with each of the other companies which FID has agreed to purchase pursuant to the Other Agreements, are collectively referred to herein as the “Founding Companies”).

NOW, THEREFORE, in consideration of the premises, and the warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

AGREEMENT

SECTION 1. PURCHASE AND SALE

1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at Closing, the Sellers shall sell to FID, and FID shall purchase from the Sellers, the Shares with full title guarantee, free and clear of all Liens. The aggregate purchase price for the Shares shall be the Cash Consideration, payable in accordance with Section 2. Unless expressly provided otherwise, the Sellers shall be jointly and severally liable for their obligations under this Agreement.

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1.2 Closing. The closing of the Acquisition (the “Closing”) will take place (a) at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 9:00 a.m. New York City time, on the second (2nd) Business Day immediately following the day on which the last of the conditions to Closing contained in Sections 7 and 8 (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Sellers and FID may mutually determine in writing (the date on which the Closing actually occurs is referred to as the “Closing Date”). A Closing meeting shall also take place at the same time at the London offices of Morgan, Lewis & Bockius LLP, Condor House, 5-10 St Paul’s Churchyard, London, at which the Sellers may deliver any items it is obliged to do so hereunder at Closing, to a representative of FID.

1.3 Benefit of Shares. FID shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Target Companies on or after Closing. Any benefits attaching to the Shares on or after Closing held or received by the Sellers shall be held on trust for FID.

SECTION 2. CLOSING DATE CONSIDERATION AND CLOSING MATTERS; ESCROW ACCOUNT

2.1 Transactions to be Effected at the Closing.

(a) At the Closing, FID shall lend an amount equal to the Closing Date Retired Indebtedness and the Unpaid Target Company Expenses to the Target Companies and the Seller shall procure that each relevant member of the Target Group fully discharges the Closing Date Retired Indebtedness and Unpaid Target Company Expenses and shall take such other action as is reasonably required by FID to demonstrate that following such discharge, the Permitted Liens set out in Exhibit B shall promptly be released.

(b) At the Closing, FID shall deliver to the Sellers:

(i) the Closing Date Cash Consideration in immediately available funds by wire transfer to an account of the Sellers’ solicitors designated in writing by the Sellers to FID no later than three (3) Business Days prior to the Closing Date, to be apportioned among the Sellers in the percentages set forth opposite their respective names in Exhibit G (the “Allocation Schedule”);

(ii) a certificate (that shall be given on behalf of FID and without any personal liability on the part of the signatory) certifying that each of the conditions specified in Section 8.1, Section 8.2 and Section 8.6, is satisfied in all respects and that to the Knowledge of FID each of the conditions in Section 8.4, Section 8.5, Section 8.7 is satisfied in all respects; and

(iii) all other documents, instruments or certificates required to be delivered by FID to the Sellers at or prior to the Closing pursuant to this Agreement.

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(c) At the Closing, the Sellers shall deliver to FID:

(i) the certificates for the Shares, accompanied by stock transfer forms duly executed by the Sellers in a form satisfactory to FID and LEC;

(ii) all other documents and instruments necessary to vest in FID all of the Sellers’ right, title and interest in and to the Shares, free and clear of all Liens, except for the Permitted Liens set out in Exhibit B;

(iii) deeds of release, in a form reasonably satisfactory to FID and LEC, in each case executed by a relevant lender to whom any part of the Target Company Retired Indebtedness is outstanding, confirming that subject to their receipt of an amount equal to their relevant portion of the Target Company Retired Indebtedness, they shall release any security held by them over any member of the Target Group at Closing or if later as soon as reasonably practicable following their receipt of such relevant portion, and if applicable, counter-executed by the relevant Target Group member;

(iv) written resignations of all officers (except as otherwise requested by FID no later than three (3) Business Days prior to the Closing Date) and directors of each member of the Target Group, in the form agreed between the parties in each case acting reasonably, to be effective as of the Closing;

(v) irrevocable powers of attorney in form and substance reasonably acceptable to FID, executed by the Sellers, empowering FID (during the period prior to the registration of the Shares in the name of FID) to exercise all rights attaching to the Shares;

(vi) the statutory registers and minute books (written up to the time of Closing), the common seal (if any), certificate of incorporation and any certificates on change of name, in each case for each member of the Target Group;

(vii) signed minutes of a board meeting of each member of the Target Group at which the directors of such member of the Target Group resolve, with effect from Closing, to (A) appoint such persons as FID may direct as directors of such member of the Target Group; (B) approve the registration of the transfer of the relevant Shares, subject only to the transfers being stamped; and (C) accept resignations delivered by the current directors and auditors of such members of the Target Group, and the appointment of such Persons as are nominated by FID to replace the same, in each case effective as of Closing;

(viii) a certificate (that shall be given on behalf of the Sellers and without any personal liability on the part of the signatory) certifying that each of the conditions specified in Section 7.1, Section 7.2 and Section 7.6 is satisfied in all respects and that to the Knowledge of the Sellers each of the conditions in Section 7.4, Section 7.5 and Section 7.8 is satisfied in all respects; and

(ix) the originals of all Real Property Leases and all Material Contracts.

(d) All other documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

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(e) At Closing, FID and each member of the Target Group shall, and the Sellers shall procure that MEL shall, enter into the Management Agreement.

(f) All documents and items delivered at Closing pursuant to this Section 2.1 shall be held by the recipient to the order of the person delivering the same until such time as the Closing shall be deemed to have taken place. Simultaneously with:

(i) delivery of all documents and all items required to be delivered at the Closing in accordance with this Section 2.1 (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

(ii) receipt by the Sellers of an electronic funds transfer of an amount equal to the Closing Date Cash Consideration and payment of the Closing Date Retired Indebtedness,

the documents and items delivered in accordance with this Section 2.1 shall cease to be held to the order of the person delivering them and the Closing shall be deemed to have taken place.

2.2 Further Action. If, at any time after the Closing, any further action is reasonably necessary to carry out the purposes of this Agreement and the other agreements contemplated hereby or to vest FID with full right, title and possession of and to all of the Shares and all rights, property, privileges, power and franchises of the Target Companies, each party will do, or procure the doing of, all acts and things and execute, or procure the execution of, all documents as is reasonably necessary to give full effect to the terms of this Agreement, so long as such action is not inconsistent with this Agreement. For the avoidance of doubt, the Sellers shall bear no responsibility in relation to the payment of stamp duty on the transfer of the Shares to FID hereunder. Upon the terms and subject to the conditions contained herein, prior to the Closing Date, each of the parties hereto shall (a) use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective at Closing the transactions contemplated by this Agreement and any related agreement or certificate, including satisfying the conditions to Closing in Sections 7 and 8 (to the extent that they are within its powers), and (b) cooperate, to the extent practicable, with each other in connection with the foregoing.

2.3 Closing Financial Estimate.

(a) The Sellers shall deliver to FID and LEC, not less than five (5) Business Days prior to the anticipated Closing Date, the Closing Financial Estimate. Following FID’s receipt of the Closing Financial Estimate, the Sellers shall, and shall cause each Target Company to, provide to FID and its authorized representatives reasonable access to all records used in preparing such Closing Financial Estimate and, if applicable, the Target Companies’ outside accountants and their work papers and other documents used in preparing such Closing Financial Estimate. FID shall promptly notify the Sellers orally or in writing (including by email) if it disputes any of the items in the Closing Financial Estimate, specifying each disputed item and the estimated amount thereof in dispute and the basis for such dispute. The parties shall in good faith attempt to promptly resolve any such dispute prior to the Closing Date; provided, however, that if the parties are not able to reach mutual agreement prior to the Closing

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Date, FID’s calculations of such disputed items shall be reflected on the Closing Financial Certificate (without prejudice to the Sellers’ right to dispute such items pursuant to Section 2.3(e)). As of the Closing, the Sellers shall deliver to FID and LEC the Closing Financial Certificate. To the extent reflected in the Closing Financial Certificate, at the Closing, FID shall lend an amount equal to the Unpaid Target Company Expenses to the relevant Target Company and procure that the relevant Target Company wires the amount of any Unpaid Target Company Expenses to the applicable Person(s) owed such Unpaid Target Company Expenses pursuant to wire instructions (such wire instructions to be provided to FID by the Target Companies at least three (3) Business Days prior to the Closing Date).

(b) Within sixty (60) days after the Closing Date, FID shall prepare and deliver to the Sellers a written notice (the “Post-Closing Adjustment Notice”) setting forth the good faith determination made by FID of: (A) the Target Company Current Assets, (B) the Target Company Current Liabilities, (C) the Target Company Retired Indebtedness, and (D) the Unpaid Target Company Expenses. Following delivery of the Post-Closing Adjustment Notice, at the written request of any of the Sellers, FID shall provide the Sellers and their authorized representatives reasonable access to all records used in preparing such Post-Closing Adjustment Notice and, if applicable, FID’s outside accountants and their work papers and other documents used in preparing such Post-Closing Adjustment Notice. Unless the Sellers dispute the calculations in the Post-Closing Adjustment Notice in writing (specifying the basis for such dispute in reasonable detail) within sixty (60) days following delivery of such notice, the Post-Closing Adjustment Notice shall be final and binding.

(c) Within ten (10) Business Days following the final determination of the Target Company Current Assets, the Target Company Current Liabilities, the Target Company Retired Indebtedness, and the Unpaid Target Company Expenses in accordance with this Section 2.3, FID or the Sellers, as applicable, shall effect the net result of the following adjustments (such net result, the “Post-Closing Adjustment”), if any:

(i) if the amount of the aggregate Target Company Current Assets for all members of the Target Group as finally determined pursuant to this Section 2.3 is greater than the amount of the aggregate Target Company Current Assets set forth in the Closing Financial Certificate, FID shall pay an amount equal to such excess amount to the Sellers apportioned in accordance with the percentages set forth in the Allocation Schedule;

(ii) if the amount of the aggregate Target Company Current Assets for all members of the Target Group finally determined pursuant to this Section 2.3 is less than the amount of the aggregate Target Company Current Assets set forth in the Closing Financial Certificate, then the Sellers shall pay to FID any additional amount of such shortfall;

(iii) if the aggregate amount of: (a) the Target Company Current Liabilities, (b) the Target Company Retired Indebtedness, and (c) the Unpaid Target Company Expenses, for all Target Companies as finally determined pursuant to this Section 2.3 is greater than the aggregate amount of: (x) the Target Company Current Liabilities, (y) the Target Company Retired Indebtedness, and (z) the Unpaid Target Company Expenses, for all Target Companies set forth in the Closing Financial Certificate, then the Sellers shall pay FID any additional amount of such excess; and

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(iv) if the aggregate amount of: (a) the Target Company Current Liabilities, (b) the Target Company Retired Indebtedness, and (c) the Unpaid Target Company Expenses as finally determined pursuant to this Section 2.3 is less than the aggregate amount of: (x) the Target Company Current Liabilities, (y) the Target Company Retired Indebtedness, and (z) the Unpaid Target Company Expenses, for all members of the Target Group set forth in the Closing Financial Certificate, then FID shall pay, or cause to be paid, an amount equal to such shortfall to the Sellers apportioned in accordance with the percentages set out in the Allocation Schedule.

(d) If FID is required to pay any part of the Post-Closing Adjustment to the Sellers, FID shall effect such payment by delivering immediately available funds by wire transfer to an account of the Sellers designated in writing by the Sellers to FID within the ten (10) Business Days described in Section 2.3(c). Any obligation of FID to pay the Post-Closing Adjustment (if required to be paid by FID) hereunder may be satisfied by FID or any of its Affiliates. If the Sellers are required to pay the Post-Closing Adjustment to FID, then the Sellers shall effect such payment by delivering immediately available funds by wire transfer to an account of FID designated in writing by FID to the Sellers within the ten (10) Business Days described in Section 2.3(c), and the Sellers shall treat and report the Post-Closing Adjustment (if any) as an adjustment to the Closing Date Cash Consideration for all Tax purposes, except as otherwise required under applicable Law.

(e) If any of the Sellers provides a written notice of dispute (specifying the basis of such dispute in reasonable detail) within thirty (30) days following delivery of the Post-Closing Adjustment Notice, FID and the Sellers shall attempt in good faith to resolve such dispute promptly, but in any event within thirty (30) days after service of the written notice from any Sellers of the dispute. During such thirty (30)-day period, FID and its representatives shall be permitted to review the work papers of the Sellers and their representatives relating to the dispute and the basis therefor. If FID and the Sellers are unable to resolve all such objections within such thirty (30)-day period (or such longer period as may be agreed upon by FID and the Sellers in writing), FID and the Sellers shall engage such mutually agreed upon firm of chartered accountants of nationally recognized standing that is, and during the past three (3) years has been, independent from FID, the Sellers and each Target Company and each of their respective Affiliates (or failing such agreement within ten (10) Business Days of any request to agree such a firm by FID or any of the Sellers, such firm as is appointed by the President of the Institute of Chartered Accountants in England and Wales on the request of either of FID or any of the Sellers the costs of making such appointment to be borne equally by FID and the Sellers), to promptly determine the amount of the Post-Closing Adjustment (the “Adjustment Auditor”, FID and the Sellers shall instruct the Adjustment Auditor to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Post-Closing Adjustment requires adjustment. The Adjustment Auditor shall base its determination solely on written submissions by FID and the Sellers and not on an independent review. FID and the Sellers shall make available to the Adjustment Auditor all relevant work papers and other items reasonably requested by the Adjustment Auditor. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Adjustment Auditor shall deliver to

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FID and the Sellers a report that sets forth its resolution of the disputed items and amounts and its calculation of the Post-Closing Adjustment; provided, however, that the Adjustment Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Adjustment Auditor shall be final and binding upon the parties and the Post-Closing Adjustment Notice shall be deemed amended as appropriate, if applicable. Following such determination, the final and binding Post-Closing Adjustment shall be paid pursuant to the terms of Section 2.3(d). The fees and expenses of the Adjustment Auditor shall be borne by FID and by the Sellers based on the inverse of the percentage of the amount that the Adjustment Auditor (before such allocation) awards in favor of the Sellers or FID, as applicable, as it bears to the total amount of the total items in dispute as originally submitted to the Adjustment Auditor. For example, should the items in dispute total in amount to £1,000 and the Adjustment Auditor awards £600 in favor of the Sellers’ position, sixty percent (60%) of the costs of its review would be borne by FID and forty percent (40%) of the costs would be borne by the Sellers.

2.4 Escrow Account

(a) At the Closing, FID shall deliver to the Escrow Agent, as a contribution to the Escrow Fund, an amount of cash equal to the sum of £295,500 (the “Escrow Amount”).

(b) The Escrow Fund shall be held in an interest bearing account (the “Escrow Account”) and invested, paid, transferred or released from the Escrow Account, by the Escrow Agent, strictly in accordance with the provisions of this Section 2.4 and the terms of the Escrow Agreement. The Escrow Fund shall be retained in the Escrow Account until the Escrow Release Date, save to the extent that any amount may be distributed pursuant to Section 2.3, this Section 2.4, Section 9 and pursuant to the Escrow Agreement.

(c) Any interest that accrues on the credit balance on the Escrow Account from time to time shall be credited to the Escrow Account and any payment of principal out of the Escrow Account shall include a payment of interest earned on that principal sum.

(d) If, prior to the Escrow Release Date, any Due Amount is Determined and becomes due and payable to FID, the parties agree that any such Due Amount shall first be settled out of the Escrow Fund, and accordingly the parties shall, on the date any such Due Amount becomes due for payment, direct the Escrow Agent to pay to FID out of the Escrow Fund an amount equal to the lesser of: (i) the Due Amount; and (ii) the Escrow Fund at such time.

(e) On the Escrow Release Date, the Sellers shall be entitled to payment out of the Escrow Account of an amount equal to the Excess Amount on such date.

(f) Where, after the Escrow Release Date, any Relevant Claim:

(i) is Determined, and there is a Due Amount payable by the Sellers to FID in respect of such Relevant Claim, the parties shall direct the Escrow Agent:

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(A) to pay to FID out of the Escrow Fund the lesser of: (x) the Due Amount; and (y) the Escrow Fund at such time (and, in the event that the Due Amount exceeds the Escrow Fund at the relevant time, the Sellers shall immediately pay to FID an amount equal to any such excess); and

(B) where the Due Amount is less than the proportionate amount of the Escrow Fund attributed to such Relevant Claim (and for the avoidance of doubt, the proportionate amount attributed to such Relevant Claim shall be an amount equal to the result of: (x) the relevant Disputed Amount; multiplied by (y) one point five (1.5)) (with the difference being an “Excess Withheld Amount”), to pay to the Sellers out of the Escrow Fund an amount equal to the Excess Withheld Amount; or

(ii) is withdrawn by FID (or the amount claimed by FID under such Relevant Claim, including any liability for costs and interest, is reduced to an amount less than the Disputed Amount in respect of such Relevant Claim), or such Relevant Claim is Determined in circumstances where there is no Due Amount payable to FID in respect of such Relevant Claim, then the parties shall direct the Escrow Agent to pay to the Sellers out of the Escrow Fund an amount equal to the result of: (x) the relevant Disputed Amount (or where the amount claimed by FID under such Relevant Claim, including any liability for costs and interest, has been reduced to an amount less than the Disputed Amount in respect of such Relevant Claim, the difference between the original Disputed Amount and the amount now claimed under such Relevant Claim, including any liability for costs and interests); multiplied by (y) one point five (1.5).

(g) If, following the Determination (and payment of all Due Amounts) or withdrawal of the last Relevant Claim on or prior to the Escrow Release Date, the Escrow Fund is greater than zero, the Escrow Fund shall be immediately payable to the Sellers.

(h) FID and the Sellers agree that the Escrow Fund shall only be used in accordance with the provisions set out in Section 2.3, this Section 2.4, Section 9 and the Escrow Agreement. FID and the Sellers shall ensure that all rights to the Escrow Account and the Escrow Fund remain free from any Lien, set off or counterclaim except as referred to in this Section 2.4.

(i) The fees and expenses of the Escrow Agent shall be shared equally by the Sellers, on one hand, and FID, on the other hand

(j) Within five (5) Business Days following any payment becoming payable to either FID or the Sellers under Section 2.3, this Section 2.4 or Section 9 (as applicable), FID and the Sellers undertake to jointly instruct the Escrow Agent to make the relevant payment(s) from the Escrow Account in accordance with Section 2.3, this Section 2.4 or Section 9 (as applicable) and in immediately available funds by wire transfer, without set off, deduction or withholding (except as required by applicable Law or by this Agreement).

(k) Receipt by FID or the Sellers (as applicable) of any payments out of the Escrow Account referred to in this Section 2.4 shall be an effective discharge of the obligation to make or procure the making of such payments.

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2.5 Withholding, etc.

(a) All sums payable by the Sellers under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Sellers shall pay such additional amount as shall be required to ensure that the net amount received by FID or LEC will equal the full amount which would have been received by it had no such deduction or withholding been required to be made, provided that any such additional amount payable to LEC shall not exceed the additional amount that would have been payable had the relevant payment been made to FID.

(b) FID will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it reasonably determines shall be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local, foreign or any other applicable Tax Law. In the event that any amount is so deducted and withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made. Notwithstanding the foregoing, FID shall not withhold for U.S. federal income taxes with respect to the Sellers in connection with the purchase of the Shares so long as each of the Sellers has provided FID with an IRS Form W-8BEN, in accordance with Section 7.11.

(c) If any Tax authority brings into charge to Tax any sum paid to FID or LEC under this Agreement (including in circumstances where any relief is available in respect of such charge to Tax), then the Sellers shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable under this Agreement, provided that any such additional amount payable to LEC shall not exceed the additional amount that would have been payable had the relevant payment been made to FID.

2.6 Certain Acknowledgements. The Sellers acknowledge and agree that: (i) there exists no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, that a Registration Statement will become effective or that the IPO pursuant thereto will occur at a particular price or within a particular range of prices or occur at all; (ii) that neither FID nor LEC or any of their officers, directors, agents or representatives nor any Underwriter shall have any liability to the Sellers, the Target Companies or any other person affiliated or associated with any of the Sellers or the Target Companies for any failure of the Registration Statement to become effective; and (iii) the decision of the Sellers to enter into this Agreement, and the decision of the Sellers to vote in favor of or consent to the transactions contemplated by this Agreement, has been or will be made independent of, and without reliance upon, any statements, opinions or other communications, or due diligence investigations which have been or will be made or performed by any prospective Underwriter, relative to FID, its Affiliates or the prospective IPO.

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SECTION 3. WARRANTIES OF SELLERS

The Sellers jointly and severally warrant to FID and LEC, as of the date of this Agreement and as of the Closing, save as fairly disclosed in the Sellers’ Disclosure Schedule*, as follows:

3.1 Due Incorporation, Subsidiaries; Etc.

(a) Each Target Company is a private limited company duly formed, validly existing and in good standing under the Laws of England and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted. Each Target Company is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing is not likely to have a Target Group Material Adverse Effect.

(b) Section 3.1(b) of the Sellers’ Disclosure Schedule sets forth the name of each of the Target Companies’ Subsidiaries (each a “Target Subsidiary”) and sets forth the number and class of the authorized equity interests of each Target Subsidiary and the number of shares of, or other ownership interests in, each Target Subsidiary that are issued and outstanding, all of which shares or interests (except as set forth on Section 3.1(b) of the Sellers’ Disclosure Schedule) are owned by the relevant Target Company, free and clear of all Liens. Each Target Subsidiary is a private limited company duly formed, validly existing and in good standing under the laws of England and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted. Each Target Subsidiary is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing is not likely to have a Target Group Material Adverse Effect. Except as set forth on Section 3.1(b) of the Sellers’ Disclosure Schedule, no Target Company owns, legally or beneficially, or controls, directly or indirectly, any share capital or capital stock, securities convertible into share capital or capital stock or any other equity interest in any corporation, association or business entity nor is any Target Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

3.2 Charter Documents.

(a) The Sellers have delivered to FID or its counsel true, correct and complete copies of the Charter Documents, including all amendments thereto, of each member of the Target Group.

(b) No member of the Target Group is in default under or in violation of any of the provisions of its Charter Documents.

3.3 Capitalization, Etc.

(a) The Shares constitute all of the issued and outstanding equity interests of the Target Companies and are owned legally and beneficially by the Sellers free and clear of all Liens. Upon transfer of the Shares to FID in accordance with the terms of Section 2, FID will receive valid beneficial and legal title to the Shares, free and clear of all Liens except for Permitted Liens set out in Exhibit B.

*	Sellers’ Disclosure Schedule omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of such schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

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(b) All of the Shares were issued in compliance with applicable Laws and the relevant Target Company’s Charter Documents. None of the Shares were issued in violation of any contract or agreement to which any of the Sellers or any Target Company is a party or is subject or in violation of any preemptive or similar rights of any Person.

(c) No Target Company is a party or subject to any Contract obligating such Target Company to issue any equity securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of such Target Company. No Target Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(d) No Target Company has outstanding and has not authorized any equity appreciation, phantom equity, profit participation, or similar rights.

(e) None of the Target Companies or the Sellers is a party or subject to any members agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.

(f) There are no obligations, contingent or otherwise, of any Target Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(g) Section 3.3(g) of the Sellers’ Disclosure Schedule contains a true, correct and complete list of the issued equity interests of each Target Subsidiary. There are no outstanding subscriptions, equity options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of each Target Subsidiary obligating such Target Subsidiary to issue any securities of any kind or to enter any person into its register of members or equivalent. No Target Subsidiary is a party to, or otherwise bound by, or has granted any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, members agreements or other agreements that may affect the voting or transfer of the equity interests of each Target Subsidiary. Except for equity interests owned by the relevant Target Company and as set forth on Section 3.3(g) of the Sellers’ Disclosure Schedule, there are no other equity interests of any Target Subsidiary that have been issued or reserved for issuance. All of the issued equity interests of each Target Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable and have been issued and granted in all material respects in compliance with all applicable Laws, including securities Laws. All of the issued equity interests of each Target Subsidiary are not subject to, and were not issued in violation of, any preemptive rights, purchase options, call option, right of first refusal, subscription right or any similar right under any provision of applicable Law, each such Target Subsidiary’s Charter Documents, or any Contract to which such Target Subsidiary is a party or is otherwise bound.

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3.4 Financial Statements; Books and Records.

(a) Sellers have delivered to FID or its counsel true, correct and complete copies of (i) the audited balance sheet and profit and loss account of the Company as of 31st March 2014 and (ii) the unaudited balance sheet and statement of profit and loss of the Company 31 December 2014 (the “Unaudited Balance Sheet”), (all of the foregoing financial statements accounts of the Company and each Company Subsidiary and any notes thereto are hereinafter collectively referred to as of 31 December 2019 (if the relevant company was in existence on 30 June 2013) (the “Financial Statements”) and (iii) the management accounts of the Companies and each Company Subsidiary as of 31 December 2014 (the “Management Accounts”). The Financial Statements comply with the United Kingdom’s Companies Act 2006 and have been prepared on a proper and consistent basis in accordance with UK GAAP, and give a true and fair view of the assets, liabilities and state of affairs of the Company and each Company Subsidiary as at the dates indicated therein and of the profits and losses of the Company and each Company Subsidiary for the periods therein specified. The Management Accounts have been prepared with reasonable diligence and are not materially misleading.

(b) All accounts, books, records and ledgers of each member of the Target Group have been, and are being, fully, properly and accurately maintained in accordance with UK GAAP in all material respects, to the extent applicable, and any other applicable legal and accounting requirements and reflect only actual transactions, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The minute books of each member of the Target Group contain true, correct and complete records of all minutes for all meetings and other corporate actions of the members, board of directors (including committees thereof), members and managers of each member of the Target Group, as applicable, to the extent they are legally required to do so. The statutory registers of each member of the Target Group reflect all issuances, transfers, repurchases and cancelations of equity interests of each member of the Target Group, as applicable. True, correct and complete copies of the minute books and statutory registers of each member of the Target Group have been provided to FID or its counsel by the relevant member of the Target Group.

3.5 Absence of Certain Changes. Since December 31, 2013, (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had a Target Group Material Adverse Effect, and no event, circumstance, development, state of facts, occurrence, change or effect has occurred which would reasonably be expected, individually or in the aggregate, to result in a Target Group Material Adverse Effect and (b) except as expressly contemplated by this Agreement, each member of the Target Group has conducted their businesses in the ordinary course of business and there has not occurred any action that, if taken after the date hereof without the consent of FID, would constitute a breach of any of the covenants set forth in Section 5.1.

3.6 Title to Assets.

(a) Part 1 of Annex A of this Agreement sets forth a complete and accurate list of all material personal properties and assets (excluding, for the avoidance of doubt, Real Property) that are owned, leased or used by any member of the Target Group and which are necessary for the business carried on by such member of the Target Group (collectively, the “Material

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Assets”). For the avoidance of doubt, Material Assets shall not include any personal properties and assets of any third parties (including the Sellers), save to the extent that such personal properties and/or assets are leased or used by any member of the Target Group. Each member of the Target Group has good and valid title, free and clear of all Liens (except Permitted Liens), to all of the Material Assets owned by them (except for assets sold or otherwise disposed of in the ordinary course of business not in violation of this Agreement since the date of the Unaudited Balance Sheet). All equipment and facilities included in the Projects are in good repair and operating condition subject to ordinary wear and tear and are suitable for the purposes for which they are employed and, to the Knowledge of the Sellers, there was and is no material defect, hazard or dangerous safety condition existing with respect to any such equipment or facilities. The tangible and intangible personal property owned or leased by each member of the Target Group, together with all leased real property of each member of the Target Group, all owned, leased or licensed Intellectual Property of each member of the Target Group, and all other assets and rights (including rights under Contracts) of each member of the Target Group, are sufficient for the operation of the business of each member of the Target Group as currently conducted.

(b) Each member of the Target Group owns or leases or has a contractual right to use, all material equipment and facilities necessary for the operation and maintenance of the Projects or, in respect of Projects not yet operational, has plans to acquire such equipment and facilities. There is no Casualty Defect (regardless of whether covered by insurance) in existence.

(c) Except as set forth in Section 3.6(c) of the Sellers’ Disclosure Schedule, each Project has achieved Commercial Operation. Each Project is connected to, or has available to it upon commercially reasonable terms, all public and private utility systems whose service is necessary for the utilization of such Project for its intended purpose under the relevant Principal Project Documents, and such Project is receiving all utility services necessary for the full utilization of such Project for its intended purpose under the relevant Principal Project Documents.

3.7 Real Property; Leasehold.

(a) No member of the Target Group owns any real property or any interest in real property other than as set out in Annex A of this Agreement.

(b) Part 3 of Annex A of this Agreement contains a true and complete list of all leases (including any variations thereto) of real property (collectively, the “Real Property Leases”) to which a member of the Target Group is a party (as lessee, sublessee, sublessor or lessor) as of the date hereof and sets forth the address and full conveyancing description (including landowner title number if any), leasehold title number, lease term dates and passing rent of such leased real property. Except as set out in Section 3.7 of the Sellers’ Disclosure Schedule, each Real Property Lease is valid and binding and has not been terminated or repudiated and the parties to each lease (or variation) were entitled and qualified to enter in to the same and each was validly executed by them. Each Real Property Lease has been registered at the Land Registry or in the Land Register of Scotland (as appropriate) and no member of the Target Group has withdrawn any application for registration of any of the Real Property Leases at the Land Registry of England and Wales or in the Land Register of Scotland and no such applications have been rejected. True, correct and complete copies, including all amendments thereto, of such Real Property Leases have been delivered or made available to FID.

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(i) None of such buildings, structures or appurtenances that are the subject of the Real Property Leases (or any equipment therein), nor the operation or maintenance thereof, nor the grant of the Real Property Leases violates to the Knowledge of the Sellers any restrictive covenant, right or other burdens whether registered or otherwise or any provision of any Law, or encroaches on any property owned by others in any manner.

(ii) With respect to each Real Property Lease pursuant to which any member of the Target Group is a lessor or sublessor: all rents and additional rents due on each such Real Property Lease have been paid, and in each case, the lessee has been in peaceable possession since the commencement of the original term of such Real Property Lease and is not otherwise in default thereunder which would give rise to a right to the landlord under the relevant Real Property Lease and no waiver, indulgence or postponement of the lessee’s or sublessee’s obligations thereunder has been granted by any member of the Target Group, and there exists no such material or substantial default or event, occurrence, condition or act in respect of or on the part of any member of the Target Group which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become such material or substantial default or event of default under any such Real Property Lease.

(iii) With respect to each Real Property Lease pursuant to which any member of the Target Group is a lessee or sublessee: (a) such member of the Target Group has a valid leasehold interest in all leased real property described in each Real Property Lease, free and clear of any and all Liens, except for Permitted Liens, (b) in each case, such member of the Target Group has been in peaceable, undisturbed and exclusive possession since the commencement of the original term of such Real Property Lease and is not in default thereunder and there exists no default or event, occurrence, condition or act in respect of or on the part of such member of the Target Group which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under any such Real Property Lease, and (c) in each case, to the Knowledge of the Sellers, such member of the Target Group has adequate rights of ingress and egress for operation of the business of such member of the Target Group in the ordinary course. There are no restrictions, obligations, conditions, reservations, burdens, easements, overriding interests, servitudes, wayleaves or rights of way whether registered or not which are unduly onerous on or which would adversely affect the Projects or would prevent any member of the Target Group from constructing, installing, operating, maintaining and decommissioning any of the Projects. No condemnation proceeding is, to the Knowledge of the Sellers, pending or threatened which would preclude or impair the use of any such property by any member of the Target Group for the purposes for which it is currently used. The real property described in the Real Property Leases is, to the Knowledge of the Sellers, all the real property that is necessary for the construction, installation, operation, maintenance and decommissioning of the Projects.

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3.8 Intellectual Property and Information Technology.

(a) The Target Group has no Target-Owned Intellectual Property.

(b) The Target Group possesses documentation relevant to the Trade Secrets that are Target Intellectual Property, that is current, accurate and sufficient in detail and content to identify and explain it and allow its full and proper use without reliance on the special knowledge or memory of others.

(c) Except as set forth in Section 3.8(c) of the Sellers’ Disclosure Schedule: (i) the Intellectual Property identified in Section 3.8(a) of the Sellers’ Disclosure Schedule constitutes all of the Intellectual Property that is necessary for the conduct of the business of the Target Group as currently conducted (excluding any licences for generally-commercially available, off-the-shelf Software); and (ii) to the Knowledge of the Sellers, neither the use of the Target Intellectual Property as currently used by the members of the Target Group in the conduct of their businesses, nor the conduct of the Target Group’s businesses as presently conducted, infringes, misappropriates or violates the Intellectual Property rights of any Person, and no member of the Target Group has received any written charge, complaint, claim, demand or notice in the past thirty-six (36) months alleging any of the same.

(d) Each member of the Target Group uses commercially reasonable measures to protect their Trade Secrets. No such Trade Secrets have been disclosed or permitted to be disclosed to any Person (except in the ordinary and normal course of business and under a written obligation of confidence or except where, in the exercise of its reasonable business judgment, such member of the Target Group decided to no longer keep such Trade Secret confidential), and all such Trade Secrets held outside the Target Group are subject to contractual confidentiality obligations to which at least one member of the Target Group is party and able to enforce.

3.9 Regulatory Matters.

(a) Each member of the Target Group has obtained, and is in material compliance with, all clearances, consents, certificates, authorizations, licenses, permits, permissions, approvals, waivers, variances, filings, accreditations, exemptions and registrations required under applicable Laws by any Governmental Body to permit the conduct of its business as currently conducted (each, a “Target Permit”), and all such Target Permits are identified in Part 4 of Annex A to this Agreement and are valid, have been lawfully implemented and are in full force and effect. The Sellers have disclosed true, complete and accurate copies of the Target Permits and any correspondence with a Governmental Body relating to the discharge of conditions under any Target Permit. Full, complete and accurate copies of all reports, assessments, surveys, inspections, audits, investigations, plans and drawings which have been prepared or submitted as part of or supporting an application for the Target Permits or relating to the Target Permits and the Buyer will have all rights necessary to copy, use and rely on any such report, assessment, survey, inspection, audit, investigation, plan or drawing for any purposes in relation to each Project. No applications for consents, authorizations, licenses, permits, permissions or approvals in respect of any Project have been submitted which await determination and there are no decisions or deemed refusals which are or could be subject to appeal. No Governmental Body

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has provided any written or, to Knowledge of the Sellers, oral notice that it intends to limit, suspend, revoke, withdraw, cancel or modify any such Target Permits. No claim, action or proceeding (including without prejudice to the generality, any judicial or statutory review) has been asserted or, to the Knowledge of the Sellers, threatened in respect of the Target Permits and to the Knowledge of the Sellers there are no facts, matters or circumstances which could give rise to such proceedings. The Target Companies and the Target Subsidiaries have complied in all material respects with all of the applicable requirements of any applicable Governmental Body and with applicable Laws, without prejudice to the generality, including making all required filings, declarations, listings, registrations, notifications, certifications, reports or submissions, including adverse event reports and that to the Knowledge of the Sellers, there have been no breaches of applicable Laws affecting any Project, the Target Companies, the Target Subsidiaries or the Target Permits. All such filings, declarations, listings, registrations, notifications, certifications, reports or submissions were in compliance with applicable Laws when filed, and no deficiencies have been asserted by any applicable Governmental Body with respect to any Target Permits or filings, declarations, listing, registrations, notifications, certifications, reports, submissions, or other matters and, to the Knowledge of the Sellers, there are no facts that would reasonably give rise to an assertion of such a deficiency.

(b) Other than as set forth in Section 3.9(b) of the Sellers’ Disclosure Schedule, there are no Planning Agreements binding on the real property, the Target Companies or the Target Subsidiaries and there are no contractual agreements (written or otherwise) or arrangements relating to community benefit binding on the real property, the Target Companies or the Target Subsidiaries and no such agreements, obligations or contributions are in contemplation.

(c) To the Knowledge of the Sellers, there is no planning, development or road proposal which might materially affect the implementation of the Target Permits, nor the operation of any development permitted by the Target Permits, nor the construction, installation, operation, maintenance and decommissioning of any Project.

(d) Other than under the Target Permits, no claim or liability (contingent or otherwise) under applicable Laws in respect of the real property or the Target Permits is outstanding, nor is the real property or any development permitted by the Target Permits the subject of a notice to treat or a notice of entry or vesting declaration and no notice, order, resolution or proposal has been published for the compulsory acquisition of the real property or the Real Property Leases (whether in whole or part) or any interest in the real property and to the Knowledge of the Sellers, no circumstances exist which would be reasonably likely to lead to any such notice, order, resolution or proposal.

(e) No member of the Target Group has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Body or (ii) failed to disclose a material fact required to be disclosed to any Governmental Body.

(f) The Target Companies and the Target Subsidiaries have at all times complied in all material respects with all applicable Laws, as well as their own rules, policies and procedures, relating to rights of publicity, privacy, data protection, and the collection, use, storage and disposal of personal information collected, used, or held for use by a Target Company or a Target Subsidiary in the conduct of their businesses, including any registration requirements. No

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claim, action or proceeding has been asserted or, to the Knowledge of the Sellers, threatened alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Laws or rule, policy, or procedure related to rights of publicity, privacy, data protection, information security, or the collection, use, storage or disposal of personal information collected, used, or held for use by a Target Company or a Target Subsidiary in the conduct of their businesses. The Target Companies and the Target Subsidiaries take appropriate technical and employee training measures to ensure that such information is reasonably protected against unauthorized access, use, modification, or other misuse.

3.10 Material Contracts.

(a) Part 2 of Annex A lists all of the Material Contracts in effect as of the date of this Agreement. The Sellers have delivered to FID or their counsel a correct and complete copy of each such Material Contract, each as amended or modified, including any written or material waivers currently in effect with respect thereto.

(b) With respect to each Material Contract: (i) such Material Contract is valid, enforceable and in full force and effect and represents a legally valid and binding obligation of the relevant member of the Target Group, and is, to the Knowledge of the Sellers, with respect to each party thereto other than such member of the Target Group, binding and enforceable against such party in accordance with its terms, in each case subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (ii) no member of the Target Group is in material breach or default of such Material Contract, and no circumstances exist that would provide any other party a right to terminate for material breach or default of such Material Contract, and to the Knowledge of the Sellers no other party to such Material Contract is in, or has threatened, material breach or default or a right of termination thereof. To the Knowledge of the Sellers, all covenants to be performed by any other party to any Material Contract have been performed in all material respects. No Target Company has received written notice of cancelation or termination (or indicating an intention to cancel or terminate) or, to the Knowledge of the Sellers, oral notice of, cancelation or termination of (or indicating an intention to cancel or terminate), during the three (3) years prior to the date hereof, a Material Contract.

(c) In the last ten (10) years, no member of the Target Group or any of their respective directors, officers, or employees, or to the Knowledge of the Sellers, consultants or agents, is or has been under: (A) any administrative, civil or criminal investigation or indictment by any Governmental Body, or (B) any audit by any Governmental Body.

(d) No member of the Target Group: (i) owes any indemnity payment to any counterparty to any Principal Project Document, or (ii) has any knowledge of any event, act, circumstance or condition which constitutes, or, with the passage of time could reasonably be expected to constitute, an event of force majeure under any Principal Project Document. The consummation of the transactions contemplated by this Agreement would not give any party to any Principal Project Document the right to terminate or alter the terms of such contract or a right to claim damages thereunder. Each member of the Target Group is a party to all contracts that are necessary for the ownership, installation, financing and operation of the applicable Projects which it owns.

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3.11 Liabilities. Except for: (a) Liabilities set forth on and fully reserved against in the Unaudited Balance Sheet, (b) Liabilities that are immaterial and have been incurred in the ordinary course of business since the date of the Unaudited Balance Sheet, (c) Liabilities incurred by any member of the Target Group pursuant to or in connection with the execution and delivery of this Agreement that if not paid by such member of the Target Group prior to the Closing shall be deemed Unpaid Target Company Expenses, and (d) Liabilities that are set forth in the express terms of the Material Contracts and Target Permits (other than as a result of any breach or nonperformance thereof), no member of the Target Group has any Liabilities that would be required to be accrued or disclosed on a balance sheet or financial statements for any Target Company prepared in accordance with UK GAAP. No member of the Target Group has, nor has ever had, any assets or any Liabilities which do not arise from or otherwise relate to the ownership or operation of the Projects.

3.12 Compliance with Laws. Each member of the Target Group is in material compliance with all applicable Laws, including those relating to employment, and no member of the Target Group has received any warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any applicable Laws, except for warning letters, notices of adverse findings, or similar documents that are immaterial, that have been cured prior to the date hereof or that are no longer being asserted.

3.13 Feed-In Tariff. Each member of the Target Group has obtained and maintains in force (and has committed no act or omission which has, would, or would be likely to render invalid or susceptible to revocation) a valid certificate and/or accreditation, relating to each Project which it owns: (a) confirming its status as a “renewable source of electricity” as defined in the United Kingdom’s Regulation 47 of the Climate Change Levy (General) Regulations 2001 (as amended); (b) confirming its accreditation with OFGEM as being capable of receiving levy exemption certificates in relation to exemption from the climate change levy introduced pursuant to the United Kingdom’s Finance Act 2000 and associated legislation (as amended); and (c) confirming its accreditation as a generating station capable of generating electricity from renewable resources as set out in the United Kingdom’s Electricity (Guarantees of Origin of Electricity Produced from Renewable Energy Sources) Regulations 2003. Each Project is an “Eligible Installation” on a “Site”, as such terms are defined under The Feed-In Tariff Order 2012 and Schedule A to Standard Condition 33 of the UK Electricity Supply Licence.

3.14 Distribution Code Compliance.

(a) All necessary grid connections in respect of the Projects are currently in place and there are no material issues outstanding in respect thereto.

(b) No member of the Target Group and no Project is in contravention of the Distribution Code.

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3.15 Certain Business Practices. No member of the Target Group, none of their respective officers, directors, employees and, to the Knowledge of the Sellers, their respective agents, each other Person authorized to act on behalf of such member of the Target Group, and each other Person for whom any member of the Target Group may be liable for, in each case, acting on behalf of such member of the Target Group, seeking to further the business interests of such member of the Target Group, (a) has used or is using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has made any direct or indirect unlawful payments to any foreign or domestic Government Official or health care professional; (c) has violated or is violating any Anti-Corruption Laws; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has made, or is not making, any false, materially misleading, or fictitious entries on its accounting books and records; (f) has made or received, or is making or receiving, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or paid or paying any fee, commission or other payment that has not been properly recorded on the applicable member of the Target Group’s accounting books and records as required by the Anti-Corruption Laws; or (g) has otherwise given or received anything of value to or from any Person for the purpose of obtaining or retaining business or to secure an improper advantage. Each member of the Target Group has adopted and implemented an internal policy to ensure its compliance with applicable Anti-Corruption Laws.

3.16 Related Party Transactions. There are no material obligations of the Sellers or any member of the Target Group to officers, directors, equityholders or employees of any member of the Target Group other than: (a) for payment of salaries and bonuses for services rendered, and (b) reimbursement of customary and reasonable expenses incurred on behalf of such member of the Target Group save as identified in Section 3.10(a) of the Sellers’ Disclosure Schedule, none of the Sellers is directly interested in any Material Contract. None the Sellers or any of their respective Affiliates (other than the members of the Target Group) owns, leases or subleases any real property, personal property or fixtures or any other assets used by or in connection with the ownership or operation of any of the Projects.

3.17 Tax Matters.

(a) Each member of the Target Group has duly and timely filed all Tax Returns that they were required to file under applicable Laws and regulations. All such Tax Returns are correct and complete in all respects and were prepared in compliance with all applicable Laws and regulations. All Taxes due and owing by each member of the Target Group (whether or not shown on any Tax Return) have been paid, except for Taxes accrued or specifically reserved in the Closing Financial Statement. No member of the Target Group is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of, or interests in, any member of the Target Group.

(b) No Tax audits, enquiries, disputes or administrative or judicial proceedings are being conducted, are pending, and no member of the Target Group has been notified by any Governmental Body that any Tax audit, enquiry or administrative or judicial proceeding is contemplated. There is no claim against any member of the Target Group for any Taxes imposed on or with respect to such member of the Target Group, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Tax Return of or with respect to any member of the Target Group. No inquiry or claim has ever been made by an authority in a jurisdiction where any member of the Target Group does not file Tax Returns that such member of the Target Group is or may be subject to Tax in that jurisdiction.

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(c) No member of the Target Group is a party to any agreement with any Affiliate or third party relating to allocating or sharing the payment of, or liability for, Taxes.

(d) Each member of the Target Group has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party.

(e) Since March 31, 2014:

(i) no member of the Target Group has been involved in any transaction that has given, may give or would, but for the availability of any Relief, give rise to any Tax other than in respect of actual income earned by it in the course of its trade;

(ii) no member of the Target Group has declared, made or paid any distribution within the meaning of any legislation in any relevant jurisdiction;

(iii) no accounting period of any member of the Target Group has ended;

(iv) no disposal has taken place or other event occurred which will or may have the effect that that a chargeable gain could or would accrue to any member of the Target Group; and

(v) no member of the Target Group has made any payment or incurred any obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation Tax or any corresponding Tax in any relevant foreign jurisdiction, or be deductible as a management expense of an investment company.

(f) All Reliefs that are shown as assets in the Closing Financial Certificate of the Target Group or that have been taken into account in computing and so reducing or eliminating any provision of deferred Tax which appears, or would otherwise have appeared in the Financial Statement have been properly calculated and used and there are no circumstances existing that may lead to such Relief being lost, denied or required to be set off against income, profits or gains earned, accrued or received on or before the Closing by any member of the Target Group.

(g) Each member of the Target Group has complied in full with all of its duties under all legislation relating to Tax and has kept all records, made all returns and supplied all information and given all notices and made all disclosures to any Tax authority as reasonably requested or required by law within any requisite period. The records, invoices and other information relating to Tax kept by each member of the Target Group form part of accounting arrangements that enable the Tax Liabilities of each member of the Target Group to be calculated accurately in all material respects. All such returns and information and notices and any statements or disclosures made to any Tax authority were and remain correct and accurate in all respects.

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(h) Each member of the Target Group has duly submitted all claims, disclaimers, elections, surrenders and applications, which have been assumed to have been made for the purposes of the Financial Statements and the Closing Financial Certificate, and details of such, disclaimers, elections, surrenders and applications are set forth in Section 3.17(h) of the Sellers’ Disclosure Schedule.

(i) All documents in the enforcement of which any member of the Target Group is or may be interested have been duly stamped and all such duty and any interest and penalties have been duly paid to the extent that stamp duty was applicable. All transfer Taxes that any such documents may have been subject to have been paid. All reliefs from stamp duty, transfer Tax or similar duty or tax where available have been claimed, and there are no circumstances (including the Closing) under which any such relief could be withdrawn.

(j) No member of the Target Group is a party to any share option scheme or any other employee profit participation arrangement. No employment related income Taxes or social security or national insurance contributions will arise as a result of the sale of any Shares or repayment of any indebtedness at the Closing.

(k) Each member of the Target Group is and has at all times been resident for Tax purposes in the jurisdiction in which it was incorporated and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). No member of the Target Group is or has ever been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction. No member of the Target Group constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

(l) All transactions entered into by each member of the Target Group have been entered into on arm’s length terms and no notice or enquiry by any Tax authority has been made in connection with any such transaction. Each member of the Target Group has complied with all applicable Laws, rules and regulations relating to transfer pricing.

(m) No member of the Target Group is or will be liable to pay, or make reimbursement or indemnity in respect of, any Tax (or any amount corresponding to Tax) in consequence of the failure by any other person to discharge that Tax or amount within any specified period or otherwise, nor is it liable for any Tax as the agent of any other person or business.

(n) No member of the Target Group has entered into any indemnity, election, guarantee or covenant under which it has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.

(o) No member of the Target Group has entered into or been a party to any scheme or arrangement which has no business purpose or of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability for Tax.

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(p) To the extent required by Laws, each member of the Target Group is duly registered for the purposes of any applicable value added tax (“VAT”) and has duly paid or provided for all amounts of VAT and/or similar Taxes for which such member of the Target Group is liable. Each member of the Target Group has made, given, obtained and kept full, complete, correct and up-to-date returns, records, invoices and other documents appropriate or required by Laws for those purposes. The registration is not subject to conditions imposed by or agreed with the relevant Tax authority.

(q) Neither execution nor completion of this Agreement will result in any change in the Tax status, basis or treatment of any member of the Target Group as a whole, or any of their assets, nor in the withdrawal of any Tax relief granted on or before Closing which would be likely to have a material adverse effect on any member of the Target Group.

(r) No member of the Target Group is, nor has ever been, a close investment holding company as defined in section 34 of Corporation Tax Act 2010 (“CTA 2010”). No distribution within section 1064 of CTA 2010 has been made by any member of the Target Group during the last six years ending on the Closing Date. Any loans or advances made, or agreed to be made, by any member of the Target Group within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Sellers’ Disclosure Schedule. No member of the Target Group has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

(s) The Financial Statements fully accrue all Liabilities for Taxes with respect to all periods through the dates thereof in accordance with UK GAAP. No Taxes have been or will be incurred by any member of the Target Group for the period from the date of the Financial Statements through the Closing Date other than in the ordinary course of business.

(t) The Sellers have delivered to FID (i) complete and accurate copies of all Tax Returns for 2011 through 2013, and (ii) complete and accurate copies of the Target Companies’ 2012 and 2013 income Tax provision calculation and supporting workpapers prepared in accordance with UK GAAP, and (iii) complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Target Companies since 2011.

(u) No member of the Target Group has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) No member of the Target Group owns any shares or other equity interest in any entity in respect of which they have received a Form K-1 for U.S. federal income tax purposes. No member of the Target Group owns any interest in a company or other entity that is not 100% owned by it or by it, directly or together with any other member or members of the Target Group.

(w) No member of the Target Group has ever made an affirmative election to be treated as a corporation, partnership or disregarded entity for United States federal income Tax purposes.

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3.18 Employee Matters.

(a) No member of the Target Group has, or during the past six (6) years had, any employees. No member of the Target Group is (nor has any ever been or had any obligation to be) a party to any agreement or arrangement, custom or practice for the payment of, or contribution towards, the provision of any pensions, lump sums or similar benefits on retirement, death, termination of employment (whether voluntary or not), sickness or disablement for the benefit of any employee or the dependents of any such person (whether legally enforceable or not, actual or contingent) nor has any proposal to establish any such agreement or arrangement been announced or communicated to any person.

(b) Except as set forth on Section 3.18(b) of the Sellers’ Disclosure Schedule, neither the execution and delivery of this Agreement nor the transactions contemplated herein (either alone or in combination with any other event) will result in any payment becoming due from any member of the Target Group to any employee, former employee, officer or director of any member of the Target Group.

(c) Each member of the Target Group’s relationships with all individuals who act as consultants can be terminated at any time for any reason upon no more than thirty (30) days’ written notice without amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination. All individuals who perform services for any member of the Target Group who have been classified as other than employees have been properly classified.

3.19 Environmental Matters. Except as set forth in Section 3.19 of the Sellers’ Disclosure Schedule:

(a) (i) Each member of the Target Group has obtained, holds and has held all required Environmental Permits; (ii) each such Environmental Permit is identified on Section 3.19(a)(ii) of the Sellers’ Disclosure Schedule; and (iii) no such Environmental Permit will terminate at Closing and (iv) each such Environmental Permit shall, to the Knowledge of the Sellers, remain valid and effective after the Closing without any notice to or consent of any Governmental Body;

(b) Each member of the Target Group is and has been in compliance in all material respects with, and has no Liability under, any and all applicable or required (i) Environmental Permits, and (ii) Environmental Laws;

(c) There are no past, pending, or threatened Environmental Claims against any member of the Target Group, and no member of the Target Group is aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against any member of the Target Group;

(d) No Releases of Hazardous Substances have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against any member of the Target Group;

(e) No member of the Target Group, predecessor company of any member of the Target Group, or any entity previously owned by any member of the Target Group, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location which has or could result in an Environmental Claim against any member of the Target Group;

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(f) There are no (i) polychlorinated biphenyl containing equipment, (ii) underground storage tanks, or (iii) asbestos containing material at the Real Property;

(g) There are no Phase I or Phase II environmental assessments, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of any member of the Target Group (or any advisors or representatives thereof) with respect to any Real Property which have not been delivered to FID prior to execution of this Agreement;

(h) Neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any notification to or consent of any Governmental Body or the undertaking of any investigations or remedial actions pursuant to Environmental Laws;

(i) No member of the Target Group has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Body under any Environmental Laws;

(j) No member of the Target Group has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action; and

(k) No member of the Target Group has failed to perform or suffered any act which could give rise to, or has otherwise incurred, liability to any Person (governmental or not) under any Environmental Law.

3.20 Insurance. Each member of the Target Group has the insurance policies and fidelity bonds of the types and in the amounts set forth in Section 3.20 of the Sellers’ Disclosure Schedule (collectively, “Insurance Policies”). There is no claim (or to the Knowledge of the Sellers, occurrence that would reasonably be expected to give rise to a claim) pending or incurred but not yet reported under any of the Insurance Policies as to which coverage has been or is reasonably expected to be questioned, denied or disputed by the underwriters of such Insurance Policies. The Sellers have provided to FID or their counsel true, correct and complete copies of all Insurance Policies, together with all endorsements, schedules and amendments related thereto. All Insurance Policies are in full force and effect, the policy periods have not yet ended and all premiums due and payable thereon have been paid in full on a timely basis, and each member of the Target Group is in compliance in all material respects with the terms and conditions of such Insurance Policies. To the Knowledge of the Sellers, there is not any threatened cancellation, avoidance, rescission, revocation, non-renewal, termination or material premium increase with respect to any Insurance Policy. Neither the execution of this Agreement nor the consummation of the Acquisition or the other transactions contemplated hereby will result in the termination of any Insurance Policy. The Insurance Policies are, in the reasonable opinion of the Sellers, sufficient for compliance with all Laws and Contracts to which each member of the Target Group, or their respective assets, are subject.

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3.21 Litigation. There is no claim, hearing, enforcement, audit, investigation, agency proceeding, charge, lawsuit, action (including arbitration or mediation) or other legal proceeding (“Action”) pending (or, to the Knowledge of the Sellers, threatened) against any member of the Target Group. There is no Action against another Person brought by any member of the Target Group currently pending. No member of the Target Group is a party or subject (as a specifically identified Person against which any of the following were issued) to the provisions of any order, writ, injunction, judgment or decree of any Governmental Body and none of the foregoing is outstanding against any member of the Target Group.

3.22 Authority; Binding Nature of Agreement. Each of the Sellers has the requisite power, authority and legal capacity to enter into and perform their obligations under this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sellers and, assuming due authorization, execution and delivery by FID, constitutes the valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with its terms, except as such enforceability may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

3.23 [Reserved.]

3.24 Non-Contravention; Consents. The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated by this Agreement will not cause a: (i) violation of any of the provisions of the Charter Documents of any member of the Target Group; (ii) violation by any of the Sellers or any member of the Target Group of any Law applicable to the Sellers or any member of the Target Group; (iii) Lien (other than a Permitted Lien with respect to assets other than the Shares) to be imposed on any assets of any of the Sellers or any member of the Target Group; or (iv) violation of, or result in the loss of any benefit under or constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, or accelerate the performance required under any Material Contract or Target Permit binding upon any of the Sellers or any member of the Target Group . Except as set forth on Section 3.24 of the Sellers’ Disclosure Schedule, none of the Sellers or members of the Target Group is required to obtain any Consent from any Governmental Body or party to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Sellers of the Acquisition.

3.25 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Acquisition or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers or any member of the Target Group.

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3.26 Bank Accounts. Section 3.26 of the Sellers’ Disclosure Schedule sets forth a complete list of: (a) the name of each financial institution in which each member of the Target Group maintains accounts or safe deposit boxes; (b) the names in which such accounts or boxes are held; (c) the type of account and account number; and (d) the name of each person authorized to draw thereon or have access thereto. Section 3.26 of the Sellers’ Disclosure Schedule sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from each member of the Target Group and a description of the terms of such power of attorney.

3.27 Pensions. No member of the Target Group is (nor has it ever been or had any obligation to be) a party to any agreement or arrangement, custom or practice for, or under any obligation relating to, the payment of, or contribution towards, the provision of any pensions, lump sums or similar benefits on retirement, death, termination or employment (whether voluntary or not), sickness or disablement for the benefit of any employee or the dependents of any such Person (whether legally enforceable or not, actual or contingent) nor has any proposal to establish any such agreement or arrangement been announced or communicated to any Person.

3.28 Solvency. Immediately prior to giving effect to the transactions contemplated by this Agreement, each member of the Target Group is able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately prior to giving effect to the transactions contemplated by this Agreement, each member of the Target Group has adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Target Group.

SECTION 4. WARRANTIES OF FID

FID warrants to the Sellers, as of the date of this Agreement and as of the Closing, as follows:

4.1 Due Incorporation; Subsidiaries.

(a) FID is a corporation duly incorporated, validly existing and in good standing under the laws of England.

(b) As of the date of this Agreement, FID does not have any Subsidiaries. FID shall have Subsidiaries from the Closing.

4.2 Authority; Binding Nature of Agreement. FID has all necessary corporate power and authority to perform its obligations under this Agreement, and the execution, delivery and performance by FID of this Agreement have been duly authorized by all necessary action on the part of FID its board of directors. This Agreement constitutes the legal, valid and binding obligation of FID, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

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4.3 Non-Contravention; Consents. The execution and delivery of this Agreement by FID and the consummation by FID of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of FID, (b) cause a violation by FID of any Law applicable to FID, or (c) cause a violation of, result in the loss of any benefit under or constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under any material Contract binding upon FID, except, in the case of clauses (b) and (c), for any such violations or occurrences, if any, that would not reasonably be expected to have a material adverse effect on the ability of FID or to consummate the Acquisition or other transactions contemplated hereby (each such material adverse effect, a “FID Material Adverse Effect”). Except as may be required by the DGCL, the HSR Act or any applicable Other Antitrust Laws or governmental regulation and any Consent that would not reasonably be expected to have a FID Material Adverse Effect, FID is not required to obtain any Consent from any Governmental Body or any party to a material contract that is binding on FID at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Acquisition.

4.4 Litigation. As of the date of this Agreement, there is no Action pending before any court of competent jurisdiction or other Governmental Body (or, to the Knowledge of FID, threatened) against FID challenging the Acquisition.

SECTION 5. CERTAIN COVENANTS OF THE SELLERS

5.1 Conduct of the Business of the Target Companies. During the Pre-Closing Period (except with FID’s prior written consent, not to be unreasonably withheld or delayed), the Sellers shall cause each member of the Target Group to (1) carry on and operate its business in the ordinary course (including authorizing and carrying out development activities consistent with past practice and using commercially reasonable efforts to keep available the services of each member of the Target Group’s current officers and key service providers; provided, however, in no event shall any member of the Target Group put in place any new employee retention agreements) and (2) comply in all material respects with (A) applicable Laws, (B) the requirements of all Material Contracts and (C) the Target Permits, and (D) and the Sellers shall use reasonable endeavours to, procure that neither any member of the Target Group nor the Sellers are (or would be at Closing) in breach of Section 3. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Sellers’ Disclosure Schedule or to the extent expressly required pursuant to Sections 1, 2, 5 or 6 of this Agreement, the Sellers shall cause the each member of the Target Group not to (without the prior written consent of FID, not to be unreasonably withheld or delayed):

(a) amend its Charter Documents;

(b) (i) split, combine, reclassify, redenominate or otherwise change any of its equity or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares or any other equity interest in any Target Company, (ii) declare, set aside or pay any non-cash dividend or make any other non-cash distribution on or in respect of its Shares, or (iii) purchase, redeem or otherwise acquire any Shares, or any rights, warrants or options to acquire any Shares;

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(c) issue, grant or deliver any Shares or any other equity interest in any Target Company, any shares or other equity interests, as applicable, of any Target Subsidiary or any other securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such Shares or any other equity interest in any Target Company, shares or other equity interests, as applicable, of such Target Subsidiary or any other securities;

(d) incur, or modify in any material respect the terms of, any Debt;

(e) mortgage, pledge or otherwise encumber any assets or sell, transfer, assign, license or otherwise dispose of any assets;

(f) (i) waive, release, assign or exercise (other than in the ordinary course of business) any right under, terminate (except for an expiration in accordance with its terms) or make any material change in (whether by amendment or modification or otherwise), any Material Contract, or enter into or renew any Contract (other than automatic renewals of Contracts in existence on the date hereof pursuant to their terms) that, if entered into on or prior to the date hereof, would constitute a Material Contract or (ii) waive any material right of any Target Company under, or abandon, cease to prosecute or fail to maintain, sell or otherwise dispose of or license or assign any Target Permit or Target Intellectual Property;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, except to another member of the Target Group;

(h) make or authorize any capital expenditures, capital additions or capital improvements in excess of £25,000 individually or £50,000 in the aggregate;

(i) (i) merge or consolidate with any Person or adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or (ii) form any Subsidiary, acquire any Person or acquire (including by merger, consolidation, acquisition of shares, stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses other than the acquisition of assets in the ordinary course of business with a purchase price that does not exceed £50,000 in the aggregate;

(j) fail (i) to use reasonable best efforts to keep in full force and effect all Insurance Policies, other than such policies that expire by their terms (in which event each Target Company shall, and shall cause each relevant Target Subsidiary to, use reasonable best efforts so that such policies and coverage will be renewed or replaced) and (ii) to cause each member of the Target Group to ensure that it maintains (including, if required, by renewing the Insurance Policies) substantially the same insurance coverage types and amounts and substantially the same insurance policy premiums as the Insurance Policies;

(k) pay or discharge any claims, Liens or Liabilities which are not reserved for or reflected on the balance sheets included in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since December 31, 2013 (other than transaction costs incurred by any member of the Target Group in connection with the transactions contemplated by this Agreement) in excess of £50,000 in the aggregate;

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(l) (i) grant or pay any severance or termination pay or benefits to any director, officer or employee of any member of the Target Group; (ii) establish, adopt, enter into, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a breach of Section 3.18 if it were in existence as of the date of this Agreement; (iii) increase the compensation or fringe benefits of any current or former employee, director or officer of any member of the Target Group; or (iv) grant or pay any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any director, officer or employee of any member of the Target Group, except, in each case, as required to comply with applicable Law or the terms of any agreement in existence as of the date of this Agreement set forth on Section 5.1(I) of the Sellers’ Disclosure Schedule;

(m) make any change in any method of accounting or accounting practice, except that each member of the Target Group shall be permitted to make changes reasonably determined by any Target Company in good faith to be required to comply with applicable Law;

(n) waive, release, assign, compromise, commence, settle or agree to settle any pending Action (including any such Action relating to this Agreement or the transactions contemplated hereby) other than waivers, releases, compromises or settlements in the ordinary course of business that involve only the payment of monetary damages not in excess of £10,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, any Target Company;

(o) (i) hire any person for employment with any member of the Target Group or (ii) remove any officer of any member of the Target Group except as contemplated by this Agreement;

(p) except as required by applicable Law, make or change any accounting method or election in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) write off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves; or

(r) agree or commit to take any of the actions described in clauses “(a)” through “(q)” of this Section 5.1.

5.2 No Solicitation.

(a) During the Pre-Closing Period, the Sellers shall not, and shall cause each member of the Target Group not to, authorize, instruct or permit their respective officers, directors or employees or instruct any investment banker, attorney or other advisor or representative retained by it to (i) solicit, initiate, facilitate or encourage any inquiries, proposals or offers with respect to, or the submission of, any Takeover Proposal by any Person (other than FID or its Affiliates or representatives) or any inquiry, proposal or offer that is reasonably likely to lead to a Takeover Proposal, (ii) engage, continue or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any non-public information with respect to, or take any other action intended or reasonably expected to

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facilitate the making of any inquiry or proposal to any member of the Target Group that constitutes, or may reasonably be expected to lead to, any Takeover Proposal by any Person (other than FID or its Affiliates or their respective representatives) other than to state that they are not permitted to have discussions and to refer to this Agreement, or (iii) resolve to propose or agree to do any of the foregoing. It is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of any member of the Target Group or any investment banker, attorney or other advisor or representative of any member of the Target Group, acting on behalf of, and with the specific authorization of, such member of the Target Group, shall be deemed to be a breach of this Section 5.2(a) by the Sellers.

(b) The Sellers shall promptly (and in all events within one (1) Business Day) advise FID orally and in writing of the receipt of any Takeover Proposal, inquiry or indication of interest that could lead to a Takeover Proposal, or request for nonpublic information and the material terms and conditions of any such Takeover Proposal, inquiry or request, and the identity of the Person making any such Takeover Proposal, inquiry or request (including an accurate and complete copy thereof). The Sellers will promptly keep FID informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal. The Sellers agree not to, without the prior written consent of FID, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any of the Sellers is a party.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Release. For and in consideration of the amounts payable to the Sellers under this Agreement, effective as of the Closing Date, the Sellers hereby release, acquit and forever discharge each member of the Target Group, FID, LEC, and each of their present and former officers, directors and employees and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, Damages, Liabilities, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which any of the Sellers ever had, now have, or which it may have or shall have against any Target Company, FID, their respective Subsidiaries or any other Person referred to above arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the Closing (“Sellers Claims”); provided, however, that notwithstanding the foregoing or anything else contained herein to the contrary, the Sellers are not releasing, acquitting or discharging any Sellers Claims or rights or remedies to which the Sellers are entitled under this Agreement or any other agreements entered into in connection with this Agreement.

6.2 Regulatory Filings. If LEC (or any of its Affiliates) determines in good faith that a Notification and Report Forms relating to the transactions contemplated herein with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “DOJ”) is reasonably necessary to comply with the HSR Act or that any filings or notices with any Foreign Antitrust Authorities are reasonably necessary to comply with Other Antitrust Laws, the parties hereto shall act in accordance with this Section 6.2. As soon as

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reasonably practicable following such determination, the Sellers and FID (or its Affiliates) shall file such Notification and Report Forms with the FTC and DOJ. In addition, to the extent applicable, the parties shall file with the applicable Foreign Antitrust Authorities the pre-merger notification forms and other filings and notices required by Other Antitrust Laws. Any applicable filing fees in connection with the filings required under this Section 6.2 shall be paid by LEC. The Sellers and FID each shall (a) promptly supply the other party and LEC with any information which may be required in order to effectuate such filings, (b) use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act and any applicable Other Antitrust Laws, and (c) promptly supply any additional information which may reasonably be required by the FTC, the DOJ or Foreign Antitrust Authorities and which the parties may reasonably deem appropriate. The Sellers and FID will notify the other party and LEC promptly upon the receipt of (i) any comments from any officials of the FTC, the DOJ or Foreign Antitrust Authorities in connection with any filings made pursuant hereto and (ii) any request by any officials of the FTC, the DOJ or Foreign Antitrust Authorities for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws, including the requirements of the HSR Act and Other Antitrust Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.2, the Sellers, FID or FID’s Affiliates, as the case may be, will promptly inform the other party and LEC of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement. The Sellers and FID shall give the other party and LEC prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Body with respect to the Acquisition or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such proceeding or threat, and in connection with any such proceeding, the Sellers or FID will permit authorized representatives of the other party and LEC to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such proceeding, provided, however, that LEC shall be solely responsible for the final content of any substantive oral or written communications with any applicable Foreign Antitrust Authorities. Upon the terms and conditions set forth herein, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Acquisition and other transactions contemplated hereby in accordance with the terms hereof, including, if LEC determines in accordance with Section 6.2 that filings with the DOJ, FTC or Foreign Antitrust Authorities are required, obtaining all authorizations, approvals, consents, or expirations of applicable waiting periods in connection with such filings. Notwithstanding anything in this Agreement to the contrary, in no event will FID or LEC be obligated to (A) propose, or agree to accept, any undertaking or condition, to enter into any consent decree, to make any sale, divestiture or disposition, to accept any operational restriction (including any requirement to hold separate (including by trust or otherwise) any business, operations, product lines or assets), (B) take any other action that, in the reasonable judgment of FID or LEC, could be expected to limit the right of FID or LEC, as applicable, to operate, own, operate or retain its business (including, for the avoidance of doubt, the business acquired pursuant to the Other Agreements) or (C) defend any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person including in connection with obtaining clearance under the HSR Act and approvals from the Foreign Antitrust Authorities.

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6.3 [Reserved.]

6.4 Access and Cooperation; Due Diligence. Subject to applicable Laws, during the Pre-Closing Period, the Sellers will, and shall cause each member of the Target Group to, afford to the officers and authorized representatives of FID, LEC or their respective Affiliates reasonable access to all of the Target Group’s sites, properties, books and records and will furnish FID and LEC with such additional financial and operating data and other information as to the business and properties of each member of the Target Group as FID, LEC or their respective Affiliates may from time to time reasonably request. The Sellers will, and shall cause each member of the Target Group to, cooperate with FID, LEC and their respective Affiliates, representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement, as well as the arrangement of financing by FID, LEC or their respective Affiliates. FID and the Sellers will (and the Sellers shall cause each Target Company to) treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of the Confidentiality Agreement.

6.5 Other Consents. Promptly following the execution of this Agreement, the Sellers shall, and shall cause each Target Company to, cooperate with FID and LEC, and FID shall cooperate with the Sellers and each Target Company by executing any request for a Consent that requires its signature and delivering a request for Consent (or delivering notices, as applicable) under the Contracts listed on Schedule 6.5 of the Sellers’ Disclosure Schedule. The Sellers’ obligations under this Section shall continue post-Closing (but then only in relation to the Sellers and without any obligation to procure any action by any Target Company) to the extent that any required Consent relating to such Contracts has not been obtained prior to Closing. Notwithstanding the foregoing and subject to the provisions of this Agreement: (a) no amendment or modification shall be made to any Contract to obtain any required Consent without the prior written consent of FID; and (b) no party hereto nor any of their respective Affiliates shall be required to: (i) dispose or hold separate any part of its or any Target Company’s business, operations, product lines or assets; (ii) not compete in any geographic area or line of business; or (iii) restrict the manner in which, or whether, FID and its Subsidiaries, any member of the Target Group or any of their respective Affiliates may carry on business in any part of the world.

6.6 [Reserved.]

6.7 Tax Matters.

(a) FID shall file or cause to be filed when due (taking into account all extensions properly obtained and at the Sellers’ cost and expense to the extent such Tax Returns relate to any periods that end on or before the Closing Date) all Tax Returns that are required to be filed after the Closing Date and FID shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns filed by FID that relate to taxable years or periods ending on or before the Closing Date, such Tax Returns shall be prepared in a manner

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consistent with the past practice of each Target Company, except as otherwise required under applicable Law. With respect to Tax Returns described in the preceding sentence and the portion of any Tax Return for a Straddle Period that relates to the period prior to and including the Closing Date, such Tax Returns (or portions of Straddle Period Tax Returns) shall be submitted to the Sellers not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Sellers, which approval may not be unreasonably withheld, conditioned or delayed and which approval (or reasons for non-approval) shall be provided to FID within ten (10) Business Days (or with respect to any Tax Return relating to VAT such period shall be no later than five (5) Business Days prior to the date on which such Tax Return is due to be filed) after the Sellers’ receipt of such Tax Return. FID shall not cause or permit the amendment, refiling or other modification of any Tax Return with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, unless such approval (or reasons for non-approval) shall not have been provided to FID within ten (10) Business Days (or with respect to any Tax Return relating to VAT such period shall be no later than five (5) Business Days prior to the date on which such Tax Return is due to be filed) after receipt by the Sellers of such amendment, refiling or other modification of any Tax Return.

(b) FID shall notify the Sellers in writing upon receipt by FID or any Affiliate of FID (including any member of the Target Group), after the Closing Date, of written notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of any member of the Target Group for which the Sellers would be required to indemnify any FID Indemnified Party pursuant to Section 9.1(a)(iii) of this Agreement (“Tax Claim”). FID shall take (or shall procure that the relevant member of the Target Group shall take) such action as the Sellers may reasonably request in writing to dispute, resist, appeal, compromise or defend the Tax Claim, provided, however, that FID shall not be required to take any such action (i) unless FID and the relevant members of the Target Group are each promptly indemnified and secured to FID’s reasonable satisfaction by the Sellers against all losses, costs, damages and expenses that are or may be thereby incurred, or (ii) if, in FID’s reasonable opinion, the action is likely to affect adversely either the future liability of FID or the relevant members of the Target Group to Tax or to be prejudicial to the business affairs or financial interests of any of them or of any person connected with any of them, or (iii) unless any appointment of legal or other professional advisers, including Tax counsel, has been approved in writing by FID (such approval not to be unreasonably withheld or delayed), or (iv) that would require any member of the Target Group to take any action against an employee or director of such member of the Target Group, FID or any person connected with any of them, or (v) that constitutes the making of a settlement or compromise of the relevant Tax Claim unless FID’s consent in writing is obtained, such consent not to be unreasonably withheld or delayed. FID and/or the relevant member of the Target Group shall be free to pay or settle a Tax Claim on such terms as it may in its absolute discretion consider fit if such Tax Claim involves an allegation of fraud, willful default or negligence. If the Sellers do not request FID to take any appropriate action within twenty-one (21) days of notice to the Sellers, or no action is required to be taken by virtue of any of the preceding provisions in (i) – (v) above, FID shall be free to satisfy or settle (or to allow the relevant member of the Target Group to satisfy or settle) the relevant Tax liability on such terms as it may determine in its sole discretion. FID and the

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relevant member of the Target Group shall not be required to resist any dispute before any court, tribunal or other appellate body unless it has been advised by leading independent Tax counsel with at least ten (10) years of professional experience, after disclosure of all relevant information and documents, that it is reasonable to resist the Tax Claim in the manner proposed by the Sellers. In the event of any inconsistency or conflict between this Section 6.7(b) and Section 9.1(c), this Section 6.7(b) shall be applicable and not Section 9.1(c).

(c) FID, each Target Company and the Sellers shall cooperate as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns, and any proceeding, assessment, enquiry, investigation, dispute, audit or review by a Governmental Body with respect to Taxes. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy or dispute, executing powers of attorney, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such proceeding, investigation, audit or review and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. FID and the Sellers agree to retain all books and records with respect to Tax matters pertinent to each member of the Target Group relating to any taxable period beginning before the Closing Date until the later of (i) the expiration of the statute of limitations (and, to the extent notified by FID or any member of the Target Group, any extensions thereof) of the respective taxable periods and (ii) the final resolution of any indemnification claims made by a FID Indemnified Party relating to Taxes prior to any such expiration of the statute of limitations, and to abide by all record retention agreements entered into with any taxing authority.

(d) Notwithstanding anything to the contrary in this Agreement, the Sellers shall indemnify FID for all employment Taxes attributable to the payment of any remuneration or compensation in connection with the transactions contemplated by this Agreement, and such amounts shall reduce or be deducted from the consideration otherwise payable pursuant to this Agreement.

6.8 Notification of Certain Events.

(a) During the Pre-Closing Period, the Sellers shall promptly notify FID and LEC of, and furnish FID and LEC with any information they may reasonably request with respect to (i) the occurrence of any event or condition or the existence of any fact that may cause any of the conditions to the obligation of FID to consummate the Acquisition set forth in Section 7 to not be satisfied, (ii) the occurrence of any event or condition or the existence of any fact that could result in any representation or warranty made by Sellers in Section 3 to be materially untrue or inaccurate, (iii) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, could become a default under any Material Contract, (iv) any material actions, suits, claims or proceedings in connection with the Acquisition, (v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition, or (vi) the occurrence of any event or condition or the existence of any fact which has had a Target Group Material Adverse Effect or the occurrence or non-occurrence of any event or condition that could be reasonably expected, individually or in the aggregate, to result in a Target Group Material Adverse Effect; provided,

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however, if any such notification is (x) received at least five (5) Business Days prior to the Closing Date and (y) such notification pertains to a matter that came into existence or occurred after the date of this Agreement, and such matter would result in the failure of the condition set forth in Section 7.1 to be satisfied, and (z) FID consummates the Closing, then such disclosure shall be deemed to have qualified any warranty of the Sellers to which it expressly relates for purposes of determining whether there has been a breach of such warranty for purposes of any indemnification to be provided by the Sellers pursuant to Section 9.

(b) The Sellers’ satisfaction of the notification obligations in Section 6.8(a) shall not relieve the Sellers of any of their other obligations under this Agreement and, except as expressly provided in the proviso in Section 6.8(a), no information delivered to FID or LEC pursuant to this Section 6.8 shall (i) amend the Sellers’ Disclosure Schedule, (ii) impact the accuracy of any of the warranties made by the Sellers in this Agreement, (iii) determine whether any of the conditions set forth in Section 7 has been satisfied or (iv) limit or otherwise affect the Indemnified Parties’ rights to indemnification pursuant to Section 9.

6.9 Regulatory Matters. During the Pre-Closing Period, to the extent not prohibited by applicable Laws, the Sellers shall, and shall cause each member of the Target Group to, provide FID with a reasonable opportunity (given the circumstances) to consult with the Sellers and any relevant member of the Target Group prior to the Sellers or any such member of the Target Group making any material correspondence, communication, notification or consultation with or by any Governmental Body.

6.10 Unpaid Target Company Expenses; Target Company Retired Indebtedness. On the Closing Date, FID shall procure that the relevant member of the Target Group pays any Unpaid Target Company Expenses and Target Company Retired Indebtedness reflected on the Closing Financial Certificate. On or prior to the Closing, the Sellers shall have caused to be released all Liens (other than Permitted Liens) in and upon any of the properties and assets of the Target Group.

6.11 Final Financial Statements. In addition to the Sellers’ obligations under Section 6.12, the Sellers shall provide prior to the Closing Date, and FID shall have had sufficient time to review, the unaudited balance sheet of each Target Company as of the end of all fiscal quarters ended after December 31, 2014, and the related unaudited statement of income, members’ equity and cash flows for all fiscal quarters ended after December 31, 2014 and the corresponding periods of 2015.

6.12 Cooperation in Preparation of Registration Statement.

(a) The Sellers shall furnish or cause to be furnished to LEC and the Underwriters all of the information concerning the Sellers, the members of the Target Group and the Projects reasonably required by LEC for inclusion in, and will cooperate with FID, LEC and the Underwriters in the preparation of, the Registration Statement and the prospectus included therein (including audited, unaudited and pro forma financial statements, prepared in accordance with US GAAP, in form suitable for inclusion in the Registration Statement. The Sellers agree to promptly advise LEC if at any time prior to the 25th day after the date of the final prospectus of LEC utilized in connection with the IPO the Specified Information becomes

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incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy. Insofar as the information relates solely to Sellers or the members of the Target Group, the Sellers warrant that the information provided by them pursuant to this Section 6.12(a) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) If, prior to the 25th day after the date of the final prospectus of LEC utilized in connection with the IPO, any of the Sellers becomes aware of any fact or circumstance which would change (or, if after the Closing Date, would have changed) a warranty of the Sellers in this Agreement or would affect any document delivered pursuant hereto in any material respect, the Sellers shall immediately give notice of such fact or circumstance to LEC; provided, however, such notification shall not relieve the Sellers of their obligations under this Agreement.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF FID

The obligations of FID to effect the Acquisition and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted, waiver by FID), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Warranties. The warranties of the Sellers in this Agreement and in any certificates, documents or agreements furnished by any member of the Target Group or the Sellers pursuant to this Agreement (other than Section 3.3) that are qualified by materiality shall be true and correct in all respects both when made and as of the Closing Date, and each such warranty that is not so qualified shall be true and correct in all material respects both when made and as of the Closing Date, (except in each case, to the extent expressly made as of an earlier date, in which case as of the earlier date), and the warranties of the Sellers pursuant to Section 3.3 shall be true and correct in all respects both when made and as of the Closing Date.

7.2 Performance of Covenants. Each Target Company and the Sellers shall have performed and complied with, in all material respects, all of its covenants and obligations set forth in this Agreement required hereby to be performed by them at or before the Closing (to the extent that such covenants and obligations require performance by the Company at or before Closing).

7.3 HSR Act and Other Antitrust Laws. If FID or its Affiliates determines in accordance with Section 6.2 that filings with the DOJ, FTC or Foreign Antitrust Authorities are required, all authorizations, approvals, consents, or expirations of applicable waiting periods in connection with such filings shall have been obtained or occurred.

7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Acquisition illegal.

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7.5 No Governmental Litigation. There shall not be pending or threatened before any court of competent jurisdiction or other Governmental Body any Action (a) to which a Governmental Body is a party, and (b) that would or would reasonably be expected to (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Acquisition or the other transactions contemplated by this Agreement, (ii) impose limitations on the ability of FID effectively to exercise full rights of ownership of all of the Shares, (iii) prohibit FID or any of its Affiliates from effectively controlling in any material respect the business or operations of any Target Company, or (iv) prohibit or limit the ownership or operation by FID, its Affiliates or any Target Company, or to compel FID, its Affiliates or any Target Company to dispose of, hold separate or license any material portion of the business or assets of FID, its Subsidiaries or any Target Company, as a result of the Acquisition or any of the other transactions contemplated by this Agreement.

7.6 No Target Group Material Adverse Effect. Since the date of this Agreement there shall have been no Target Group Material Adverse Effect.

7.7 Required Consents. The Sellers shall have received all of the Consents set forth in Section 6.5 of the Sellers’ Disclosure Schedule and all such Consents shall be valid and in effect as of the Closing Date.

7.8 Termination of Related Party Agreements. Except as set forth on Section 7.8 of the Sellers’ Disclosure Schedule and as consented to by FID, all existing agreements (and intercompany accounts) between any member of the Target Group, on the one hand, and the Sellers or any of its respective Affiliates, or their respective shareholders, directors, officers or employees (other than the member of the Target Group), on the other hand, shall have been cancelled effective prior to or as of the Closing Date without any further obligation or liability of any member of the Target Group.

7.9 Registration Statement. The Registration Statement shall have been declared effective by the SEC.

7.10 Closing of the IPO. The closing of the sale of LEC Stock to the Underwriters in the IPO shall have occurred simultaneously with the Closing Date hereunder.

7.11 Withholding. Each Seller has delivered to FID an appropriate, correctly completed, and executed form W-8BEN, (or applicable successor form), with appropriate attachments no later than 15 May 2015. FID may waive this condition by written notice to the Sellers.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATION OF THE SELLERS

The obligation of the Sellers to effect the Acquisition and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Warranties. The warranties of FID set forth in this Agreement that are qualified by materiality shall be true and correct in all respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of the earlier date) and each such warranty that is not so qualified shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of the earlier date), except where the failure of such warranties to be true and correct would not, in the aggregate, constitute a FID Material Adverse Effect.

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8.2 Performance of Covenants. FID shall have each performed and complied with, in all material respects, all of its agreements, obligations and covenants set forth in this Agreement required hereby to be performed by it at or before the Closing (to the extent that such covenants require performance by FID at or before the Closing).

8.3 HSR Act and Other Antitrust Laws. If FID or its Affiliates determines in accordance with Section 6.2 that filings with the DOJ, FTC or Foreign Antitrust Authorities are required, all authorizations, approvals, consents, or expirations of applicable waiting periods in connection with such filings shall have been obtained or occurred.

8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition by the Sellers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Acquisition illegal.

8.5 No Governmental Litigation. There shall not be pending before any court of competent jurisdiction or other Governmental Body any Action (a) to which a Governmental Body is a party, and (b) that would or would reasonably be expected to restrain, enjoin, prevent, prohibit or make illegal the consummation of the Acquisition or the other transactions contemplated by this Agreement.

8.6 Registration Statement. The Registration Statement shall have been declared effective by the SEC.

8.7 Closing of the IPO. The closing of the sale of LEC Stock to the Underwriters in the IPO shall have occurred simultaneously with the Closing Date hereunder.

SECTION 9. INDEMNIFICATION

9.1 Indemnification.

(a) Subject to the other provisions of this Section 9, the Sellers shall indemnify FID and LEC (from and after the Closing), their Affiliates, and each of their respective officers, directors, employees, equityholders, agents and other representatives (each a “FID Indemnified Party”) in respect of, and hold them harmless and defend against, in all cases subject to the limitations set forth in this Section 9, any Damages, whether or not arising out of a third-party claim, suffered by such FID Indemnified Party resulting from or relating to:

(i) any inaccuracy in or breach of, as of the date hereof or as of the Closing Date, any warranties made by the Sellers in this Agreement or any certificates furnished by any Target Company or the Sellers pursuant to this Agreement;

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(ii) any breach or failure of any Target Company or the Sellers to perform any covenant or agreement contained in this Agreement to be performed at or prior to the Closing;

(iii) all Taxes imposed on, payable or relating to any member of the Target Group for all periods (or portions thereof) ending on or before the Closing Date (except to the extent taken into account in calculating Target Company Current Liabilities) including any Tax imposed on or relating to any member of the Target Group with respect to any Pre-Closing Period, including as a result of a loss, or the use or set off against income, profits or gains earned, accrued or received on or before the Closing of any Relief shown as an asset in the Target Company Current Assets of each member of the Target Group or that has been taken into account in computing and so reducing or eliminating any provision of deferred Tax which appears, or would otherwise have appeared in the Closing Financial Certificate or as a result of the use or set off of a FID’s Relief (which is a Relief arising in respect of an event occurring on or after the date of the Financial Statements) where but for such use or set off any member of the Target Group would have had a Liability for Tax for which the Sellers would have been liable under this Agreement; provided, however, that the Sellers shall not be liable to the extent that such Taxes are increased as a result of any action taken by FID or any of its Affiliates on the Closing Date after the Closing that is out of the ordinary course of business and not contemplated by this Agreement or the Registration Statement;

(iv) any liability under the 1933 Act, the 1934 Act or other Federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact provided by the Sellers relating to any member of the Target Group or the Sellers, contained in the Specified Information;

and any claim under any such provision shall be a Claim and any such Claim in respect of Tax shall be a Tax Claim.

For purposes of Section 2.3(b), Section 6.7(a) and Section 9.1(a)(iv), to the extent permitted under applicable Laws, the Sellers shall be deemed to have closed the taxable year of each Target Company as of the close of business on the Closing Date, provided, however, that if any member of the Target Group is required to file a Tax Return for a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of Taxes for such Straddle Period that relates to the period prior to the Closing Date shall be calculated as though the taxable period of such member of the Target Group terminated as of the close of the Closing Date; provided, further, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items (or items determined on an annual basis such as depreciation or amortization or effects of marginal Tax rates but excluding any stamp duty, stamp duty reserve tax, stamp duty land tax and VAT), the portion of the Tax (or item) for the period prior to the Closing Date shall be equal to the amount of Tax (or item) for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period.

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(b) Subject to the other provisions of this Section 9, FID shall indemnify the Sellers and its Affiliates, and each of its respective officers, directors, employees, equityholders, agents and other representatives (each a “Sellers Indemnified Party”) in respect of, and hold them harmless and defend them against, any Damages suffered by a Sellers Indemnified Party resulting from, relating to or otherwise in connection with:

(i) any inaccuracy in or breach of, as of the date hereof or as of the Closing Date, any warranties made by FID in this Agreement or any certificates, documents or agreement furnished by FID pursuant to this Agreement; or

(ii) any breach or failure of FID to perform any covenant or agreement contained in this Agreement.

(c) In the event an Indemnified Party becomes aware of a third-party claim (including any Action commenced or threatened to be commenced by any third-party) that it reasonably believes may result in indemnification pursuant to this Section 9.1, a written notice of such claim (such notice, the “Claim Notice”) shall be delivered, in the case of a FID Indemnified Party, to the Sellers, and in the case of a Sellers Indemnified Party, to FID. The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such claim and shall describe in reasonable detail (to the extent known to the Indemnified Party) the facts constituting the basis for such claim and the amount of the claimed damages; provided, however, that no delay or failure on the part of an Indemnified Party in delivering a Claim Notice shall relieve any Indemnifying Party from any liability hereunder except and to the extent such Indemnifying Party has been actually prejudiced by such delay or failure. Within ten (10) days after receipt of any Claim Notice by a FID Indemnified Party, the Sellers may, subject to Section 6.7(b) in respect of any Claim that relates to Tax, upon written notice thereof to FID, assume control of the defense of the claim referred to therein at the Sellers’ sole cost and expense with counsel reasonably satisfactory to FID so long as (i) such claim is not a criminal proceeding, (ii) such claim does not seek an injunction or equitable or non-monetary relief against any Indemnified Party (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damage), (iii) such claim has not and would not reasonably be expected to result in Damages in excess of the amounts available for indemnification pursuant to this Section 9, (iv) upon petition by an Indemnified Party, the appropriate court does not rule that the Indemnifying Party failed or is failing to defend in good faith such claim, and (v) the Indemnifying Party within thirty (30) calendar days of the receipt of notice of such claim (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) notifies the Indemnified Party of its intent to do so, together with an acknowledgement that such Claim is subject to indemnification hereunder by sending a written notice to the Indemnified Party, and (vi) such claim is not likely to cause damage to the Target Group’s goodwill or reputation. Within ten (10) days after receipt of any Claim Notice by Sellers, FID may, upon written notice thereof to Sellers, assume control of the defense of the claim referred to therein at FID’s sole cost and expense with counsel reasonably satisfactory to Sellers. The party not controlling the defense of such claim (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Sellers or FID, as applicable, assumes control of the defense of a claim and the Sellers and FID have materially conflicting interests or different defenses available with respect to such claim which cause the Sellers or FID, as applicable, to hire its own separate

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counsel with respect to such proceeding, the reasonable fees and expenses of such separate counsel shall be considered “Damages” for purposes of this Agreement. The party controlling the defense of such claim (the “Controlling Party”) shall: (i) keep the Non-controlling Party advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto; and (ii) make available to the Non-controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such claim. If the Indemnifying Party does so assume control of the defense of any third party claim, (i) the Indemnified Party shall not agree to any settlement, compromise or consent to judgment with respect to such third party claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed and (ii) the Indemnifying Party, may, without the consent of the Indemnified Party, agree to any settlement, compromise, or consent to judgment with respect to such third party claim (including on behalf of the relevant Target Company and the Indemnified Parties); provided, that any such settlement, compromise or consent to judgment consists solely of monetary obligations to be funded by the Indemnifying Party, does not contain an admission of guilt or liability by the Indemnified Party and includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full release of the Indemnified Party and its Affiliates, reasonably satisfactory to the Indemnified Party, from all liability with respect to such third party claim.

(d) In order to seek indemnification under this Section 9, an Indemnified Party shall deliver a written demand (an “Indemnification Demand”) with reasonable promptness to the Sellers, in the case of a FID Indemnified Party, and FID, in the case of a Sellers Indemnified Party, for forwarding to the party(s) providing indemnification pursuant to Section 9.1(a) or Section 9.1(b), as applicable (such party providing indemnification, the “Indemnifying Party”). The Indemnification Demand shall contain (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 9.1(a) or Section 9.1(b), as applicable, for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. If the Sellers or FID, as applicable, fails to notify the Indemnified Party within thirty (30) days following receipt of an Indemnification Demand from such Indemnified Party that it disputes the indemnity claimed therein, the indemnity claim set forth in the Indemnification Demand shall be conclusively deemed a liability to be indemnified under this Section 9, and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand on demand.

9.2 Survival.

(a) All warranties that are covered by the indemnification obligations in this Section 9 shall survive the Closing, and claims based upon or arising out of a breach of such warranties will expire at 5:00 p.m. New York City time:

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(i) on the date that is the eighteen (18) month anniversary of the Closing Date in respect of the warranties which are not Fundamental Warranties or FID Fundamental Warranties;

(ii) on the date that is the five (5) year anniversary of the Closing Date in respect of the Fundamental Warranties and FID Fundamental Warranties (other than the warranties contained in Section 3.17 (Tax Matters)); and

(iii) on the date that is the seven (7) year anniversary of the Closing Date in respect of the warranties contained in Section 3.17 (Tax Matters).

Notwithstanding the foregoing, no warranties or such obligations to indemnify, hold harmless and defend shall terminate with respect to any Damages as to which the Indemnified Party shall have, on or prior to such date, made a claim by delivering a Claim Notice or Indemnification Demand to the Indemnifying Party.

(b) The right of an Indemnified Party hereto to assert a claim with respect to covenants contained in this Agreement that are to be performed at or prior to the Closing shall expire at 5:00 p.m. New York City time on the date that is the eighteen (18) month anniversary of the Closing Date; provided, however; that the right of an Indemnified Party to file a claim with respect to breach of covenants contained in this Agreement that are to be performed at or prior to the Closing relating to Tax, shall continue in full force and effect for a period of seven (7) years after the Closing Date); provided, further, that no such right of an Indemnified Party to file a claim with respect to breach of such covenant and no such obligations to indemnify, hold harmless and defend shall terminate with respect to any claim for Damages as to which the Indemnified Party shall have, on or prior to such date made a claim by delivering a Claim Notice or Indemnification Demand to the Indemnifying Party in compliance with the terms of this Section 9. For the avoidance of doubt, the right of an Indemnified Party hereto to file a claim with respect to covenants contained in this Agreement that are to be performed after the Closing Date shall survive and continue in full force and effect until fully performed or observed in accordance with their terms.

9.3 Limitations.

(a) The total Liability of the Sellers to the FID Indemnified Parties for Damages under this Section 9 shall not exceed the following:

(i) in the case of Damages arising from Section 9.1(a)(i) (other than arising from a breach of or inaccuracy in any Fundamental Warranty), an amount equal to forty percent (40%) of the Cash Consideration actually received by the Sellers; and

(ii) in the case of Damages arising from a breach of or inaccuracy in any Fundamental Warranty, or Section 9.1(a)(ii), (iii), (iv) or (v), the amount equal to [one hundred percent (100%) of the Cash Consideration actually received by the Sellers]; and

(iii) No limitation shall apply to any Liability of the Sellers for Damages arising from common law fraud or from willful breach of this Agreement by any Target Company or the Sellers.

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(b) Except for a failure of FID to pay the Cash Consideration (for which failure the total Liability of FID to the Company Indemnified Parties shall be the amount of such payment(s) owed plus all Damages incurred to collect such payment(s) owed), the total Liability of FID to the Sellers Indemnified Parties for Damages under Section 9.1(b) shall not, in the aggregate, exceed the Cash Consideration; provided, however, that nothing in this Agreement (including the foregoing) shall limit any Sellers Indemnified Party’s recourse against FID arising from common law fraud or from willful breach of this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, neither the FID Indemnified Parties nor the Sellers Indemnified Parties shall be entitled to recover any Damages under Section 9.1(a)(i) or Section 9.1(b)(i), as applicable, unless and until the aggregate amount of all Damages for which they would otherwise be entitled to indemnification under such provision exceed an amount equal to zero point five percent (0.5%) of the Cash Consideration actually received by the Sellers (the “Indemnity Threshold”), at which point, such Indemnified Parties shall become entitled to be indemnified only in excess of the Indemnity Threshold; provided, however, that the Indemnity Threshold shall not apply to any Damages related to the inaccuracy in or breach of any of the Fundamental Warranties or FID Fundamental Warranties, common law fraud or willful breach of this Agreement.

(d) If any FID Indemnified Party receives an indemnification payment from the Sellers, the Sellers shall be entitled to exercise and shall be subrogated to any rights and remedies (including rights of indemnity, rights of contribution and rights of recovery) that such FID Indemnified Party may have against any other Person with respect to any Damages, circumstance or matter to which such indemnification payment is related (other than any Damages, circumstance or matter relating to Tax); provided, however, that such right of the Sellers shall be limited to the extent of the indemnification payment received by such FID Indemnified Party. Upon reasonable written request of the Sellers and to the extent reasonably necessary to permit the Sellers to exercise its rights of subrogation hereunder, FID or the relevant Target Company shall take such actions as are reasonably necessary to assign to the Sellers any claim (or portion of a claim) either FID or such relevant Target Company has against such other Person with respect to the Damages, circumstance or matter to which such indemnification payment relates.

(e) Absent common law fraud or absent willful breach of this Agreement, and subject to Section 10.2, the indemnification and other provisions contained in this Section 9 are intended to provide the sole and exclusive remedy following the Closing as to all money damages for any Action arising out of the subject matter of this Agreement or related to the Acquisition (it being understood that nothing in this Section 9 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement). Nothing in this Agreement shall limit FID’s recourse against the Sellers pursuant to the terms of any document to which any of the Sellers is a party, such as an acknowledgment and release or letter of transmittal.

(f) After the Closing, the Sellers shall not have any right of contribution against FID or any Target Company, or any of their directors, officers or employees, for any breach of any warranty, covenant or agreement of any Target Company.

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(g) Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this Section 9, all of the warranties contained in this Agreement or in any certificate furnished pursuant to this Agreement that are qualified as to materiality, Target Group Material Adverse Effect or any similar qualification or standard shall be deemed to have been made without any such qualification or standard for purposes of determining the amount of Damages resulting from, arising out of or relating to any such breach of warranties.

(h) Any Indemnified Party shall take all commercially reasonable steps to mitigate Damages for which indemnification may be claimed by them pursuant to this Agreement (other than any Damages related to a breach of any warranty resulting from fraud or willful breach) upon and after becoming aware of any event that could reasonably be expected to give rise to any such Damages that are indemnifiable or recoverable hereunder in connection therewith (including seeking, in a manner consistent with past practice, recovery under existing insurance policies covering such Damages to the extent as they would if such Damage were not subject to indemnification hereunder).

9.4 Due Date of Payment and Interest.

(a) Where a claim under this Agreement relates to Damages relating to Tax, the Sellers shall pay to FID the amount claimed under this Agreement in respect thereof on or before the date which is the later of the date ten (10) Business Days after demand is made therefor under this Agreement and the fifth Business Day prior to the latest date on which the Tax in question can be paid to the relevant Tax authority in order to avoid a liability to interest or penalties accruing.

(b) Where a claim in respect of Damages relating to Tax under this Agreement relates to the loss or set off of a right to a repayment of Tax, the Sellers shall pay to FID the amount claimed under this Agreement in respect thereof on or before the date which is the later of the date ten (10) Business Days after demand is made therefor under this Agreement and the date when such repayment would have been due were it not for such loss or setting off.

(c) Where a claim in respect of any loss relating to Tax under this Agreement relates to the loss, use or set off of any Relief, the Sellers shall pay to FID the amount claimed under this Agreement in respect thereof on or before the date which is the later of the date ten (10) Business Days after demand is made therefor under this Agreement, and:

(i) in the case of a Relief which is used or set off, the date or dates referred to in Section 9.4(a) that would have applied to the Tax saved by the use or set off of the Relief if that Tax had been payable; or

(ii) in the case of a Relief which is lost, the date or dates referred to in Section 9.4(a) that apply to the Tax which but for such loss would have been saved by virtue of such Relief, ignoring for this purpose the effect of Reliefs (other than deductions in computing profits for the purposes of Tax) arising in respect of an event occurring or period ending after the Closing.

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(d) Any sum not paid by the Sellers on the due date for payment specified in this Section 9.4 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a yearly rate of two percent (2%) above the base lending rate of [HSBC Bank plc] from time to time from the due date to and including the day of actual payment of such sum, compounded quarterly. Such interest shall be paid on the demand of FID.

9.5 Pro-forma Financial Statements

(a) For the avoidance of doubt, the Sellers are not giving any warranty in relation to the pro-forma financial statements for the periods ending December 31, 2014 provided by the Sellers to LEC for inclusion in the Registration Statement.

SECTION 10. TERMINATION

10.1 Termination. This Agreement may be terminated, and the Acquisition may be abandoned, prior to the Closing only as follows:

(a) by mutual written consent of FID and the Sellers;

(b) by either FID or the Sellers, acting jointly, if the Acquisition shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(b) if the failure to consummate the Acquisition by the End Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing;

(c) by either FID or the Sellers, acting jointly, if a court of competent jurisdiction or a Governmental Body shall have issued a final and non-appealable order having the effect of restraining, enjoining or otherwise prohibiting the Acquisition or any Law is enacted or deemed applicable to the Acquisition that makes consummation of the Acquisition illegal;

(d) by FID (provided, that, it is not then in material breach of any of its warranties, covenants, obligations or other agreements contained in this Agreement) in the event of a breach by any of the Sellers of any of their warranties, covenants, obligations or other agreements contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured within thirty (30) Business Days after the delivery of written notice to the Sellers of such breach;

(e) by the Sellers, acting jointly (provided, that, it is not then in material breach of any of its warranties, covenants or agreements under this Agreement), in the event of a breach by FID of any of its respective warranties, covenants, obligations or other agreements contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) cannot be or has not been cured within thirty (30) Business Days after the delivery of written notice to FID of such breach; or

(f) by FID (provided, that, it is not then in material breach of any of its warranties, covenants, obligations or other agreements contained in this Agreement) if there has been a Target Group Material Adverse Effect.

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10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no further liability on the part of any party; provided, however, that (i) this Section 10.2, Section 6.4, Section 9 and Section 11 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect and (ii) neither the Sellers nor FID shall be relieved of any obligation or Liability arising from any willful breach by such party of any provision of this Agreement prior to the date of such termination and the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 10.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto and LEC.

11.2 Expenses. Except as otherwise specifically provided herein or in the Escrow Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated, except that filing fees payable under or pursuant to the HSR Act and Other Antitrust Laws, if any, shall be shared equally by LEC and the Sellers.

11.3 No Waivers.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement. This Agreement (including the Sellers’ Disclosure Schedule), and all other written agreements to be entered into pursuant to this Agreement and all certificates to be delivered to FID pursuant to this Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect until the Closing, at which point it shall terminate. In entering into this Agreement, each party hereto acknowledges that it is not relying upon, and has not been induced to enter into this Agreement by, any pre-contractual statement which is not expressly set out in them.

11.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed (in counterparts or otherwise) by facsimile or electronic transmission of PDFs, each of which shall be deemed an original and sufficient to bind the parties.

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11.6 Governing Law and Jurisdiction. This Agreement (including a dispute relating to its existence, validity or termination) and any non-contractual obligation or other matters arising out of or in connection with it are governed by English law. The courts of England shall have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement, including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity.

11.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect (except that FID may assign this Agreement or any such rights hereunder to an Affiliate, without the prior written consent of the Sellers); provided, further, that FID may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of FID, as long as FID provides written notice to the Sellers of such assignment, and the assignee thereof agrees in writing to be bound as an “assignee of FID” hereunder. FID may make a collateral assignment of this Agreement without the consent of the Sellers to any lender or agent thereof for financing purposes with respect to the transactions contemplated by this Agreement.

11.8 Third Party Beneficiaries.

(a) Except as specifically provided in Section 9, Section 11.7(b) or elsewhere in this Agreement, a Person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

(b) LEC is an express third-party beneficiary of all rights afforded to LEC and/or FID under this Agreement, including, without limitation, all rights and remedies hereunder on behalf of FID, and shall be permitted to enforce such rights on its own behalf or on behalf of FID, as applicable, as if it were a party to this Agreement.

(c) For the avoidance of doubt: (i) LEC and FID shall not be entitled to recover from the Sellers in respect of the same loss under this Agreement, (ii) the Sellers shall not be liable for the same loss more than once; and (iii) if a claim is brought by any party other than FID, the maximum liability of the Sellers in respect of such claim shall not exceed the amount FID could have recovered had it brought such claim.

11.9 Notices. Any notice or other communication required or permitted to be delivered to any party or LEC under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic mail or telephone confirmation), or (c) one (1) Business Day after being sent by

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overnight courier or express delivery service (with proof of delivery), provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party or LEC shall have specified in a written notice given to the other parties hereto and LEC):

if to FID or LEC:

(i)	in respect of notices given prior to Closing:

Fifty ID RE Limited

21 Great Winchester Street

London EC2N 2JA

Attention: Peter Glenn

Email: peterglenn@fiftyid.com

and

Lightbeam Electric Company

400 Harbor Drive, Suite B

Sausalito, California 94965

Attention: James Lavelle, Chief Executive Officer

Email: Jim@lightbeamelectric.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: David W. Pollak

Facsimile: 212-309-6001

(ii)	in respect of notices given after Closing:

Lightbeam Electric Company

400 Harbor Drive, Suite B

Sausalito, California 94965

Attention: James Lavelle, Chief Executive Officer

Email: Jim@lightbeamelectric.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: David W. Pollak

Facsimile: 212-309-6001

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if to the Sellers:

Mosscliff Environmental Limited

Horham Airfield

Horham Road

Denham

IP21 5DQ

Attention: David Wyllie

E-mail: david@mosscliff.co.uk

with a copy (which shall not constitute notice) to:

Birketts LLP

24-26 Museum Street

Ipswich

Suffolk

IP1 1HZ

Attention: Mark Gipson

Facsimile: 01473 406391

E-mail: mark-gipson@birketts.co.uk

11.10 Severability. If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the intention of the parties hereto. To the extent that it is not possible to delete or modify the relevant provision, in whole or in part, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under this Section 11.9, not be affected.

11.11 Press Releases. If FID and the Sellers agree to issue a press release with respect to the Acquisition and the other transactions contemplated by this Agreement, such press release shall be a joint press release and shall not be issued or otherwise made publicly available until approved for such release by FID and the Sellers. Thereafter, FID and the Sellers shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Acquisition and the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and obtaining written consent of such other parties. Notwithstanding the foregoing, FID and LEC shall be permitted to make any public statement without obtaining the written consent of the Sellers if (a) the disclosure is required by applicable Law or the requirements of the SEC, the New York Stock Exchange or Nasdaq, as applicable, or other comparable Foreign Antitrust Authorities or markets or stock exchanges, or as is otherwise customary with respect to the IPO and (b) FID has first used its commercially reasonable efforts to consult with (but not to obtain the written consent of) the Sellers about the form and substance of such disclosure.

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11.12 No Implied Warranties. The parties acknowledge that, except as expressly provided in Sections 3 and 4, the Sellers’ Disclosure Schedule, the FID Disclosure Schedule, and the certificates and agreements contemplated by this Agreement, none of the parties hereto has made or is making any warranties whatsoever, implied or otherwise.

11.13 Specific Performance. Subject to Section 9.3(f), the rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that FID and the Sellers would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

11.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders, and “or” is not exclusive.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and Annexes are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to dollar amounts or “$” are references to U.S. dollars.

(g) All references to “£” are references to pounds sterling and all payments hereunder shall be made in pounds sterling.

11.15 Performance by Affiliates. FID may discharge any obligations and exercise any right hereunder through any one or more of its Affiliates. FID hereby guarantees the performance by its Affiliates of such obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. FID will be liable for any breach of this Agreement by FID resulting from FID’s use of an Affiliate to perform its obligations hereunder.

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11.16 Adjustment to Cash Consideration. Any payment by the Sellers to FID or by FID to the Sellers hereunder, shall be treated as an adjustment to the Cash Consideration for all Tax purposes, except as otherwise required under applicable Law

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

EXECUTED AS A DEED BY A DIRECTOR FOR AND	)
ON BEHALF OF FIFTY ID RE LIMITED IN THE	)
PRESENCE OF:	)	/S/ JEREMY G. DYER
SIGNATURE

JEREMY G. DYER
PRINT NAME

Witness signature:	/s/ Richard Maloney
Witness Name:	Richard Maloney
Witness Address:	Silverdale
Church Road
Idmiston SP4 0AL
Witness Occupation:	Barrister

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EXECUTED AS A DEED BY	)
ANDREW THOMSON MCLINTOCK	)
IN THE PRESENCE OF:	)	/S/ ANDREW THOMSON MCLINTOCK
SIGNATURE

Witness signature:	/s/ Lily Boulton
Witness Name:	Lily Boulton
Witness Address:	109 Portland Street
Exeter
EX1 2E9
Witness Occupation:	Planner

EXECUTED AS A DEED BY	)
DAVID JAMES LYON WYLLIE	)
IN THE PRESENCE OF:	)	/s/ DAVID JAMES LYON WYLLIE
SIGNATURE

Witness signature:	/s/ Mark O’Leary
Witness Name:	Mark O’Leary
Witness Address:	Coach House, Wattcote Farm
Manor Lane
Wroxall, Warwick CV35 7NH
Witness Occupation:	National Sales Manager

EXECUTED AS A DEED BY	)
ROMANA WYLLIE	)
IN THE PRESENCE OF:	)	/s/ ROMANA WYLLIE
SIGNATURE

Witness signature:	/s/ Alvaro Grajal
Witness Name:	Alvaro Grajal
Witness Address:	203 Harvist Road
London
NW6 6HB
Witness Occupation:	Software Developer

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition” shall have the meaning set forth in the recitals of this Agreement.

“Action” shall have the meaning set forth in Section 3.21.

“Adjustment Auditor” shall have the meaning set forth in Section 2.3(e).

“Affiliate” of a Person shall mean any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Allocation Schedule” shall have the meaning set forth in Section 2.1(b).

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the False Claims Act, the United Kingdom Bribery Act 2010, as may be amended, or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City, New York or London, England are required to be closed.

“Cash Consideration” shall mean (a) the Closing Date Cash Consideration as adjusted by the Post-Closing Adjustment, plus (b) any release from the Escrow Account to the Sellers in accordance with this Agreement and the Escrow Agreement.

“Casualty Defect” shall mean any destruction by fire, explosion or other casualty or any taking, or pending or threatened taking, in condemnation or under the right of eminent domain, of any Project, or any portion thereof, that is, or could reasonably be expect to be, materially adverse to any member of the Target Group.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation and memorandum of association, or other similar organizational documents of such entity (in each case, as amended).

“Claim Notice” shall have the meaning set forth in Section 9.1(c).

“Closing” shall have the meaning set forth in Section 1.2.

Exhibit A - 1

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“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Date Cash Consideration” shall mean cash in an amount equal to (a) £1,970,000, plus the Target Company Current Assets, as set forth on the Closing Financial Certificate minus (b) the Escrow Amount, minus (c) the Target Company Retired Indebtedness as set forth on the Closing Financial Certificate, minus (d) the Unpaid Target Company Expenses as set forth on the Closing Financial Certificate minus (e) the Target Company Current Liabilities, as set forth on the Closing Financial Certificate.

“Closing Date Retired Indebtedness” shall mean any Target Company Retired Indebtedness to the extent reflected in the Closing Financial Certificate, in accordance with Section 6.10.

“Closing Financial Certificate” shall mean a certificate prepared in good faith, in relation to the Target Group dated as of the Closing Date and executed by the Sellers (without personal liability and on behalf of the Sellers) setting forth the Closing Financial Estimate, in the form of Exhibit E.

“Closing Financial Estimate” shall mean a statement prepared in good faith, in accordance with UK GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the audited Financial Statements, setting forth in reasonable detail as of the Closing Date: (i) each Target Company’s; and (ii) the aggregate of all the Target Companies’, estimate of each of (a) the Target Company Current Assets, (b) the Target Company Current Liabilities, (c) the Target Company Retired Indebtedness, (d) the aggregate amount of Unpaid Target Company Expenses, if any, and (e) the name, contact information, wire instructions and payoff amounts to be paid to satisfy in full such Unpaid Target Company Expenses and Target Company Retired Indebtedness.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Operation” shall mean the initiation of commercial operations as defined in the relevant Power Purchase Agreements.

“Confidentiality Agreement” shall mean confidentiality and non-circumvention agreements entered into between FID and each of the Target companies dated on or around 27th August 2014.

“Consent” shall mean any novation, assignment, consent, approval, notice or waiver.

“Consummated Other Agreement” means an Other Agreement with respect to which the transactions contemplated thereby have been consummated.

“Contract” shall mean any agreement, contract, subcontract, lease (whether for real or personal property), covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, mortgages, debentures, notes, obligations and options that is currently in effect whether oral or written.

Exhibit A - 2

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“Controlling Party” shall have the meaning set forth in Section 9.1(c).

“Damages” shall mean Liabilities, losses, costs, damages, settlement payments, awards, judgments, fines, diminution in value and expenses, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, but excluding punitive damages (except to the extent such punitive damages are claimed against or recovered from an Indemnified Party in connection with a third-party claim).

“Debt” shall mean (a) the outstanding principal amount of, and all interest and other amounts accrued in respect of any indebtedness for borrowed money, extensions of credit, purchase money financing and capitalized lease obligations or for the deferred purchase price of property or services, in each case, of any member of the Target Group, whether or not recourse to such member of the Target Group, (b) any obligation of any member of the Target Group evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any reimbursement obligation of any member of the Target Group with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of any member of the Target Group, (d) all obligations of any member of the Target Group under any interest rate and currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements, (e) any deferred purchase price Liabilities related to past acquisitions of any member of the Target Group, (f) any “success fees,” sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants of any member of the Target Group paid as a result of or in connection with the transactions contemplated hereby pursuant to agreements between any member of the Target Group and any Person in existence prior to the Closing (excluding any bonuses payable to any employee based on the performance of such employee or the performance of any member of the Target Group), (g) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which each member of the Target Group has guaranteed or for which such member of the Target Group is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor, (h) all sums owing of any nature to Mosscliff Environmental Limited, and (i) with respect to any obligation of the type referred to in clauses (a) though (h), all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, expenses, reimbursements, indemnities and all other amounts payable in connection therewith.

“Determined” means, in relation to any Relevant Claim, that such claim has been: (i) settled by agreement between the parties in writing; or (ii) adjudicated by a competent court in accordance with Section 11.6, and “Determination” shall be construed accordingly.

“DGCL” shall mean the Delaware General Corporation Law.

“Disputed Amount” means the amount which is the subject of any Relevant Claim which was notified by FID to the Sellers on or prior to the Escrow Release Date and which has not been Determined or withdrawn at the relevant time.

“Distribution Code” means the United Kingdom’s Distribution Code dated 1 August 2014 (as amended).

Exhibit A - 3

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“DOJ” shall have the meaning set forth in Section 6.2.

“Due Amount” means any amount payable to FID pursuant to either (i) Section 2.3; or (ii) any Relevant Claim, including any liability for costs and interest, which has been Determined in favor of FID.

“End Date” shall mean July 31, 2015.

“Environment” means all or any part of the air (including, without limitation, the air within buildings and the air within other natural or man made structures above or below ground), water and land and any living organisms or systems supported by those media.

“Environmental Claim” shall mean any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” shall mean any and all Laws, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, codes of conduct or Contracts with any Governmental Body or industry body, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, all as amended or superseded from time to time.

“Environmental Permit” shall mean any permits, licenses, approvals, consents, agreements, exemptions, certifications, declarations, franchise, surcharge, credit, allowance or authorizations required or issued by any Governmental Body under or in connection with any Environmental Law, including any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Body under any applicable Environmental Law.

“Escrow Account” shall have the meaning set forth in Section 2.4(b).

“Escrow Agent” shall mean Wilkins Kennedy LLP, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached to this Agreement as Exhibit H.

“Escrow Amount” shall have the meaning set forth in Section 2.4(a).

“Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement, consisting of the sum of: (a) the Escrow Amount; plus (b) interest and other amounts earned on the foregoing amounts in accordance with the terms of the Escrow Agreement; and (c) reduced by amounts released from such fund pursuant to this Agreement and the Escrow Agreement.

“Escrow Release Date” shall mean the date falling [eighteen (18)] months from the Closing Date, or if such day is not a Business Day, the first Business Day thereafter.

Exhibit A - 4

Final execution version - MPL / MP2L

“Excess Amount” means the amount (if any) by which the Escrow Fund at the relevant time (if any) exceeds the result of: (i) the aggregate of all Disputed Amounts; multiplied by (ii) one point five (1.5), at the relevant time (if any).

“Excess Withheld Amount” shall have the meaning set forth in Section 2.4(f)(i)(B).

“FID” shall have the meaning set forth in the preamble of this Agreement.

“FID Disclosure Schedule” shall mean the disclosure schedule that has been prepared by FID and delivered to the Sellers on the date of this Agreement.

“FID Fundamental Warranties” shall mean the warranties set forth in Section 4.1 (Due Incorporation; Subsidiaries) and Section 4.2 (Authority; Binding Nature of Agreement).

“FID Indemnified Party” shall have the meaning set forth in Section 9.1(a).

“FID Material Adverse Effect” shall have the meaning set forth in Section 4.3.

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Foreign Antitrust Authorities” shall mean the Governmental Bodies with oversight over Other Antitrust Laws including, but not limited to, the United Kingdom Office of Fair Trading and the Competition Commission, and the European Union Commission.

“Founding Companies” shall have the meaning set forth in the recitals of this Agreement.

“FTC” shall have the meaning set forth in Section 6.2.

“Fundamental Warranties” shall mean the warranties of the Company in Section 3.1 (Due Incorporation; Subsidiaries; Etc.), Section 3.2 (Charter Documents), Section 3.3 (Capitalization, Etc.), Section 3.17 (Tax Matters), Section 3.22 (Authority; Binding Nature of Agreement), Section 3.24(i) (Non-Contravention, Consents) and Section 3.25 (Financial Advisor).

“Government Bid” shall mean any offer made by any Target Company, which, if accepted, would result in a Government Contract.

“Government Contract” shall mean any Contract with a Governmental Body.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the European Union, the World Bank or the United Nations, (e) any political party or official thereof, or any person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

Exhibit A - 5

Final execution version - MPL / MP2L

“Governmental Body” shall mean any international, multinational, national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Hazardous Substance” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

“Indemnification Demand” shall have the meaning set forth in Section 9.1(d).

“Indemnified Party” shall mean a FID Indemnified Party or a Sellers Indemnified Party, as applicable.

“Indemnifying Party” shall have the meaning set forth in Section 9.1(d).

“Indemnity Threshold” shall have the meaning set forth in Section 9.3(c).

“Insurance Policies” shall have the meaning set forth in Section 3.20.

“Intellectual Property” shall mean all intellectual property rights, protected, created, or arising under the Laws of any jurisdiction throughout the world, including the following: (a) Trademarks and internet domain names, Internet websites, IP addresses, and URLs; (b) Patents and patent disclosures; (c) copyrights and copyrightable works (including but not limited to all translations, compilations, arrangements, adaptations, and derivative works thereof); (d) registrations and applications for any of the foregoing; (e) trade secrets and confidential or proprietary information (including but not limited to inventions, ideas, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, financial, business and marketing plans and proposals, and related information) (collectively, “Trade Secrets”); (f) all other intellectual property and proprietary rights, including design rights, moral rights and waivers of such rights by others, and the rights of publicity and privacy; (g) the right to sue and recover damages, attorneys’ fees and costs for past infringement or other violations; (h) computer software (including but not limited to all software implementations of algorithms, specifications, models and methodologies, source code, object code, and related data, databases, and documentation) (collectively, “Software”); (i) any and all goodwill associated with each of the foregoing; and (j) any and all copies or tangible embodiment of each of the foregoing.

“IPO” shall mean the initial public offering of LEC Stock pursuant to the Registration Statement.

Exhibit A - 6

Final execution version - MPL / MP2L

“Knowledge of FID” shall mean the actual knowledge of a fact or other matter, after due inquiry, of any one of the following individuals: Peter Glenn, Jeremy Dyer, Jonathan Slater.

“Knowledge of the Sellers” shall mean the actual knowledge of a fact or other matter, after due inquiry, of any one of the following individuals: Andrew McLintock, David Wyllie, Romana Wyllie and Mark Wyllie.

“Law” or “Laws” shall mean any international, multinational, national, federal, state, regional, local, municipal, foreign or other law, statute and subordinate legislation, constitution, principle of common law, ordinances, orders, codes, common law, rule, regulation, ruling, requirement, guidance or guideline issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“LEC” shall have the meaning set forth in the recitals of this Agreement.

“LEC Stock” shall mean the common stock, par value $0.01 per share, of LEC.

“Liability” shall mean with respect to any Person any liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown, or whether or not required by UK GAAP to be reflected on a balance sheet, or in the footnotes to a balance sheet, of any member of the Target Group.

“Lien” shall mean any security interest, pledge, mortgage, lien, charge, covenant, equitable interest, option, preference, priority, right of first refusal, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), servitude, easement, right of way, defect of title or other similar encumbrance of any nature whatsoever (whether absolute or contingent).

“Management Agreement” means a management agreement to be entered into between FID and MEL in the form set out in Exhibit F.

“Market Capitalization” shall mean the total number of shares of LEC Stock outstanding immediately following the consummation of the IPO and the transactions contemplated by this Agreement and all Consummated Other Agreements multiplied by the price at which such shares were offered in the IPO.

“Material Assets” shall have the meaning set forth in Section 3.6(a)

“Material Contract” shall mean any Contract to which any member of the Target Group is a party or has rights or by which any of its properties or assets are otherwise bound of the following categories:

(i) any Contract (or group of related Contracts) that require payments by or to any member of the Target Group in excess of £25,000 in any calendar year, including any Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

Exhibit A - 7

Final execution version - MPL / MP2L

(ii) (A) any Contract relating to the acquisition or disposition by any member of the Target Group of any operating business or material assets; (B) any Contract relating to the acquisition or disposition by any member of the Target Group of any operating business or material assets under which such member of the Target Group has any executory covenants or indemnification or other obligations or rights (including put or call options); or (C) any Contract under which any member of the Target Group has any indemnification or other obligations;

(iii) (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by any member of the Target Group; (B) any Contract evidencing Debt of any member of the Target Group or providing for the creation of or granting any Lien upon any of the property or assets of any member of the Target Group (excluding Permitted Liens); (C) any Contract (1) relating to any loan or advance to, or investment in, any Person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing any member of the Target Group to make any such loans, advances or investments; (D) any currency, commodity or other hedging or swap Contract; and (E) any Contract under which any Person has directly or indirectly guaranteed Debt of any member of the Target Group;

(iv) (A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting any member of the Target Group or any of their respective Affiliates (including LEC, any Target Company and their respective Affiliates after the Closing) from engaging in any business or activity in any geographic area or other jurisdiction; (B) any Contract in which any member of the Target Group has granted “exclusivity” or that requires such member of the Target Group to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) any Contract containing a “most-favored-nation”, best pricing or other similar term or provision by which another party to such Contract or any other Person is, or would become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (D) any Contract containing any “non-solicitation” or “no-hire” provisions or covenants running in favor of another Person operating in the industry in which any Target Company operates;

(v) (A) all Target IP Agreements (excluding any licenses for generally-commercially-available, off-the-shelf Software and agreements for Public Software); (B) any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which any member of the Target Group is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property; (C) any power of attorney granted by any member of the Target Group; (D) any Contract that if terminated, or if such Material Contract expired without being renewed, would have a Target Group Material Adverse Effect; (E) any Contract between any member of the Target Group, on the one hand, and any current or former director, officer, employee, advisor, consultant or Affiliate of any Target Company, on the other (including employment, severance, retention, bonus, indemnification or other Contracts);

Exhibit A - 8

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(F) any Contract containing an option in favor of a party other than a Target Company or granting any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than a Target Company or that limits or purports to limit the ability of any member of the Target Group to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of their assets or businesses; (G) any Government Contract or Government Bid; (H) any Contract involving a confidentiality, standstill or similar arrangement; (I) any Principal Project Document; (J) any Contract creating or purporting to create any partnership, joint venture, strategic alliance or joint development or any sharing of profits, losses, costs or liabilities by any member of the Target Group with any third party; (K) any Contract that provides for “earn-outs” or other contingent payments by or to any member of the Target Group; or (L) any other Contracts (other than those described in any of clauses (i) through (v)) material to any Target Company or entered into outside of the ordinary course of business of any Target Company other than any such Contract terminable by such Target Company without penalty on ninety (90) days’ or shorter notice or the O&M Agreement.

“MEL” means Mosscliff Environmental Limited, a company registered in England and Wales with company number 6062556, whose registered office is at Horham Airfield, Horham Road, Denham, Suffolk IP21 5DQ.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Non-controlling Party” shall have the meaning set forth in Section 9.1(c).

“OFGEM” means the United Kingdom’s Office of Gas and Electricity Markets.

“Other Agreements” shall have the meaning set forth in the recitals of this Agreement.

“Other Antitrust Laws” means any merger control, competition, antitrust, or foreign investment Laws of all jurisdictions other than those of the United States, including but not limited to the United Kingdom’s Competition Act 1998, as amended, and Enterprise Act 2002, as amended, and the European Union Council Regulation 139/2004 EC, as amended.

“Other Founding Companies” shall mean all of the Founding Companies other than the Target Companies.

“Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, utility models or other similar rights; (b) all patent applications filed either from such patents, patent applications or other provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, patents-of-addition, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) and (c); and (e) any and all rights and priorities afforded under any Law with respect to the foregoing.

Exhibit A - 9

Final execution version - MPL / MP2L

“Permitted Liens” shall mean: (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings if adequate reserves with respect to thereto are being maintained on the relevant member of the Target Group’s financial statements in accordance with UK GAAP; (b) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations incurred in the ordinary course of business; (d) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens incurred in the ordinary course of business; (e) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of any member of the Target Group or materially detracting from the value of the property upon which such encumbrance exists; (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (g) the Liens set forth on Exhibit B.

“Person” shall mean any individual, entity or Governmental Body.

“Planning Agreements” shall mean any agreement, undertaking or obligation pursuant to the Public Health (Scotland) Acts, section 3A, 8, 16A or 37 of the Sewerage (Scotland) Act 1968, section 50 of the Town & Country Planning (Scotland) Act 1972, the Roads (Scotland) Act 1984, section 75 of the Town and Country Planning (Scotland) Act 1997, section 3 of the Local Government (Development and Finance) (Scotland) Act 1964, section 20 of the Local Government in Scotland Act 2003, section 69, 70 or 73 of the Local Government (Scotland) Act 1973, Section 106 of the Town and Country Planning Act 1990, Section 111 of the Local Government Act 1972, Section 38 or 278 of the Highways Act 1980 or Section 104 of the Water Industry Act 1991 or any statutory modification or re-enactment of these statutory provisions or any provision in legislation of a similar nature.

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.3(c).

“Post-Closing Adjustment Notice” shall have the meaning set forth in Section 2.3(b).

“Power Purchase Agreements” means the power purchase agreements (and any related amendments or modifications) as more specifically identified on Section 3.10(a) of the Sellers’ Disclosure Schedule.

“Pre-Closing Period” shall mean the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1.

Exhibit A - 10

Final execution version - MPL / MP2L

“Principal Project Documents” shall mean all Contracts and other documents relating to the installation, operation, maintenance, testing, repair and use of the Projects, including power purchase agreements, interconnection agreements, installation agreements, real property leases, O&M agreements, engineering, procurement and construction contracts, net metering agreements and outlet transmission agreements.

“Project” shall mean each of the projects as described on Exhibit C.

“Public Software” shall mean any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free computer software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or any similar license or distribution model.

“Real Property” means all land and structures on under or over such land as is used or required to be used for the purpose of the Projects.

“Real Property Leases” shall have the meaning set forth in Section 3.7(b).

“Registration Statement” shall mean that certain registration statement of LEC on Form S-1 covering the IPO.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Substance.

“Relevant Claim” means a claim (including a Tax Claim) by FID under or pursuant to any provision of this Agreement or any other document entered into pursuant to this Agreement.

“Relief” means any loss, relief, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of, or any other saving of, Tax, and any reference to the use or set off of Relief shall include use or set off in part and any reference to the loss of a Relief shall include the absence, non existence, clawback or cancellation of any such Relief, or to such Relief being available only in a reduced amount in which case the loss shall refer only to such reduced amount.

“SEC” shall mean the United States Securities and Exchange Commission.

“Sellers Claims” shall have the meaning set forth in Section 6.1.

“Sellers’ Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Sellers and delivered to FID on the date of this Agreement.

“Sellers Indemnified Party” shall have the meaning set forth in Section 9.1(b).

“Shares” shall have the meaning set forth in the recitals of this Agreement.

Exhibit A - 11

Final execution version - MPL / MP2L

“Site” shall mean any real properties currently or previously owned, leased, occupied or operated by: (i) any member of the Target Group; (ii) any predecessors of any member of the Target Group; or (iii) any entities previously owned by any member of the Target Group, in each case, including all soil, subsoil, surface waters and groundwater thereat.

“Software” shall have the meaning given in the definition of Intellectual Property.

“Specified Information” shall mean the information relating to the Target Companies, Target Subsidiaries or Sellers contained in (i) the summary, selected and pro forma financial information included in the Registration Statement or (ii) (A) the chart of projects in LEC’s initial portfolio in the sections of the Registration Statement titled “Summary—Current Operations” and “Business—Current Operations” and (B) the section of the Registration Statement titled “Business—Our Initial Portfolio—Individual Project Descriptions—Wind—Mosscliff Portfolio.”

“Straddle Period” shall have the meaning set forth in Section 9.1(a).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding share capital or capital stock having ordinary voting power to elect a majority of the board of directors (or other body performing similar functions) of such corporation or other Person (irrespective of whether at the time share capital or capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or controlled by such Person. In addition and for the avoidance of doubt, the entities set forth in Part II of Exhibit D are each a Target Subsidiary.

“Takeover Proposal” shall mean any proposal or offer from any Person or group of Persons (other than FID or its Affiliates) with respect to a merger, acquisition, scheme of arrangement, consolidation, recapitalization, business combination, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of assets or any equity or equity-linked securities of, any member of the Target Group, or which could reasonably be expected to impair, prevent or delay, or dilute the benefits to FID of, the transactions contemplated by this Agreement.

“Target Company” and “Target Companies” shall have the meaning set forth in the preamble to this Agreement.

“Target Company Current Assets” shall mean the current assets of a Target Company and its Target Subsidiaries, if applicable, as of immediately prior to the Closing as determined under UK GAAP applied on a basis consistent with the preparation of the audited Financial Statements, including (without limitation) entitlement to feed-in tariffs which have accumulated but not been paid for the period prior to Closing but excluding (i) cash, cash equivalents, short-term investments and marketable securities held by such Target Company and its Target Subsidiaries, if applicable, immediately prior to the Closing and (ii) any deferred income tax assets.

Exhibit A - 12

Final execution version - MPL / MP2L

“Target Company Current Liabilities” shall mean the current Liabilities of a Target Company and its Target Subsidiaries, if applicable, as of immediately prior to the Closing as determined under UK GAAP applied on a basis consistent with the preparation of the audited Financial Statements, but excluding (i) any Liability included in the applicable Target Company Retired Indebtedness or Unpaid Target Company Expenses, (ii) any current Liabilities that are non-cash charges or expenses (e.g., deferred revenue) and (iii) any deferred income tax liabilities.

“Target Company Retired Indebtedness” shall mean the aggregate amount of Debt existing immediately prior to the Closing.

“Target Group” means the Target Companies and the Target Subsidiaries.

“Target Group Material Adverse Effect” shall mean any change, development, event, occurrence, fact or effect that, individually or in the aggregate with any one or more other changes, developments, occurrences, facts or effects, is, or could reasonably be expected to be, materially adverse to the operations, assets, liabilities, financial condition, prospects, results of operation or business of the Target Group taken as a whole; provided, however, that, subject to the following sentence, none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Target Group Material Adverse Effect: (a) any adverse effect resulting from changes in economic conditions, except to the extent such economic conditions have a disproportionate effect on the Target Group as compared to any of the other companies in the industry in which the Target Group operates or competes; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Target Group operates or competes, except to the extent such adverse effect has a disproportionate effect on the Target Group as compared to any of the other companies in such industry or industry sector; or (c) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a disproportionate effect on the Target Group as compared to any of the other companies in such industry or industry sector.

“Target Intellectual Property” shall mean all Intellectual Property of any third-party that is used or held for use by any member of the Target Group pursuant to any Target IP Agreement.

“Target IP Agreements” shall mean all: (a) licenses of Intellectual Property from a member of the Target Group to any third party; (b) licenses of Intellectual Property to a member of the Target Group from any third party (including any licenses for generally-commercially-available, off-the-shelf Software and agreements for Public Software); and (c) coexistence, settlement, assignment, and other agreements containing any covenant or provision relating to the ownership, use, restriction, exploitation, or enforcement of any Intellectual Property to which a member of the Target Group is a party (or is otherwise bound).

Exhibit A - 13

Final execution version - MPL / MP2L

“Target-Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any member of the Target Group.

“Target Permit” shall have the meaning set forth in Section 3.9(a).

“Target Subsidiary” shall have the meaning set forth in Section 3.1(c).

“Tax” or “Taxes” shall mean (a) any and all federal, state, local, or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, goods and services tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, property, escheat, unclaimed property, environmental or windfall profit tax, custom duty or other tax, social security or national insurance contributions, or any other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to indemnify any other Person.

“Tax Claim” shall have the meaning set forth in Section 6.7(b).

“Tax Returns” shall mean any return, statement, report, Tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed by any member of the Target Group with respect to Taxes.

“Trademarks” shall mean all trademarks, service marks, trade dress, corporate names, trade names, logos and slogans, and all other designations of source (and all translations, adaptations, derivations and combinations of, and goodwill associated with the foregoing).

“Trade Secret” means intellectual property owned by a Target Company which provides an economic or competitive advantage to its owner because the information is not generally known by or available to third parties and which is subject to reasonable efforts by its owner to maintain its security.

“UK GAAP” shall mean United Kingdom Generally Accepted Accounting Practice.

“US GAAP” shall mean United States Generally Accepted Accounting Principles.

“Unaudited Balance Sheet” shall have the meaning set forth in Section 3.4(a).

“Underwriters” shall mean the prospective underwriters in the IPO, as identified in the Registration Statement.

Exhibit A - 14

Final execution version - MPL / MP2L

“Underwriting Agreement” shall mean the underwriting agreement to be entered into by LEC and the Underwriters in respect of the IPO.

“Unpaid Target Company Expenses” shall mean the sum of (a) the aggregate out-of-pocket expenses, fees and disbursements (including travel, lodging, entertainment and associated expenses) of all attorneys, accountants, investment bankers and other advisers and agents of the Target Group incurred by or on behalf of, or paid or to be paid by any member of the Target Group in connection with the negotiation, execution, delivery and performance of this Agreement through the Closing and (b) all fees payable to the Sellers as a result of or in connection with the transactions contemplated hereby, in each case to the extent that such fees, expenses, bonuses and disbursements have not been paid by the Target Group in cash on or prior to the Closing.

“VAT” shall have the meaning set forth in Section 3.17(p).

Exhibit A - 15

Final execution version - MPL / MP2L

EXHIBIT B

PERMITTED LIENS

Any liens continued in the mortgages and charges described in Exhibit D (which, for the avoidance of doubt shall be released with the Target Company Retired Indebtedness pursuant to Section 2.1).

Final execution version - MPL / MP2L

EXHIBIT C

PROJECT DESCRIPTION

Mosscliff Power Limited

A single WTN 250kW wind turbine at South Uplaw, 20 Muirhead Road, Uplawmoor, East Renfrewshire, Scotland G78 4BZ.

Mosscliff Power 2 Limited

A single Vestas V27 225kW wind turbine at Polkanuggo Farm, Stithians, Truro, Cornwall TR3 7DE.

Final execution version - MPL / MP2L

EXHIBIT D

PART I

LIST OF TARGET COMPANIES

Mosscliff Power Limited

Date of incorporation:	27 November 2012

Place of registration:	England

Company registration number:	8310166

Registered address:	Horham Airfield, Horham Road, Denham, Suffolk, IP21 5DQ

Authorized share capital:	N/A

Issued share capital:	250 ordinary shares of £1.00 each

Shares held by the Sellers prior to Closing:	Andrew McLintock – 100 ordinary shares David Wyllie – 100 ordinary shares Romana Wyllie – 50 ordinary shares

Directors:	Andrew McLintock David Wyllie

Subsidiaries:	None

Mortgages and charges:	Thincats Loan Syndicates Limited Legal Charge created 20.12.13; and Thincats Loan Syndicates Limited Debenture created 06.01.14

Mosscliff Power 2 Limited

Date of incorporation:	17 May 2013

Place of registration:	England

Company registration number:	08534302

Registered address:	Horham Airfield, Horham Road, Denham, Suffolk, IP21 5DQ

Issued share capital:	150 ordinary shares of £1.00 each

Shares held by the Sellers prior to Closing:	Andrew McLintock – 60 ordinary shares David Wyllie – 60 ordinary shares Romana Wyllie – 30 ordinary shares

Directors:	Andrew McLintock David Wyllie

Company secretary:	David Wyllie

Final execution version - MPL / MP2L

Subsidiaries:	None

Mortgages and charges:	Assetz Capital Trust Company Limited Legal Charge created 30.10.14; and Assetz Capital Trust Company Limited Debenture created 30.10.14

Final execution version - MPL / MP2L

PART II

LIST OF TARGET SUBSIDIARIES

None

Final execution version - MPL / MP2L

EXHIBIT E

CLOSING FINANCIAL CERTIFICATE

[See attached]

Closing Financial Certificate

To:	Fifty ID Re Limited
[Address]

LightBeam Electric Company

[Address]

From:	[Seller]
[Address]

This statement is prepared in good faith, in accordance with UK GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the [last audited accounts of the Target Group/Financial Statements].1

PART I – Closing Financial Estimate

Target Company / Target Subsidiary2:

Item	Line Items (£)	Total (£)
Current Assets	[•]	[•]
Current Liabilities	[•]	[•]
Retired Indebtedness	[•]	[•]
Unpaid Expenses	[•]	[•]

Aggregate for the Target Group

Item	Total (£)
Cash	[•]
Target Group Current Assets	[•]
Target Group Current Liabilities	[•]
Target Group Retired Indebtedness	[•]
Target Group Unpaid Expenses	[•]

[1]	Supporting documentation to be submitted with the certificate which will permit the recipient to understand the estimates provided herein.
[2]	To be prepared for each Target Company and Target Subsidiary

PART II – Wire Instructions

Name of Lender / Creditor	Name of Target Company borrower/debtor	Contact information	Payoff amount	Wire instruction details
[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]	[•]

Approved and signed by:

Title:

Signature:

2

Final execution version - MPL / MP2L

EXHIBIT F

MANAGEMENT AGREEMENT

[See attached]

Dated [•] 2015

MOSSCLIFF ENVIRONMENTAL LIMITED

and

FIFTY ID RE LIMITED

MANAGEMENT SERVICES AGREEMENT

Relating to the [Project Name] Wind Farm

Index

Clause		Page
1	Definitions and Interpretation	1
2	Term	4
3	Provision of Services	4
4	Mosscliff’s authority	5
5	Variation to the Services	6
6	Project Documents	7
7	Personnel	7
8	Fees and Payment	8
9	Liability and Indemnity	9
10	Termination	9
11	Force Majeure	10
12	Maintenance of Records	11
13	Reports and Written Material	11
14	Confidential Information	11
15	Notices	11
16	Insurances	11
17	Ancillary Provisions	12
18	Governing Law	13
19	Contracts (Rights of Third Parties) Act 1999	13
Execution Page		14
Schedule 1 Services		1
Schedule 2 Key Personnel		10
Schedule 3 Charges and Payment Schedule		11
Schedule 4 Project Documents		12

THIS AGREEMENT is made on                 2015 (the “Commencement Date”)

BETWEEN:

(1)	MOSSCLIFF ENVIRONMENTAL LIMITED a company incorporated in England with registered number 06062556 whose registered office is at Horham Airfield, Horham Road, Denham, Suffolk, IP21 5DQ (“Mosscliff”)[1]; and

(2)	[FIFTY ID RE LIMITED a company incorporated in England with registered number 091558616 whose registered office is at 21 Great Winchester Street, London, EC2N 2JA (“FID”)]; and

(3)	[MOSSCLIFF POWER LIMITED][MOSSCLIFF POWER 2 LIMITED][MOSSCLIFF POWER 5 LIMITED], a company incorporated in England with registered number [ • ] whose registered office address is at [ • ] (the “Company”).

(each of them a “Party” and, together, the “Parties”).

BACKGROUND:

(A)	The Company is a wholly owned subsidiary of FID and is the owner and operator of [a] wind turbine[s] with a generating capacity of approximately [•] at [address] (the “Project”).

(B)	Mosscliff has agreed to provide certain administrative, company secretarial, project management, financial and management accounting services and technical reporting services for the Company pursuant to the terms and conditions of this Agreement.

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless inconsistent with the context or otherwise specified:

[“Accreditation” means the date of receipt of the G59/2 test certificate;]

“Applicable Law” means any Act of Parliament, any British and/or European Standards and/or Codes of Practice, any instrument, rule or order made under any Act of Parliament or any regulation or bye-law of any local authority or of any statutory undertaker which has any jurisdiction with regard to Mosscliff or the Project or with whose systems the same is or will be connected;

“Business Day” means the day (other than Saturday or Sunday) on which banks are open for domestic business in the City of London;

“Commencement Date” has the meaning given to it on the first page of this Agreement;

“Commercial Back Office Services” means those parts of the Services listed in part 5, paragraph 7 (Commercial Back Office Services) of Schedule 1;

“Connection Requirements” means all physical and electrical requirements required for a photovoltaic plant to be connected to the electricity grid under the G59/2 Regulation;

[1]	Mosscliff asset manager entity to be confirmed.

“Constitutional Documents” means any relevant shareholder documents and the Memorandum and Articles of Association of the Company;

“Default Interest Rate” means 2% above the base lending rate of Barclays Bank plc;

“DNO” means the entity which is licensed to distribute electricity in the area in which the Project is located;

“EPC” means the construction contract dated [•];

“Estimate” has the meaning given to it in Clause 5.2;

“Fees” has the meaning given to it in Clause 8.1;

“Force Majeure” means the occurrence after the date of this Agreement of:

(a)	acts of God, flood, earthquake, windstorm or other natural disaster;

(b)	war, threat of or preparation for war, terrorist attack or civil war;

(c)	nuclear, chemical or biological contamination or sonic boom;

(d)	fire, explosion or material accidental damage (other than in each case one caused by a breach of contract by the Party seeking to rely on this clause or companies in the same group as such Party) to the extent to which the cause of such act, event or circumstance is not of such Party’s making nor within that Party’s reasonable control;

“Financing Agreements” means any documents which may be entered into by the Company relating to the financing of the Project and related security;

“Further Term” has the meaning given in Clause 2.2;

“G59/2” means Engineering Recommendation G59/2 (Recommendations for the Connection of Generating Plant to the Distribution Systems of Licensed Distribution Network Operators) published by the Energy Networks Association;

“General Manager” means the person named as such in Schedule 2;2

“Grid Connection” means completion to the satisfaction of the DNO of the commissioning tests required prior to energisation of the connection from the Project to the Local Distribution Network in accordance with G59/2;

“Initial Term” means the period expiring on the first (1st) anniversary of the Commencement Date;

“Insurance Policies” means the insurance policies for the Project maintained or to be maintained by the Company, details of which will be notified to Mosscliff following procurement or renewal of the relevant policy/ies;

“Key Personnel” means the Mosscliff employees, agents, consultants and sub-contractors and the employees, agents and consultants of its sub-contractors named in Schedule 2 or suitable persons substituted by Mosscliff in accordance with this Agreement;

[2]	If applicable.

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“Local Distribution Network” means the electricity distribution network operated by the DNO;

“Month” means a calendar month;

“MWp” means, in respect of any period, the aggregate installed capacity of the Project expressed in megawatts (MW), being equal to the sum of the nameplate electric power generating capacities of all usable solar panels comprised in the Project that are connected to the electricity grid and immediately capable of functioning in accordance with the applicable law and Connection Requirements;

“O&M Agreement” means the operation and maintenance agreement between [FID/the Company] and the O&M Contractor dated [•];

“O&M Contractor” means [•];

“Monthly Report” means a report setting out accounting information in the form of the template at Annex 1 to this Agreement or in such other form as [FID/the Company] and Mosscliff shall from time to time agree in writing;

“Payment Date” means the last Business Day of each Month during the Term;

“Personnel” means the personnel appointed by Mosscliff for the performance of the Services in accordance with this Agreement and includes Key Personnel;

“PPA” or “Power Purchase Agreement” means [•];

“Project” has the meaning given to it in Recital A;

“Project Documents3” means the documents listed in Schedule 4 and contained in the electronic data room relating to the Project made available by [•] including, inter alia, (a) all ancillary and related agreements and documents relating to the operation of the Project and (b) the lease of the site of the Project and any leases, licences or other documents granting or transferring interests in or rights over land occupied by or used for purposes connected with the Project;

“Services” means the services described in Schedule 1 as amended from time to time in accordance with the provisions of Clause 5.4;

“Technical Adviser” means [•];

“Technical Consultancy Agreement” means the agreement dated [•] between (1) the Company and (2) the Technical Adviser; and

“Term” means the total of the Initial Term and any Further Term, if applicable.

1.2	Definitions of particular Project Documents described in Schedule 4 shall have the same meaning in the remainder of this Agreement

1.3	In this Agreement, except where the context otherwise requires:

(a)	references to Clauses and Schedules are to clauses and schedules of this Agreement;

(b)	words importing gender include the other gender;

[3]	To include the O&M and the Site Lease.

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(c)	references to persons include bodies corporate, firms and unincorporated associations;

(d)	the singular includes the plural and vice versa;

(e)	Clause headings are included for the convenience of the Parties only and do not affect the interpretation of this Agreement;

(f)	subject to Clause 8 of this Agreement, the obligations of a Party are to be performed at that Party’s expense and cost; and

(g)	references to all or any part of any statute or statutory instrument include any statutory amendment, modification or re-enactment in force at the date of this Agreement and references to any statute include any statutory instrument or regulations made under it.

2	TERM

2.1	This Agreement shall commence on the Commencement Date and terminate on the earlier of:

(a)	the last day of the Initial Term, subject to the provisions of Clause 2.2; and

(b)	any date of early termination of this Agreement in accordance with Clause 10 (Termination).

2.2	The Parties may agree before the end of the Initial Term to extend the Initial Term by one year periods (“Further Term”).

3	PROVISION OF SERVICES

3.1	In consideration of payment of the Fees to Mosscliff by the Company, Mosscliff shall provide the Services in accordance with the terms of this Agreement.

3.2	Mosscliff undertakes and warrants to the Company that in the performance of the Services and its other obligations under this Agreement, it will (and will procure that each of the persons performing or assisting it to perform its obligations under this Agreement, including its sub-contractors, will) exercise the professional skill, care and diligence to be expected of competent and suitably qualified and experienced consultants providing services similar to the Services and undertaking duties similar to those undertaken under this Agreement in relation to projects of a similar value, complexity and character to the Project.

3.3	In accordance with Clause 3.2 Mosscliff shall:

(a)	comply with all relevant legal requirements and all Applicable Law and insurance policies;

(b)	comply diligently (except only where to do so would require Mosscliff to breach the terms and conditions of this Agreement) with all reasonable instructions and directions given to Mosscliff by the Company in relation to the Services;

(c)	keep the Company reasonably informed on all aspects of the Services on a timely basis and allow the Company (upon two (2) Business Days’ prior written notice and subject to compliance with all site regulations) access to Mosscliff’s premises in order to monitor the provision of the Services;

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(d)	provide [FID/the Company] promptly and in good time with such information related to the Services as is reasonably requested in writing by the Company and which is in the possession of, or available at no additional cost to, Mosscliff (including, for the avoidance of doubt, information in the possession of any person to whom the performance of Services has been sub-contracted by Mosscliff), provided that such disclosure does not cause Mosscliff to breach confidentiality obligations entered into and notified by it to the Company before entering into this Agreement;

(e)	except as otherwise provided in this Agreement, provide, or procure the provision of all equipment, materials, services, Personnel and other resources reasonably necessary for the full and proper performance of the Services;

(f)	have (and shall be deemed to have) a full knowledge of the provisions of this Agreement, and shall ensure that its employees and Personnel are fully aware of the provisions of this Agreement to the extent relevant to each individual’s role in the provision of the Services;

(g)	use reasonable endeavours to procure that the Technical Adviser and the O&M Contractor comply with all of their obligations under the Technical Consultancy Agreement or the O&M Agreement, as applicable;

(h)	use reasonable endeavours to fully co-ordinate and integrate the services to be performed by the Technical Adviser and the O&M Contractor with other services performed by other third party contractors (if any);

(i)	provide any information which may be required in relation to the financing of the Project and related security, and provide any assistance which may be required if the Company is entering into any Financing Agreements, provided that such disclosure will not cause Mosscliff to breach confidentiality obligations entered into and notified by it to the Company before entering into this Agreement and to provide any information that it is legally able to in connection with provision of the Services, if requested by the Company following an event of default (howsoever described) under any funding arrangements made available to the Company;

(j)	monitor the activities of the Technical Adviser and the O&M Contractor and promptly notify the Company after it becomes aware of any material or persistent default or any material or persistent breach by the Technical Adviser or the O&M Contractor and make recommendations to the Company for overcoming any such default or breach;

(k)	at the Company’s instruction and expense, manage and conduct warranty claims under any of the Project Documents; and

(l)	perform the Services and all other obligations on its part under or pursuant to this Agreement having regard to all obligations and warranties on the part of the Company which are contained in or which arise from any Applicable Law or the Project Documents or the Financing Agreements (to the extent the provision of Services would affect any such warranties or obligations).

4	MOSSCLIFF’S AUTHORITY

4.1	Mosscliff shall have no authority without the prior written approval of the Company to:

(a)	enter into any binding contractual commitments on behalf of [the Company (or make any offers which, if accepted, would constitute a binding contractual commitment on behalf of the Company) or exercise any options on behalf of the Company;

(b)	agree to any amendment to the terms and conditions of this Agreement;

5

(c)	agree to any waiver or release of any respective obligation of the Technical Adviser or the O&M Contractor under and in connection with the Technical Consultancy Agreement or the O&M Agreement;

(d)	engage any third party whose fees would in accordance with this Agreement be payable by the Company in addition to the Fees, or agree the amounts of any fees payable to such third party from time to time;

(e)	agree, accept or settle any dispute pursuant to the terms of this Agreement; or

(f)	issue any certificate to the Technical Adviser or accept any certificate from the Technical Adviser on behalf of the Company.

4.2	Arrangements for the completion of mandates for the Company’s bank accounts, the authorisation of payments from and the general operation of those bank accounts shall be as agreed in writing between the Company and Mosscliff from time to time. Mosscliff shall have no authority under this Agreement or otherwise to agree to any such arrangements on behalf of the Company or to sign any document recording such arrangements on behalf of the Company.

4.3	Without prejudice to the generality of this Clause 4, Mosscliff shall have authority to issue any instruction or give any approval or do any other thing pursuant to the Technical Consultancy Agreement which is reasonably required in order to ensure that the Services comply with Applicable Law and/or is administrative in nature and not expressly prohibited by Clause 4.1.

5	VARIATION TO THE SERVICES

5.1	Mosscliff shall carry out and perform any variation to the Services required for the management of the Project that is reasonably requested from time to time by the Company. A variation to the Services will include any change, addition, omission or substitution to the Services or the alteration of the kind or standard of the Services which may be requested other than as a result of any negligent or wrongful act or omission of Mosscliff, but shall not include any variation pursuant to the Company’s rights under clause 5.5 of this Agreement.

5.2	If Mosscliff shall at any time be requested to perform a service that it believes to be a variation, it shall before carrying out the variation give to the Company a written estimate of the fee for the variation, including the basis for its calculation (the “Estimate”) (taking into account any reduction in work or other expense which might also occur as a result of the circumstances giving rise to the variation) as soon as practicable and in any event within ten (10) Business Days of the variation being requested.

5.3	Upon receipt of the Estimate the Company shall, at its discretion:

(a)	seek additional information relating to the Estimate;

(b)	confirm the Estimate, in which case Mosscliff shall perform the variation as part of the Services and the Fees shall be adjusted accordingly;

(c)	withdraw the request; or

(d)	dispute the Estimate, in which case the Parties shall seek to agree the Estimate and change the Fees. If no agreement can be reached within twenty (20) Business Days of receipt of the Estimate, the variation shall not proceed and the Company shall be free to procure the variation from another source.

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5.4	The Parties agree that the terms of Schedule 1 are intended to cover the scope of the Services where Mosscliff is the provider of the EPC and O&M Agreement services to the Company. In the event that the EPC and O&M Agreement services are to be provided by a third party, the Parties shall review the scope of Schedule 1 and agree revisions to it in good faith. Should the Parties fail to agree this Agreement may be terminated in accordance with clause 10.3 of this Agreement. The provisions of this clause 5.4 are without prejudice to and shall not apply to any variation of the scope of Schedule 1 pursuant to the Company’s rights under clause 5.5 of this Agreement.

5.5	the Company may upon written notice to Mosscliff cause the Commercial Back Office Services to be excluded from the Services, provided that such notice shall take effect from the start of the next calendar month commencing not less than ten (10) Business Days after the date of the notice.

6	PROJECT DOCUMENTS

Mosscliff acknowledges that it has received copies of the Project Documents, and Constitutional Documents and shall perform the Services so as to satisfy all obligations and observe all restrictions imposed on the Company under the Project Documents, Constitutional Documents (and, subject to receiving copies of the same, Financing Agreements) as are applicable to the Services and shall perform the Services in such manner that Mosscliff shall not by its act, default or omission cause the Company to be in breach of its obligations under any of the Project Documents, Constitutional Documents or (if applicable) Financing Agreements. For the avoidance of doubt, liability under the Project Documents remains with the contracting parties of those agreements and no liability to the other contracting parties for the performance of the Company’s obligations under the Project Documents will pass to Mosscliff as a result of this Agreement.

7	PERSONNEL

7.1	Mosscliff undertakes to [FID/the Company] that:

(a)	it shall at all relevant times engage and deploy to the Project an adequate number of competent and suitably qualified and experienced Personnel to enable Mosscliff to discharge its obligations under this Agreement; and

(b)	such Personnel shall be experienced in the administration of projects of a comparable size, scope and complexity to the Project.

7.2	The Personnel shall (as between Mosscliff and the Company) be appointed by Mosscliff and shall not by virtue of this Agreement be or become employees of the Company.

7.3	Save where the relevant person has ceased to be an employee of Mosscliff, Mosscliff shall not remove Key Personnel from involvement in the Project without the prior written consent of the Company, such consent not to be unreasonably withheld

7.4	The Company may at any time by notice to Mosscliff require Mosscliff to remove any Personnel from the performance of the Services if the Company considers (acting reasonably) that any member of Personnel materially misconducts himself or is negligent or is otherwise incapable of fulfilling his duties or has caused or is likely to cause the Company to be in breach of its obligations under any of the Project Documents, the Constitutional Documents or (if applicable) the Financing Agreements.

7

7.5	Where any Key Personnel are removed, dismissed or resign or are otherwise incapable of performance of their duties, Mosscliff shall nominate a suitable replacement or replacements as soon as practicable together with his or her curriculum vitae for approval of the Company (such approval not to be unreasonably withheld). Pending the appointment of any such replacement(s) and in any event within ten (10) Business Days of the removal, dismissal or resignation of the Key Personnel concerned, Mosscliff shall procure that at all relevant times the functions of the relevant Key Personnel are performed by a temporary replacement or replacements. For the avoidance of doubt, the Key Personnel listed in Schedule 2 (Key Personnel) are hereby approved for the purposes of this Agreement.

7.6	The General Manager or an agreed alternative shall act as the single point of contact for all enquiries related to the Services.

8	FEES AND PAYMENT

8.1	The consideration for the provision of the Services by Mosscliff to the Company shall be the fees described in paragraph 1 of Schedule 3 (Charges and Payment Schedule) (the “Fees”).

8.2	The Fees are exclusive of reasonable travel, accommodation and subsistence expenses properly and reasonably incurred in connection with the Services. Business mileage incurred in connection with the performance of the Services shall be reimbursed at the rate of forty five (45) pence per mile. Expense claims shall be supported by receipts or such other evidence as the Company may reasonably require. Any expenses in excess of £2,500 in aggregate per calendar month shall require the prior written approval of the Company.

8.3	The Fees are exclusive of all payments to be made to the Technical Adviser, the O&M Contractor, accountants, legal advisers and any other consultants engaged with the prior written approval of the Company pursuant to this Agreement.

8.4	The Fees shall be exclusive of VAT and amounts in respect of VAT on the Fees shall be paid by [FID/the Company] to Mosscliff at the rate for the time being in force and from time to time properly chargeable in respect of the supply of the Services.

8.5	Payment of the Fees by the Company shall be by bank transfer to an account of Mosscliff at a bank to be nominated by Mosscliff by written notice to the Company. Mosscliff shall provide invoices to the Company]within ten (10) Business Days after each calendar month. The Company shall pay the amount due to Mosscliff within ten (10) Business Days of receipt of the monthly invoice.

8.6	If the Company fails to make the payment to Mosscliff of the Fees by the due date for payment, Mosscliff shall be able to recover as a debt the amount of such unpaid fees from the Company and interest shall accrue on the outstanding sum due until the date of such payment at the Default Interest Rate. Such interest shall be calculated on a daily basis and compounded quarterly from the due date until the date the outstanding sum is received by Mosscliff.

8.7	If Mosscliff becomes liable to refund any amount to the Company and such amount has not been refunded after the expiry of a period of ten (10) Business Days from the date on which such refund was due then such refund shall bear interest at the Default Interest Rate. Such interest shall be calculated on a daily basis and shall be compounded quarterly from the date of the expiry of that period until the date the outstanding sum is received by the Company.

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8.8	If this Agreement terminates during any month, the amount of any money payable by the Company to Mosscliff in respect of services provided during that month shall be reduced pro rata to the number of days in that month for which the Agreement was still in force. Such calculation shall be carried out in accordance with the principles described in paragraph 2 of Schedule 3 (Charges and Payment Schedule).

9	LIABILITY AND INDEMNITY

9.1	The Company shall keep Mosscliff indemnified and held harmless from and against all actions, proceedings, costs, expenses, loss and damage arising out of or in connection with the breach, default, negligence of wilful misconduct of [FID/the Company] in relation to this Agreement, except to the extent that the same shall arise from the negligence or wilful misconduct of Mosscliff, its Personnel, employees, subcontractors, agents or duly authorised representatives, in which event Mosscliff shall be solely responsible, provided that the Company’s maximum aggregate liability for costs, loss or damage under this Clause shall in no circumstance exceed the total Fees payable to Mosscliff for that calendar year under this Agreement, but liability for death or personal injury, any liability for wilful default or gross negligence of the Company, any liability to the extent satisfied by or recoverable under any insurances held by the Company, and any other liability that cannot lawfully be excluded or limited shall not accrue towards this cap.

9.2	Mosscliff shall keep the Company indemnified and held harmless from and against all actions, proceedings, costs, expenses, loss and damage arising out of or in connection with the breach, default, negligence or wilful misconduct of Mosscliff, its Personnel, employees, agents or duly authorised representatives in relation to this Agreement, provided that Mosscliff’s maximum aggregate liability for such costs, loss or damage in any calendar year shall in no circumstance exceed the Fees payable to Mosscliff for that calendar year in respect of the Services under this Agreement but the following liabilities shall not accrue towards this cap:

(a)	liability for death or personal injury;

(b)	any liability for wilful default or gross negligence of Mosscliff;

(c)	any liability that cannot lawfully be excluded or limited; and

(d)	any liability to the extent satisfied by or recoverable under any insurances held by Mosscliff.

9.3	Each Party shall at all times take all reasonable steps to minimise and mitigate any loss for which that Party is entitled to bring a claim against the other Party pursuant to this Agreement.

10	TERMINATION

10.1	Either the Company or Mosscliff shall be entitled to terminate this Agreement immediately upon written notice to the other party if there is a change of control of [FID/the Company] within the meaning of section 1124 of the Corporation Tax Act 2010 or otherwise unless such change of control is triggered by enforcement of security in relation to the Company’s funding arrangements.

10.2	This Agreement shall terminate immediately without the requirement for notice if Mosscliff or the Company is put into liquidation (except for the purposes of solvent amalgamation or reconstruction), makes any voluntary arrangement with its creditors (or if any act is done or event occurs which (under applicable laws) has a similar effect) or has a receiver manager/administrator, administrative receiver or administrator appointed for all or part of its assets, business or property, in each case in the UK.

9

10.3	Either Party shall have the ability to terminate this Agreement upon written notice if the Parties cannot reasonably agree the scope of Services in accordance with Clause 5.4 of this Agreement.

10.4	Either Party may terminate this Agreement upon the expiry of not less than three (3) months’ notice of termination given in writing to the other Party.

10.5	The Company may terminate this Agreement immediately upon written notice to Mosscliff:

(a)	in the event of a material breach by Mosscliff of its obligations or failure by it to meet its obligations under this Agreement; or

(b)	if Mosscliff has incurred liability to the Company in excess of its maximum liability under Clause 9.2 in any contract year; or

(c)	in the event of negligence or wilful misconduct by Mosscliff.

10.6	Mosscliff may terminate this Agreement immediately on written notice to the Company where the Company has failed to make payment to Mosscliff of amounts due and payable under this Agreement within fifteen (15) Business Days of receipt by the Company of notification of non-payment.

10.7	Termination of this Agreement shall be without prejudice to any accrued rights and obligations at the date of termination and shall not affect the continuing rights and obligations of the Parties under Clauses [9, 13, 14, 15, 16, 17.1, 17.4, 17.6, 18 and 19] or under any other provision of this Agreement that is expressed to survive termination or that is required to give effect to such termination or the consequences of the same.

11	FORCE MAJEURE

11.1	In the event of Force Majeure upon which either Party is prevented or delayed from performing, partially or wholly any of its obligations under this Agreement, then such Party shall be entitled to suspend and/or delay the performance of its obligations for such period until it can re-perform its obligations provided that it (i) gives prompt written notice to the other Party that it is so prevented or delayed from performing such obligations as a result of the Force Majeure event and (ii) uses all reasonable endeavours to mitigate the effects of the Force Majeure event on the performance of its obligations under this Agreement.

11.2	In the event that Mosscliff is prevented from carrying out the Services following an event of Force Majeure then it shall use all reasonable endeavours to assist [FID/the Company] in dealing with any matters arising that would normally fall to Mosscliff under this Agreement. For the avoidance of doubt, the occurrence of an event of Force Majeure under this Clause 11 shall not entitle Mosscliff to any compensation and, to the extent it is not performing the Services, the Fees shall be reduced accordingly.

11.3	Any Party will have the right to terminate this Agreement by giving twenty (20) Business Days’ written notice of the same to the other Parties insofar as it relates to any Party affected by any event of Force Majeure if the event continues or its consequence remains such that the affected Party is unable to comply with its obligations under this Agreement for [sixty (60)] Business Days.

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12	MAINTENANCE OF RECORDS

Mosscliff agrees to keep full and accurate books and records of receipts and disbursements in respect of the performance of the Services. Upon five (5) Business Days’ prior written notice the Company shall have the right to examine the records of Mosscliff in respect of the provision of the Services. Such records shall be maintained by Mosscliff at its principal place of business (or at such other place, if any, as Mosscliff from time to time shall designate in a written notice to the Company).

13	REPORTS AND WRITTEN MATERIAL

All written reports, recommendations, advice, records, documents and other materials prepared or obtained by Mosscliff in relation to the Services or coming into the possession of Mosscliff in relation to the Services during the term of this Agreement that concern any aspect of the business of [FID/the Company] shall be the sole and exclusive property of the Company and at the end of the term of this Agreement, or at the request of the Company in writing during the term of this Agreement, Mosscliff shall promptly deliver all such written materials to the Company. Where design information and any other information deemed confidential by Mosscliff is necessary for the construction and operation of the Project, and Mosscliff is in default of its obligations under this Agreement or any other agreement between it and the Company (including but not limited to the EPC and O&M Agreement), then Mosscliff shall grant to the Company a royalty-free, transferable licence to use such information, but only to the extent that it is necessary to construct or operate the Project.

14	CONFIDENTIAL INFORMATION

Except as may be necessary in connection with the performance of the Services pursuant to this Agreement or as may otherwise specifically be agreed between the Parties, or if disclosure is required by law or such information is in the public domain, neither Mosscliff, nor any of its Personnel or employees shall, at any time during the Term of this Agreement or thereafter, communicate or disclose to any person or use for its, his or her own account or business any information, observations, data, written materials, records or documents concerning the business or affairs of the Company.

15	NOTICES

Any notice, consent or the like required to be given hereunder shall be given in writing and may be given either by hand or sent by post addressed to the recipient Party at its address contained herein (or to some other address as shall have been notified in writing by such Party to the other from time to time) and any notice given by post shall be deemed to have been served on the expiration of seventy-two (72) hours after the same is correctly addressed and posted.

16	INSURANCES

16.1	Mosscliff will maintain throughout the Term professional indemnity insurance in order to cover its liability in respect of it carrying out its obligations under this Agreement. The Company will inform Mosscliff in writing of any other insurance it should take out throughout the Term in order to cover Mosscliff’s liabilities in respect of the carrying out of its obligations under this Agreement and any statutory insurance required by the laws of England and Wales.

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16.2	Mosscliff shall notify the Company without delay should it be unable for any reason to keep in force or renew the insurance(s) referred to in Clause 16.1 above in order that the Parties may discuss means of best protecting their respective positions in relation to this Agreement in the absence of such insurances. Mosscliff shall, as and when required by the Company (acting reasonably) at any time or times during the period for which such insurance(s) are to be maintained, provide to the Company on demand written confirmation from its insurance brokers that Mosscliff has such insurance(s) in force in a form acceptable to the Company (acting reasonably).

16.3	Should Mosscliff be in breach of any of its obligations under this Clause 16 the Company may, without prejudice to any other rights under this Agreement, itself insure against any risk with respect to which the default shall have occurred and may recover such reasonable and proper sums equivalent to the amount paid or payable in respect of premiums from Mosscliff as a debt.

16.4	Mosscliff shall have (and shall be deemed to have) a full knowledge of, and comply with, the requirements of all Insurance Policies related to the provision of the Services. In the event that any claim is made under the Insurance Policies, Mosscliff shall adhere and shall procure that each person to whom any of the Services have been sub-contracted shall adhere, in all respects, to any claims procedure which may be notified to Mosscliff by the Company or by the brokers or insurers of such Insurance Policies.

17	ANCILLARY PROVISIONS

17.1	Waiver

No delay or failure by any Party to exercise any of its powers, rights or remedies under this Agreement shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

17.2	Assignment

Mosscliff shall not assign, encumber, dispose of or otherwise transfer any of its rights under this Agreement without the prior written consent of [FID/the Company].

17.3	Sub-contracting

(a)	Mosscliff shall not employ sub-contractors or otherwise delegate to any third party the performance of any of its obligations under this Agreement without the prior written consent of the Company, which shall not be unreasonably withheld or delayed.

(b)	Any Party may exercise and perform any of its respective rights and obligations under this Agreement through any other company which at the relevant time is its holding company or subsidiary or a subsidiary of any such holding company (in each case “subsidiary” having the meaning given to it by section 1159 of the Companies Act 2006).

(c)	No sub-contracting or sub-letting permitted by this Clause 17 shall prejudice, modify or affect or otherwise relieve the sub-contracting Party from any of its obligations under this Agreement and every act or omission of the sub-contractor, or third party shall for the purposes of this Agreement be deemed to be the act or omission of the sub-contracting Party concerned.

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17.4	Severability

If any part of this Agreement is found by any court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

17.5	Costs and Expenses

Each Party shall pay its own legal expenses incurred in the preparation and execution of this Agreement.

17.6	Entire Agreement

(a)	This Agreement supersedes any agreements relating to the Services, made or existing between the Parties before or simultaneously with this Agreement in relation to the subject matter of this Agreement (all of which shall be deemed to have been terminated by mutual consent with effect from the Commencement Date) and constitutes the entire understanding between the Parties in relation to the subject matter of this Agreement.

(b)	Except as otherwise permitted by this Agreement, no change to its terms shall be effective unless it is in writing and signed by or on behalf of the Parties.

17.7	Exclusion of Warranties

In entering into this Agreement, each Party acknowledges that it does not do so on the basis of, and does not rely on any representation, warranty or other provision except as expressly provided in this Agreement and all conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

17.8	Partnership

Nothing in this Agreement shall create or be deemed to create a partnership between the Parties and neither Party shall be responsible for the acts or omissions of the employees or representatives of the other Party.

18	GOVERNING LAW

The construction, validity and performance of this Agreement and any non-contractual obligations arising out of or in connection with it shall be governed in all respects by English law and the parties hereto hereby submit to the non-exclusive jurisdiction of the English Courts.

19	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The Parties to this Agreement do not intend any of its terms to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party to this Agreement.

Execution Page Follows

Remainder of this page intentionally left blank.

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EXECUTION PAGE

This Agreement has been executed as a deed with effect from the date first set out above.

EXECUTED BY	EXECUTED BY
[Mosscliff]	[FID/the Company]

[Signature]	[Signature]

[Print name]	[Print name]

[Title]	[Title]

in the presence of:	in the presence of:

[Signature of witness]	[Signature of witness]

[Print name of witness]	[Print name of witness]

[Address of witness]	[Address of witness]

[Title/Occupation of witness]	[Title/Occupation of witness]

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SCHEDULE 1

SERVICES

Part 1

Administrative Services

1.	Conducting all correspondence as is necessary, including the administration of all VAT records and returns.

2.	When requested by the Company, Mosscliff will act as public relations adviser to the Company, including handling all routine contacts with the press and the public.

3.	Providing all necessary assistance in relation to the negotiation of any variations to the Project Documents and , so far as reasonably required by the Company, in connection with the negotiation of any Financing Agreements and any subsequent variations thereto, if applicable.

4.	Providing or instructing others to procure and provide the information and data necessary for the Company to comply with the reporting and compliance requirements of the Project Documents and any Financing Agreements (if applicable), all in accordance with the timescales required by the Project Documents and any Financing Agreements (if applicable).

5.	Maintaining copies and records of all Project Documents, and ensuring that the same are made available to the Company upon request.

6.	Creating and maintaining a schedule of key dates and deadlines in relation to the Project, including dates of PPA termination, recommended PPA renewal schedules, insurance termination dates, any dates for the filing of documents or information with an applicable authority.

7.	External legal advice obtained with the prior written approval of the Company will be at the cost of the Company.

Part 2

Company Secretarial Services

Providing support to the Company by undertaking all those administrative duties appertaining to the post of company secretary of a company including (but not limited to):

1.	Maintaining (without prejudice to the generality of the foregoing) statutory records and registers of the Company.

2.	Preparing and despatching notices of meetings of boards of directors of, and the meetings of the shareholders of the Company.

3.	Preparing and dispatching notices of the meetings of the shareholders of the Company.

4.	Preparing the minutes of the boards of directors of, and the meetings of the shareholders of the Company.

5.	Preparing and filing all resolutions and related documents with the Registrar of Companies.

6.	Attending and taking minutes of the boards of directors of, and the meetings of the shareholders of the Company.

7.	Preparing and filing companies forms and returns (including the Annual Return) and other documents with the Registrar of Companies.

8.	Dealing with annual compliance formalities under the applicable law.

9.	Conducting correspondence with members and shareholders of the Company.

10.	Undertaking general corporate administration, which a company secretary would be reasonably expected to provide, on behalf of the Company and liaising with the Company’s legal advisers as appropriate provided that Mosscliff is not liable for the costs of such legal advisers.

Part 3

Project Management Services

Conducting the general management services necessary for undertaking project management and overseeing efficient operation of the Project (including supervision of the Technical Adviser or the O&M Contractor and its performance of its obligations under any Technical Consultancy Agreement or the O&M Agreement as appropriate) including (but not limited to):

1.	Preparing the Company’s Health & Safety Policy for approval by the Company and thereafter monitoring that they are implemented by the Company and by the Company’s sub-contractors.

2.	Regularly reporting on Health & Safety matters.

3.	Monitoring monthly invoices.

4.	Monitoring the performance by the counterparties to the Project Documents and any Financing Agreements, if applicable, of their contractual obligations and reporting to the board of directors of the Company and making recommendations for improving project performance under the contracts.

5.	Ensuring grid code compliance, coordination of grid connection agreements and ensuring that the grid infrastructure complies with any requirements specified in the Project Documents.

6.	Preparing monthly project reports for submission to the board of directors of the Company.

7.	On an annual basis or as may be required to enable the Company to comply with its statutory obligations:

a)	maintaining the audited accounts and records of the Company required under the Companies Act 2006 or any re-enactment thereof;

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b)	analysis of income statement both in the period and accumulated in the fiscal year and comparing, for each case, the actual number versus the estimate included in the annual budget and the base case used in the project financing. Such income statement includes: income by energy sale (produced energy and performance ratio), detail of operating expenses, amortizations, financial expenses (including but not limited to interest on bank loans, VAT, results of interest rate coverages, interest on shareholder loans or subordinated loans, and financing income);

c)	arranging for the preparation and submission of the Annual Accounts of the Company required pursuant to the Companies Act 2006 or any re-enactment thereof and arrange the timely filing thereof (and in any event within four months of the end of the financial year);

d)	arranging for the preparation and timely filing of all returns relating to VAT;

e)	arranging for the preparation and timely filing of all returns required by HM Revenue & Customs;

f)	arranging for the due performance of the Company’s obligations (if any) under the PAYE and NI regulations;

g)	Arranging for prompt payment of all sums due to be paid by the Company to HM Revenue & Customs;

h)	Calculation of working capital;

i)	Follow up of historic invoicing and production payments, and status of open claims;

j)	Graphical production analysis; and

k)	Drafting balance and profit and loss statement.

8.	Arranging for the preparation of all financial information relating to the Project required to be provided pursuant to the Project Documents and the Financing Agreements, if applicable.

9.	Arranging for the preparation and where relevant inclusion within the Monthly Report, of all financial information required to be delivered to the shareholders in the Company.

10.	Arranging for the preparation and submission to the Company of:

a.	a Monthly Report on the second Business Day in each calendar month; and

b.	such other financial or management information relating to [the Company] as may reasonably be requested from time to time by [the Company], including monthly management accounts which shall be provided 10 (ten) days from submission of the request by [the Company].

11.	Arranging and maintaining all insurances required under the Project Documents and Ancillary Documents, including dealing with renewals, claims and requests for information from insurers. Coordinating, as may be requested by the Company, insurance policies and coverage with FID. For the avoidance of doubt, the premiums will be at the cost to the Company.

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12.	Making recommendations on how to reduce insurance costs and associated Project risks.

13.	Dealing promptly with all notices concerning the Project, including under the Project Documents and any Financing Agreements and notifying FID accordingly, provided that Mosscliff shall not be liable for paying any litigation costs.

14.	Acting as the liaison between the Company and its sub-contractors as required pursuant to the Project Documents.

15.	Managing the tendering of any additional services arising out of any variation to the Project Documents.

16.	From time to time facilitating on-site liaison between the Company, the sub-contractors and their respective contractors in respect of all operational elements of this Project in accordance with the Project Documents.

17.	Seeking, subject to instructions from the Company, to facilitate the swift resolution of any disputes between the Company and any third parties provided Mosscliff are not liable for the legal costs.

18.	Monitoring and reporting on compliance with any or all obligations of the Company under the Constitutional Documents.

19.	With the prior consent of the Company, paying bills and invoices unless otherwise specifically instructed by the Company or designated in, inter alia, the Project Documents regarding the Company. All bills and invoices will be at the cost of the Company.

20.	Receiving and checking invoices from sub-contractors and other parties.

21.	With the prior consent of the Company, at the cost of the Company, making all payments as required out of the Company’s bank accounts, to be done in accordance with the relevant bank mandates and the Financing Agreements, if applicable.

22.	Reviewing and complying with accounting and management internal control procedures for the Company.

23.	Arranging, in consultation with the Company’s board of directors, all necessary insurance cover (premiums being charged as appropriate to the account of the Company).

24.	Representing the Company at all meetings required under the Project Documents and any Financing Agreements at which /the Company is to attend with the Company’s sub-contractors and each of their professional advisers.

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Part 4

Construction Management Services

1.	Procuring the appointment of a CDM Coordinator for the construction stage under the Construction (Design and Management) Regulations 2007. The CDM Coordinator will prepare the “Health & Safety File”. Where required by [FID/the Company], Mosscliff will also review and comment on construction method statements.

2.	Managing the preparation and submission of reports or works agreed with the Company required to discharge all planning conditions.

3.	Managing the contract interface and progress meetings that will be required during the construction stage. Mosscliff will carry out general project management during the construction stage with reports supplied to the Company on a fortnightly basis.

4.	Coordination and monitoring of grid connection documentation and process including grid connection agreements, wayleaves and easements required from third parties for cable routes, substations and switchgear housings, managing the interface between contractors, [insert relevant grid companies]. landowners and other relevant third parties and ensuring that the grid infrastructure complies with any requirements specified in the Project Documents.

5.	To monitor and oversee the management of the Project during the construction phase. The role includes the following:

a)	Weekly site visits to inspect the Project and report on the progress and quality of the works and compliance with relevant planning conditions and health and safety regulations;

b)	Interface between the wind farm (technical and financial) and the Company;

c)	Ensuring crossover between the Technical Adviser and the financial controller, if applicable;

d)	Interface between the Power Purchase Agreement and all other agreements;

e)	Set up of commercial aspects ready for handover of the wind farm to operations, including ROC Accreditation and other associated registrations;

f)	Attendance at the Company meetings as reasonably required;

g)	Put together overall financial and technical status ready for handover to operations;

h)	Arrange the tender or negotiations for the supply contract (if not already in place); and

i)	Follow up and arrange licences for generation,

and the provision of suitably experienced Personnel for the above purposes.

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6.	Providing financial control during the construction phase:

In the financial controller role Mosscliff will ensure all financial requirements are met through the provision of the financial services. The following financial management services are provided:

a)	Management of accounts;

b)	Management of purchase ledge and payment of invoices that have been approved by the Client;

c)	Preparation of VAT returns;

d)	Preparation of all reporting as required by the Client under any Financing Agreements, if applicable;

e)	Preparation of annual statutory accounts;

f)	Cash flow management and forecasting;

g)	Maintain insurances in line with (any) loan agreement and [FID/the Company] requirements;

h)	Financial management of relevant documents;

i)	General accounting, reconciliation and reporting services the Company will propose a reporting format);

j)	Fulfilling any communication requirements in accordance with the PPA;

k)	Monitoring all activities of the wind farm and attempting to maintain costs associated with such activities within the budgets approved by the Client;

l)	Arranging, at cost to the Company, for the auditing of the annual statutory accounts by a reputable and suitably qualified and competent 3rd party, who shall be approved by the Company. The audited statutory accounts shall be produced within 12 weeks after each year end; and

m)	Providing overall management of tax affairs to the extent of managing the process in arranging specialist tax advice from a competent 3rd party, who shall be approved by the Client, the costs of which will be borne by the Client. The corporation tax returns shall be produced within 120 days after year end.

Part 5

Operational Site Management Services

1	Operational Site Management Services (Post Construction)

a)	Mosscliff will provide copies of the raw or any conditioned SCADA data to the Company upon request by the Company, including access to electronically stored and real-time data.

b)	Mosscliff will work with the Company in the development of site specific policies and procedures in relation to operational, maintenance, health, safety and environmental matters.

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c)	Mosscliff shall attend regular meetings with the Company as reasonably requested from time to time and on request will provide site specific information to the Company so as to assist the Company in any internal or external reporting requirements.

d)	Mosscliff shall make regular monthly inspections of the wind farm, detailing findings in line with monthly reporting requirements.

2	Maintenance and Planned Outages

Mosscliff shall be responsible for scheduling and coordination of planned maintenance and shall liaise with the O&M Contractor to manage and coordinate any such works.

3	Control room services

a)	Site Access control. Mosscliff shall monitor and manage all site access by contract staff to perform any works on site.

b)	Visitors. Mosscliff shall monitor and manage all official visitors accessing the site. No visitors shall be allowed access the site by Mosscliff without the explicit authorisation from /the Company.

c)	Emergency Coordination. In event of an emergency situation on any of the sites, Mosscliff shall provide a first point of contact and coordinate and manage the task effort and rescue operation through a prepared wind farm emergency plan and this plan will require the prior approval of the Company’s Health and Safety department.

d)	Communications with Local Electricity Distribution Company. Out with normal hours and/or in the absence of the Site Manager on site, act as the first point of contact with the local electricity distribution company regarding work/operations across the designated HV Control Boundary. This to include contact with either the distribution companies control room staff or field engineers.

e)	Operations Logging. All operations on the site shall be logged with all work activities taking place being recorded in a dedicated work order database.

f)	Site Monitoring. The Project will be monitored by the control room on a 24/7 basis.

4	Reporting - weekly and monthly

a)	Mosscliff will provide a Weekly Site Performance Report detailing the weekly generation, including any red flag issues. The report to be based on the Manufacturers SCADA system availability and generation figures.

b)	Monthly Site Performance Reporting. Mosscliff will provide a monthly site performance analysis report showing performance of the site against budget and also detailing site downtimes for warranty and performance review. This report will be based on an independent review of the wind farm performance completed by Mosscliff’s data analysis.

c)	Annual Site Performance Report. Mosscliff will provide an annual site performance report showing performance of the site against budget and detailing site downtime against warranty. This report will be based on an independent review of the wind farm performance completed by Mosscliff’s data analysis team.

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5	Assistance in Annual Warranty negotiations

Where requested by the Company, Mosscliff will provide the services of its head data analyst for 1 day to participate in any warranty negotiations with the EPC Contractor. Further support can be provided at cost. Expenses relating to the provision of this service are not included.

6	Services relating to the Power Purchase Agreement (PPA)

a)	Notwithstanding any other provisions of the Agreement (including any services provided for in this Part 6, Mosscliff undertakes to assume and perform all the obligations of the Company under, and to observe and comply with all the terms of the PPA on the part of the Company to be performed, observed and complied with insofar as they relate or apply to forecasting, data provision, maintenance and/or outages. Mosscliff shall comply with all reasonable instructions from the Company in relation to such matters; provided that such instructions do not cause Mosscliff to be in breach of any of its obligations under this Agreement.

b)	Mosscliff shall perform, observe and comply with its obligations under the Agreement such that no act, omission or default by Mosscliff shall constitute cause or contribute to any breech by the Company of its obligations under the PPA.

c)	Mosscliff shall provide the Company with such information, advice and assistance as the Company may reasonably require to carry out its obligations under the PPA insofar as they relate to forecasting, data provision, maintenance and/or outages.

d)	Where, under the PPA, any notices, information or other documents or data are required to be submitted or given by the Company to [—] under the PPA relating to forecasting, data provision, maintenance and/or outages, Mosscliff shall:

(i)	where practicable having regard to any time limits in the PPA, submit the same to the Company in time to allow the Company to review and comment on the same; and.

(ii)	submit or give the same to [—] (and at the same time provide a copy to the client and such other persons as the Company may designate) in the manner and within the time (if any) prescribed therefore in the PPA so as to enable the Company to comply with such requirement.

e)	Mosscliff shall promptly notify the Company of becoming aware of any reason which may result in the Company being in breach of the PPA or which may give the Company] rise to any right or remedy against [—] under the PPA.

f)	Mosscliff shall provide the Company with all information and assistance as may be reasonably required by the Company in order to pursue any rights or remedies it may have against [—] under or in connection with the PPA

g)	The Company shall provide Mosscliff will all information and assistance as may be reasonably required by Mosscliff in order for Mosscliff to perform its obligations and pursue any rights or remedies it may have

[Note: The items marked [—] will be populated following execution of the PPA].

7	Commercial Back Office Services

a)	Mosscliff shall manage the accounts and prepare the annual statutory accounts for the Company.

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b)	Mosscliff will arrange, at cost to the Company, for the auditing of the annual statutory accounts by a reputable and suitably qualified and competent 3rd party, who shall be approved by the Company. The audited statutory accounts shall be produced within 12 weeks after each year end.

c)	Mosscliff will manage cash flow and cash forecasting and will provide the Company with cash flow projections every month.

d)	Mosscliff will manage the purchase ledger and will process the payment of wind farm invoices which have been approved by the Company. Mosscliff will manage the sales ledge, will issue all invoices for the wind farm and will manage the collection of invoices.

e)	Mosscliff will provide general accounting services, reconciliation and reporting services, monthly accounts including budget vs actual analysis, income statements, cashflows and balance sheets, will be provided by 15 days after the end of each month.

f)	Mosscliff will provide reporting due under the loan agreements.

g)	Mosscliff will provide quarterly management accounts by 15 days after end of quarter, quarterly budget vs actual analysis, financial model updates with actuals semi-annually, and covenant summary.

h)	Mosscliff will prepare the annual budget at least 45 days prior to the commencement of each financial year in accordance with the principles, procedures and methods historically used and setting out forecasted operational and administrative costs and expenditure in the form to be mutually agreed with the Company.

i)	Within [30] days of the date of this Agreement, Mosscliff shall prepare a five (5) year budget setting out the forecasted operational and administrative costs and expenditure for the Project.

j)	Mosscliff will monitor all activities of the wind farm and use best efforts to maintain costs with such activities within the budgets approved by the Company.

k)	Mosscliff will attend quarterly board/stakeholder meetings to provide financial updates (this may be by telephone conference).

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SCHEDULE 2

KEY PERSONNEL

[Note: Insert organogram on which KP are identified (or list KP separately)]

10

SCHEDULE 3

CHARGES AND PAYMENT SCHEDULE

FEES

1.	An initial one-off fee of £300 for the connection of the Project to Mosscliff’s systems (this fee assumes a suitable smart meter is already installed at the Project).

2.	An annual charge for the Project consisting of:

a.	a fixed fee of £400; and

b.	£4,500 per MWp per year,

for all Services other than the Commercial Back Office Services in respect of the Project.

3.	Prior to the cessation of the Commercial Back Office Services pursuant to clause 5.5, a monthly charge of £1,000 for such Services.

APPORTIONMENT

For the purpose of making the calculations required by this Schedule, apportionments in respect of periods of less than one month shall be made on a daily basis by reference to a 365 day year, applying the annual equivalent of the relevant monthly rate.

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SCHEDULE 4

PROJECT DOCUMENTS

[Note: To be populated for relevant Project]

12

ANNEX 1

(FORM OF MONTHLY REPORT)

13

Final execution version - MPL / MP2L

EXHIBIT G

ALLOCATION SCHEDULE

Name	Address	Percentage
David Wyllie	Green Farm Pages Green Wetheringsett Stowmarket Suffolk IP14 5QA	40%
Andrew McLintock	Stevens Farm Stevens Lane Felsted Essex CM6 3NJ	40%
Romana Wyllie	Apartment 546 Kempinski Hotel Trik-lr-Rokon San Lawrenz SLZ 1040 Gozo Malta	20%

Final execution version - MPL / MP2L

EXHIBIT H

FORM OF ESCROW AGREEMENT

DATED:

ESCROW DEED

RELATING TO

THE SALE AND PURCHASE AGREEMENT RELATING TO

(1) MOSSCLIFF POWER LIMITED AND (2) MOSSCLIFF POWER 2 LIMITED

Escrow Deed

Dated	2015

The Companies

means:

(1)      Mosscliff Power Limited, a company incorporated in England and Wales (registered number 8310166), whose registered office is at Horham Airfield, Horham Road, Denham, Suffolk, IP21 5DQ; and

(2)      Mosscliff Power 2 Limited, a company incorporated in England and Wales (registered number 08534302), whose registered office is at Horham Airfield, Horham Road, Denham, Suffolk, IP21 5DQ.

The Transaction Parties

(1)      ANDREW MCLINTOCK, DAVID WYLLIE and ROMANA WYLLIE (each, a “Seller”, and collectively, the “Sellers”); and

(2)      FIFTY ID RE LIMITED, a company incorporated in England and Wales (registered number 091558616), whose registered office is at 21 Great Winchester Street, London EC2N 2JA (the “Buyer”).

The Escrow Agent	Wilkins Kennedy LLP of Bridge House, London Bridge, London, SE1 9QR

1.	In this Deed the following expressions shall have the following meanings:

1.1	the Client Account means the client account in the name of the Escrow Agent held at HSBC plc;

1.2	the Companies, the Sellers, the Buyer, the Transaction Parties and the Escrow Agent mean the parties referred to above by those names;

1.3	the Escrow Account means an interest bearing account to be opened by the Escrow Agent at HSBC plc for the purposes of the SPA and this Deed;

1.4	the Escrow Amount means the cash amount standing to the credit of the Escrow Account from time to time;

1.5	the Escrow Bank means HSBC plc;

1.6	the Escrow Payment means the sum of £295,500;

1.7	the SPA means the sale and purchase agreement to be entered into by the Transaction Parties on or about the date hereof for the sale and purchase of the entire issued share capital of the Companies; and

1.8	Working Days means any day which is not a Saturday, a Sunday, Christmas Day, Good Friday or a day which under the Banking and Financial Dealings Act 1971 is a bank holiday.

2.	The Escrow Account

2.1	The Transaction Parties hereby designate and appoint the Escrow Agent to serve in accordance with the terms of this Deed, and the Escrow Agent agrees to act as such upon the terms of this Deed.

2.2	Immediately following the execution of this Deed, the Escrow Agent shall instruct the Escrow Bank to open the Escrow Account in the joint names of the Transaction Parties and shall notify the Transaction Parties of the name of the Escrow Account, the name, address and sort code of the bank where the Escrow Account is held, and the number of the Escrow Account as soon as is reasonably practicable after the opening of the Escrow Account.

2.3	The Buyer shall transfer the Escrow Payment into the Client Account. The Escrow Agent will then transfer the Escrow Payment to the Escrow Account (and all interest which has accrued while the Escrow Payment has been in the Client Account of the Escrow Agent) within [five (5)] Working Days of the date on which the Escrow Account has been opened by the Escrow Bank.

2.4	The Escrow Agent shall furnish statements of account of the Escrow Account to the Transaction Parties on the following Working Day each time any sums (excluding payment by the Escrow Bank of interest earned on the Escrow Amount) are deposited into the Escrow Account pursuant to clause 2.3 or withdrawn from the Escrow Account pursuant to clause 3.1.

2.5	The Escrow Agent shall hold the Escrow Amount on trust for the Transaction Parties to apply the same in accordance with the provisions of this Deed.

3.	Payments from the Escrow

3.1	Subject to the remaining terms of this Deed, the Transaction Parties agree that withdrawals from the Escrow Account shall only be made in accordance with the terms of this Deed and the SPA.

3.2	The Escrow Agent, who accepts accordingly, is hereby irrevocably instructed by the Transaction Parties to distribute the funds in the Escrow Account or parts of it to the Buyer or the Sellers in accordance with the written joint instruction of the Buyer and the Sellers.

4.	Fees and Indemnity

4.1	The Sellers and the Buyer hereby jointly and severally agree to pay the Escrow Agent a fee of £1,500 (excluding VAT) to set up the Escrow Account and a quarterly fee of £150 (excluding VAT) as compensation for the administrative services to be rendered hereunder, which, for the avoidance of doubt, as between the Sellers and the Buyer shall be shared equally between the Sellers on the one hand and the Buyer on the other.

4.2	Save in the case of acts of negligence, fraud or wilful or gross misconduct by the Escrow Agent, in consideration of the Escrow Agent having agreed to enter into this Deed and to perform its role in accordance with its terms, the Transaction Parties hereby jointly and severally agree to indemnify the Escrow Agent on reasonable demand and to keep the Escrow Agent indemnified from and against all claims, actions, demands, liabilities, costs, charges, damages, losses, expenses and consequences of whatever nature which may be brought or preferred against the Escrow Agent or that the Escrow Agent may suffer, incur or sustain by reason or on account of its having so acted. For the avoidance of doubt, nothing in this clause 4.2 shall relieve or abrogate the Escrow Agent’s common law duty to mitigate any loss or damage suffered. This indemnity is a separate and independent obligation of the Transaction Parties and in each case shall survive for a period of [twelve (12) months] following the date of termination of this Deed.

5.	Termination of the Escrow Deed

5.1	The Escrow Agent may resign at any time by giving written notice to the Transaction Parties and may be removed at any time by the Transaction Parties giving joint written notice to the Escrow Agent. Any such resignation or removal shall not become effective until a successor escrow agent has been appointed and agreed in writing to abide by the terms of this Deed upon the resignation or removal of the Escrow Agent. A successor escrow agent will be appointed by joint agreement of the Transaction Parties. Any such successor escrow agent shall deliver to the Escrow Agent and the Transaction Parties a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all of the rights, powers and duties of the Escrow Agent hereunder. Pending the appointment of the successor escrow agent, the Escrow Agent shall only be responsible for continuing to hold the Escrow Amount in the Escrow Account and for transferring the Escrow Account and the Escrow Amount held therein to the successor escrow agent upon written instruction from the Transaction Parties.

5.2	Any costs reasonably and properly incurred by the Escrow Agent in relation to the resignation or removal of the Escrow Agent during the term of this Deed shall be shared equally by the Transaction Parties.

6.	Notices

6.1	Notices required under this Deed are to be sent to the following addresses:

Name of party	Address	Email address	Marked for the attention of
The Sellers	Mosscliff Environmental Limited Horham Airfield Horham Road Denham IP21 5DQ	david@mosscliff.co.uk	David Wyllie

The Buyer	Fifty ID RE Limited 21 Great Winchester Street London EC2N 2JA and	peterglenn@fiftyid.com	Peter Glenn
	Lightbeam Electric Company 400 Harbor Drive, Suite B Sausalito, California 94965	Jim@lightbeamelectric.com	James Lavelle, Chief Executive Officer

The Escrow Agent	Wilkins Kennedy LLP Bridge House, London Bridge, London, SE1 9QR	ian.jefferson@wilkinskennedy.com	Ian Jefferson

6.2	A notice or other communication under or in connection with this Deed (a “Notice”) shall be:

6.2.1	in writing;

6.2.2	in the English language; and

6.2.3	delivered personally or sent by courier or registered post postage prepaid or email to the party due to receive the Notice to the address set out in clause 6.1 or to an alternative address, person or email address specified by that party by not less than seven days’ written notice to the other parties received before the Notice was despatched provided that if the Notice is delivered by email it must also be delivered by one of the other methods specified in this clause 6.2.3.

6.3	Unless there is evidence that it was received earlier, a Notice is deemed given if:

6.3.1	delivered personally or by courier, when left at the address referred to in clause 6.2.3;

6.3.2	sent by mail registered post, four (4) Working Days after posting it;

6.3.3	sent by air mail, six (6) Working Days after posting it; and

6.3.4	sent by email, when the email is sent, provided that a copy of the Notice is sent by another method referred to in this clause 6.3 within one (1) Working Day of sending the email.

7.	Counterparts

This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

8.	General

8.1	This Deed and any non-contractual obligations arising out of or in connection with this Deed are governed by and shall be construed in accordance with English law and each of the Transaction Parties irrevocably submits to the jurisdiction of the English courts.

8.2	A person who is not a party to this Deed has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

In witness whereof this document has been executed as a deed the day and year first before written.

EXECUTED AS A DEED (but not ))
delivered until the date hereof) by	)
ANDREW THOMSON MCLINTOCK	)
In the presence of:-)

Signature of witness:
Name:
Address:

Occupation:

EXECUTED AS A DEED (but not	)
delivered until the date hereof) by	)
DAVID JAMES LYON WYLLIE	)
In the presence of:-)

Signature of witness:
Name:
Address:

Occupation:

EXECUTED AS A DEED (but not	)
delivered until the date hereof) by	)
ROMANA WYLLIE	)
In the presence of:-)

Signature of witness:
Name:
Address:

Occupation:

EXECUTED AS A DEED (but not	)
delivered until the date hereof) by	)
FIFTY ID RE LIMITED	)
by a director	)
Director
In the presence of:-)

Signature of witness:
Name:
Address:

Occupation:

EXECUTED AS A DEED (but not	)
delivered until the date hereof) by	)
WILKINS KENNEDY LLP	)
by	)
Partner
In the presence of:-)

Signature of witness:
Name:
Address:

Occupation:

Final execution version - MPL / MP2L

ANNEX A

DETAILS OF MATERIAL ASSETS, REAL PROPERTY LEASES AND TARGET PERMITS

[See attached]

Final execution version - MPL

ANNEX A

DETAILS OF MATERIAL ASSETS, MATERIAL CONTRACTS, REAL PROPERTY

LEASES AND TARGET PERMITS

Part 1 - Material Assets

1) WTN250KW Wind Turbine at South Uplaw, Uplawmoor, Glasgow, G78 4BZ, operational since December 2014

2) Grid connection installations at South Uplaw, Uplawmoor, Glasgow, G78 4BZ.

Part 2 - Material Contracts

1) 3.1 PN_501 Grid Quote - SP Energy Networks dated 16 September 2011

2) Grid Connection G59 dated 16 December 2014

3) Novation Agreement dated 1 September 2014 and made between (1) SP Distribution PLC, (2) Mosscliff Power Limited, and (3) VG Energy Limited - South Uplaw

4) QAS 18332 South Uplaw Generation Wayleave Drawing

5) Signed SPEN docs 01 September 2014 comprising of: signed SPEN Sublease made between (i) John Crawford, (ii) ER Renewables Limited, (iii) Mosscliff Power Limited and (iv) SP Distribution Plc; and signed and registered SPEN Deed of Servitude by John Crawford in favour of SP Distribution plc; and Map

6) Mosscliff Environmental Single Turbine AEP - South Uplaw (for Issue)

7) 2 year PPA South Uplaw (signed) F & S Energy Quote for the Purchase of Half Hourly Electricity dated 12th August 2014

8) South Uplaw FiT full accreditation application 16 December 2014

9) Annual FiT Declaration - South Uplaw

10) MPL South Uplaw Confirmation of FiT

11) Royal Sun Alliance Liability Insurance Policy Document—24578 UKCO2171C

12) Royal Sun Alliance Wind Energy Schedule PDBI for the period 19 December 2014 to 18 December 2015

13) Royal Sun Alliance Liability New Business Schedule for the period 19 December 2014 to 18 December 2015

14) Royal Sun Alliance Property Damage and Business Interruption Insurance Policy

15) Service and Maintenance Agreement - WTN made between MPL and Mosscliff Environmental Limited

16) Turbine Sale Agreement WTN250 for the supply and installation of WTN250 made between Mosscliff Environmental Limited and Mosscliff Power Limited relating to the South Uplaw site

17) Lease relating to ground at South Uplaw Farm, Uplawmoor, Glasgow G78 4BZ dated 16 and 18 December 2013 and registered in the Land Register of Scotland under Title Number REN133789 between (1) (i) E R Renewables Limited and (ii) John Crawford, and (2) Mosscliff Power Limited, with consent of Henry Crawford Coaches Limited

18) Sub-Lease relating to substation site at South Uplaw Farm, Uplawmoor, Glasgow between (1) (i) John Crawford and (ii) E R Renewables Limited, (2) Mosscliff Power Limited and (3) Scottish Power Distribution plc MPL; Repayment Schedule July 2014 - June 2015

19) Stewart Title Limited - Servitude Indemnity

20) MPL Statements November 2014 (ThinCats Loan Syndicated Limited)

21) MPL Facility Letter from ThinCats Loan Syndicates Limited

22) ThinCats Loan Syndicated Limited Debenture created 6 January 2014

23) Thincats Loan Syndicated Limited Legal Charge created 20 December 2013

Part 3 - Real Property Leases

	Lease / Site name	Address and postcode	Landowner title number	Registered leasehold title number	Title insurance, if any	Lease duration/ term dates	Rent	Planning permission reference
1	Lease relating to ground at South Uplaw Farm	South Uplaw Farm, Uplawmoor, Glasgow G78 4BZ	REN131319 REN127787	REN133789	Stewart Title Policy no. DTIP/0640/130388	50 years from 19.12.2013	Greater of £25k p.a or % of gross income dependent on wind speed	20 11/0743/TP (as subsequently varied by Non-Material Variation to Planning Consent accepted on 07/05/13)
2	Sub-Lease relating to substation site at South Uplaw Farm	South Uplaw Farm, Uplawmoor, Glasgow G78 4BZ	REN131319 REN127787	Unknown	Stewart Title Policy no. DTIP/0640/130388	19.12.13 -18.12.2063	£1 p.a	N/A

Part 4 - Target Permits

Planning Consent:

S.Uplaw PN_501 Conditional Planning Approval Consent from East Renfrewshire Council dated 21 March 2012, planning permission reference number 20 11/0743/TP as subsequently varied by Non-Material Variation to Planning Consent accepted on 07/05/13

Grid Connection Agreements:

Grid Connection Agreement 3.1 PN_501 Grid Quote - SP Energy Networks dated 16 September 2011

G59 Commissioning & Witness Tests issued by MES Power Engineering dated 16 December 2014

FiT Accreditations:

2 year PPA South Uplaw (signed) F & S Energy Quote for the Purchase of Half Hourly Electricity dated 12th August 2014

South Uplaw FiT full accreditation application 16.12.14

Annual FiT Declaration - South Uplaw

MPL South Uplaw Confirmation of FiT

Final execution version - MP2L

ANNEX A - MOSSCLIFF POWER 2 LIMITED

DETAILS OF MATERIAL ASSETS, MATERIAL CONTRACTS, REAL PROPERTY

LEASES AND TARGET PERMITS

Part 1 - Material Assets

1) Vestus V27 225kW Wind Turbine at Polkanuggo Farm, Stithians, Truro, Cornwall, TR3 7DE, operational since February 2015.

2) Grid connection installations at Polkanuggo Farm, Stithians, Truro, Cornwall, TR3 7DE.

Part 2 - Material Contracts

1) Polkanuggo Bostock Western Power Distribution Offer dated 22 May 2014

2) Polkanuggo V2 Wind Resource Assessment dated 30 June 2014 by Digital Engineering Limited

3) Service and Maintenance Agreement - MP2L Vestas v27 with Mosscliff Environmental Limited

4) Mosscliff Power 2 Limited Turbine Sales Agreement made between Mosscliff Power 2 Limited and Mosscliff Environmental Limited

5) Grid Connection: G59 Witness Test - Polkanuggo dated 4 February 2015

6) Vestas Commissioning Report

7) 2 year PPA - Polkanuggo (signed) - F & S Energy Quote for the Purchase of Half Hourly Electricity dated 2 October 2014

8) Polkanuggo Prelim FiT accreditation December 2014

9) MP2L - Policy Schedule - Public Liability with Royal Sun Alliance for the period 22 October 2014 - 21 October 2015

10) MP2L Commercial Combined Policy Schedule with Royal Sun Alliance for the period 22 October 2014 - 21 October 2015

11) Polkanuggo Liability Royal Sun Alliance Policy Wording

12) Polkanuggo MP2 Wind Energy - Property Damage and Business Interruption Insurance Policy Wording - IAR Version 1 - 2013

13) Lease relating to the wind turbine at Polkanuggo Farm, Stithians, Truro, Cornwall, TR3 7DE dated 25 June 2014 and made between (1) Alan John Bostock and Maxine Diana Bostock, and (2) Mosscliff Power 2 Limited

14) Debenture made between MP2L and Assetz Capital Trust Company Limited dated 30 October 2014

15) Legal Charge made between MP2L and Assetz Capital Trust Company Limited dated 30 October 2014

16) Loan Agreement made between MP2L and Assetz SME Capital Limited dated 30 October 2014

Part 3 - Real Property Leases

	Lease / Site name	Address and postcode	Landowner title number	Registered leasehold title number	Title insurance, if any	Lease duration/term dates	Rent	Planning permission reference
1	Lease relating to ground at Polkanuggo Farm	Polkanuggo Farm, Stithians, Truro, Cornwall, TR3 7DE	CL203019	No yet registered	Chancel Indemnity Insurance policy from First Title dated 30 October 2014 with indemnity cover for £500,000	25 years from 30 October 2014	12% gross revenues	APP/D0840/A/11/2165010

Part 4 - Target Permits

Planning Consents:

Polkanuggo Appeal Decision Notice by the Planning Inspectorate—site visit 9th February 2012, planning appeal reference number APP/D0840/A/11/2165010

Grid Connection Agreements:

Polkanuggo Bostock Western Power Distribution Offer dated 22 May 2014

Grid Connection G59 Witness Test dated 4 February 2015

FiT Accreditations:

Polkanuggo 2 year PPA - F & S Energy Quote for the Purchase of Half Hourly Electricity dated 2 October 2014

Polkanuggo FiT Accreditation Confirmation dated 4 March 2015